As filed with the Securities and Exchange Commission on December 30, 1998
                                                           Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           OSWEGO COUNTY BANCORP, INC.
                                (in organization)
   ---------------------------------------------------------------------------
  (Name of Small Business Issuer in its to be filed Articles of Incorporation)



          Delaware                                    6711                                    To be  Requested
-------------------------------       -------------------------------------                   ------------------
(State or other jurisdiction of                (Primary Standard                              (I.R.S. Employer
incorporation or organization)        Industrial Classification Code Number)                  Identification No.)




          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Gregory J. Kreis
                      President and Chief Executive Officer
                              44 East Bridge Street
                             Oswego, New York 13126
  -----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             John P. Soukenik, Esq.
                               David Teeples, Esq,
                      Elias, Matz, Tiernan & Herrick L.L.P.
                              734 15th Street, N.W.
                                   12th Floor
                             Washington, D.C. 20005
                                   -----------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================
                                      Amount            Proposed Maximum                            Amount of
   Title of each Class of              to be             Offering Price         Aggregate          Registration
Securities to be Registered         Registered             Per Share         Offering Price             Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value per share (1)               759,220 shares            $10.00           $7,592,200(2)             $2,111
--------------------------------------------------------------------------------------------------------------------

(1) Includes shares of Common Stock to be issued to the Oswego County Foundation, a private foundation.
(2) Estimated solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

Disclosure alternative used (check one): Alternative 1___     Alternative 2   x


===============================================================================

PROSPECTUS
[Logo]
                           Oswego County Bancorp, Inc.
        Minimum of 469,200 and Maximum of 634,800 Shares of Common Stock

Oswego County Savings Bank is converting from the mutual to the stock form in accordance with a plan of reorganization and stock issuance. As part of the reorganization, Oswego County Savings Bank will become a majority owned subsidiary of Oswego County Bancorp, Inc. Oswego County Bancorp, Inc. is offering for sale to the public a minority ownership interest in its common stock. Oswego County MHC, a New York-chartered mutual holding company, will own the remaining shares of Oswego County Bancorp, Inc. common stock. The Superintendent of Banks of the State of New York, the Federal Deposit Insurance Corporation and a majority of the votes eligible to be cast by voting depositors of Oswego County Savings Bank must approve reorganization and the stock issuance.

                              Terms of the Offering

An independent appraiser has estimated the pro forma market value of Oswego County Savings Bank, on a fully converted basis, to be between $10.0 million and $14.1 million. Based on this estimate, Oswego County Bancorp, Inc. will offer between 469,200 shares and 634,800 shares to its depositors, trustees and officers, its employee stock ownership plan and the public and will issue between 550,800and 745,200 shares to Oswego County MHC. In addition, Oswego County Bancorp, Inc. intends to issue between 18,768 and 25,392 shares to a charitable foundation. Oswego County Bancorp, Inc. may increase the number of shares offered to up to 730,020 shares, subject to regulatory approval. Upon completion of the reorganization and offering, the Oswego County MHC will own 53% of the common stock, the persons who purchase common stock in the offering will own 45.2% of the common stock and the charitable foundation will own 1.8% of the common stock. Based on these estimates, we are making the following offering of shares of common stock:

                                                                                                 Adjusted
                                                       Minimum       Midpoint       Maximum      Maximum
                                                    --------------------------------------------------------

Per Share Price                                             $10.00         $10.00       $10.00        $10.00
Number of Shares                                           469,200        552,000      634,800       730,020
Underwriting Commission and Other Expenses                $524,700       $524,700     $524,700      $524,700
Net Proceeds to the Bank                                $4,167,300     $4,995,300   $5,823,300    $6,775,500
Net Proceeds Per Share                                       $8.88          $9.05        $9.17         $9.28

Please refer to Risk Factors beginning on page ___ of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. These securities are subject to risk, including the loss of investment.

Neither the Securities Exchange Commission, the Superintendent of Banks of the State of New York, the New York State Banking Department, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For information on how to subscribe for common stock, call the Stock Center at
(315)___-____.

                              Other Related Matters

Oswego County Savings Bank has agreed to merge with Oswego City Savings Bank. Within 30 days of the completion of this offering, we will send the holders of Oswego County Bancorp, Inc.'s common stock information about Oswego City Savings Bank and we will hold a stockholders meeting to consider the merger. If the merger receives the necessary approvals, including the approval of a majority of Oswego County Bancorp, Inc.'s publicly traded shares, the holders of Oswego County Bancorp, Inc.'s common stock will receive shares of Pathfinder Bancorp, Inc., the holding company of Oswego City Savings Bank, in exchange for their Oswego County Bancorp, Inc.'s common stock. We will determine the number of shares an Oswego County Bancorp, Inc.'s shareholder will receive based on the market value of publicly traded shares of Oswego County Bancorp, Inc. and Pathfinder Bancorp and certain other standards. The exchange ratio provides for a minimum 15% premium to Oswego County Bancorp, Inc.'s shareholders.

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                              --------------------
            The date of this Prospectus is ___________________, 1999

                                  [INSERT MAP]

                    QUESTIONS AND ANSWERS ABOUT THE OFFERING


Q:       What is the Mutual Company?

A: Oswego County, MHC (the "MHC") is a New York-chartered mutual corporation that is being established in connection with the mutual holding company reorganization (the "Reorganization") of Oswego County Savings Bank (the "Bank"). The MHC will be chartered under the laws of the State of New York and will be regulated by the New York State Banking Department (the "Department") and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The MHC will own 53% of the Oswego County Bancorp, Inc.'s (the Stock Company") outstanding common stock, par value $0.01 (the "Common Stock") or 648,000 at the midpoint of the valuation range established by the independent appraisal. Persons who purchase Common Stock in the Offering, and the Oswego County Foundation (the "Foundation") will own the remaining 47% of the Common Stock. The Stock Company will own 100% of the issued and outstanding shares of the Bank.

Q:       Who will be the minority stockholders of the Bank?

A: All persons who purchase Common Stock in the Offering, including the employee stock ownership plan ("ESOP") of the Stock Company and the Foundation, will be the minority stockholders (the "Minority Stockholders") of the Stock Company, and will own 47% of the Common Stock upon completion of the Offering. The 47% of the Common Stock owned by purchasers in the Offering and the Foundation is referred to as the "Minority Ownership Interest." The MHC will own 53% of the Common Stock, and will remain its majority stockholder as long as the MHC remains in existence.

Q: Why is the Stock Company issuing stock if the Bank has agreed to merge with Oswego City Savings Bank?

A: It is the policy of the FDIC to prohibit the direct merger of a mutual savings bank like the Bank into a stock savings bank (i.e.,a merger conversion). While it is unclear whether this policy applies to a merger into a stock savings bank subsidiary of a mutual holding company, the FDIC staff has raised concerns that such a structure has at least some of the attributes of a merger conversion. The FDIC, however, has determined that a mutual holding company reorganization and stock issuance by the Stock Company followed by the proposed merger does not violate the prohibition against a merger conversion if the merger is approved by the Stock Company's new shareholders and a sufficient trading period precedes the vote to allow for those shareholders to realize the benefit of any appreciation in the market value of their stock.

Q:       What is the purpose of the Reorganization and the Offering?

A: The primary purpose of the Reorganization and the Offering is to create a structure to facilitate the merger between the Bank and Oswego City Savings Bank ("Oswego City"). However, if the merger is not completed, the additional equity capital raised in the Offering will support the growth and expansion of the Bank as an independent organization. The Bank can also use the increased capital to expand its lending and investment activities. The Reorganization will create a stock charter, which is the corporate form used by all commercial banks and an increasing number of savings institutions. The holding company structure will expand the investment and operating authority currently available to the Bank. The Offering also will provide depositors with the opportunity to become stockholders of the Stock Company. The Bank also is establishing the Foundation that will be dedicated exclusively to supporting charitable causes and community development activities in its market area.

Q: Why is the Stock Company conducting a minority stock offering instead of selling all of its stock in the Offering?

A: The public ownership of a minority interest in the Stock Company will result in an ownership structure identical to the ownership structure of Oswego City's mutual holding company organization. The existence of identical organizations will facilitate the proposed merger for regulatory and corporate purposes. Moreover, even if the merger is not completed, the mutual holding company form of organization better serves the capital needs of the Bank. The Bank does not need all of the capital that would be raised in a "standard" or "full" stock conversion, where all of a converting institution's common stock is offered for sale. A savings institution, such as the Bank, that converts to stock form using the mutual holding company structure sells only a minority of its stock holding company's shares to the public. By doing so, the converting institution raises less than half the capital that would be raised in a full conversion. However, with the mutual holding company structure, the Stock Company will have the flexibility to raise additional capital in the future by selling the unsold shares held by MHC. Moreover, the mutual holding company structure allows the Bank to maintain its independence and community focus, if the merger with locally based Oswego City is not completed. Because the MHC will control a majority of the Common Stock, the Reorganization will permit the Bank to achieve the benefits of being a stock company without the loss of control by the Bank's Board of Directors.

Q: What happens to my Common Stock if the Bank merges with Oswego City Savings Bank?

A: You will receive shares of Pathfinder Bancorp, Inc. ("Pathfinder"), the publicly traded holding company of Oswego City Savings Bank, in exchange for your shares of Common Stock. The number of shares you will receive depends on the market price of Common Stock and Pathfinder common stock, subject to certain limitations. The exchange ratio provides for a minimum 15% premium to Stock Company shareholders. Thus, if the Merger is completed, for each share of Common Stock you purchase for $10.00 you will receive a share of Pathfinder common stock with a market value of at least $11.50.

         However, no merger will occur unless it receives the approval of holders of a majority of the Stock Company's publicly held common stock after those shareholders have had an opportunity to review detailed information about the merger and Oswego City.

Q:       How do I order the Common Stock?

A: You must complete and return the stock order form and certification form (together, the

         "Order Form") to the Bank, together with your payment, before 12:00 noon New York time on March __, 1999. Please review the Order Form instructions when filling out the Order Form and before sending any payment to the Bank.

Q:       How much stock may I order?

A: The minimum order is 25 shares (or $250). The maximum order for any individual person or persons ordering through a single account is 15,000 shares (or $150,000). In certain instances, your order may be grouped together with orders by other persons who are associated with you (such as your spouse, children or relatives living in your home or corporations, partnerships and trusts of which you are an officer, director or trustee), or with whom you are acting in concert, and, in that event, the aggregate order may not exceed 5% of the shares of Common Stock offered for sale in the Offering. The maximum purchase limitation may be decreased or increased without notifying you. However, if the maximum purchase limitation is increased, and you previously subscribed for the maximum number of shares, you will be notified of the increase, as well as the opportunity to subscribe for additional shares.

Q:       Who has subscription rights and what are the subscription priorities?

A: Subscription orders to purchase Common Stock will be filled on a priority basis as follows:

         o First, to persons who had one or more deposit accounts with the Bank aggregating at least $100 on September 30, 1997 ("Eligible Account Holders").

         o Second, up to 10% of the Minority Ownership Interest may be purchased by the Bank's tax-qualified employee benefit plans, including the Stock Company's ESOP (which is expected to purchase up to 8% of the Minority Ownership Interest).

         o Third, to persons who had one or more deposit accounts with the Bank aggregating at least $100 on December 31, 1998 ("Supplemental Eligible Account Holders").

         o        Fourth, to employees, officers and trustees of the Bank.

Q: What will happen to my subscription funds if the Offering is not completed?

A: If the minimum number of shares to be sold in the Offering (469,200 shares) is not sold by March __, 1999, the Bank may: (i) terminate the Offering and promptly refund all payments for Common Stock, including interest on such payments at the Bank's passbook rate of ___%; or (ii) extend the Offering for an additional 45 days (to April __, 1999) or, if approved by the Superintendent, for an additional period after such 45-day extension. The Bank is not required to give purchasers notice of any extension unless the expiration date is later than April __, 1999, in which event purchasers will be "re-solicited" (i.e., given the right to increase decrease, confirm or rescind their orders). Purchasers who fail to respond to the re-solicitation within 20 days will have their orders rescinded and their subscription funds returned promptly.

Q:       What happens if there are not enough shares to fill all orders?

A: If the Offering is oversubscribed, shares will be allocated based upon a deposit formula set forth in the plan of stock issuance. The plan of stock issuance is part of the plan of reorganization and is available at any Bank office. There be no assurance that a subscriber in the Offering will have his or her subscription filled. If insufficient shares of Common Stock are available in the first category, the Bank will allocate shares in such a manner that will allow Eligible Account Holders to purchase at least the lesser of 100 shares or the amount subscribed for. Likewise, if insufficient shares of Common Stock are available in the third category, the Bank will allocate shares in such a manner that will allow Supplemental Eligible Account Holders to purchase at least the lesser of 100 shares or the amount of stock subscribed for. All orders must be received by 12:00 noon, New York time on March __, 1999.

Q: Will shares be offered to anyone other than persons with subscription rights?

A: If persons with subscription rights do not subscribe for all of the shares offered, the remaining shares will be offered to certain members of the general public in a community offering, with a preference for persons residing in the Bank's community of Oswego County, New York.

Q:       May I transfer my subscription rights?

A: No. Transferring subscription rights or entering into an agreement or understanding for the transfer of subscription rights is prohibited.

Q: What particular factors should I consider when deciding whether to buy Common Stock?

A: Before you decide to purchase Common Stock, you should read this entire prospectus of the Bank ("Prospectus"), including the Risk Factors section on pages __ to __ of this Prospectus.

Q:       Who can help answer any other questions I may have about the Offering?

A: In order to make an informed investment decision, you should read this entire Prospectus. This question and answer section highlights selected information and may not contain all of the information that is important to you. In addition, you may contact:

                                  Stock Center
                           Oswego County Savings Bank
                              44 East Bridge Street
                             Oswego, New York 13126
                                 (315) ___-____

         Selling or assigning your subscription rights is illegal. All persons exercising their subscription rights will be required to certify that they are purchasing shares solely for their own account and that they have no agreement or understanding regarding the sale or transfer of such shares. The Bank intends to pursue any and all legal and equitable remedies in the event it becomes aware of the transfer of subscription rights. Orders known to involve the transfer of subscription rights will not be honored. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the New York Banking Department and/or the Federal Deposit Insurance Corporation.

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

         You should note as you read this Prospectus that at times capitalized terms are used. Each term is defined the first time that it is used to assist you in reading this Prospectus. Defined terms are used to help differentiate between the various components of the transaction, to simplify the discussion and to avoid unnecessary repetition by not having to define or describe a term each time it is used. For example, to avoid confusion, all of the steps that are part of the formation of the mutual holding company organization are referred to as the "Reorganization," and the offer and sale of 47% of the Common Stock is referred to as the "Offering." References to "Oswego County," the "Bank," "we," "us," and "our" refer to Oswego County Savings Bank either in its current form or as a stock savings bank following the Reorganization, references to the Stock Company refer to Oswego County Bancorp, Inc. and references to "MHC" refer to Oswego County MHC. In certain circumstances where appropriate, "we," "us," or "our" refer collectively to the MHC, the Stock Company and the Bank.

The MHC:
                                Oswego County MHC
                              44 East Bridge Street
                           Oswego, New York 13126-2547

         The MHC is not an operating company and has not engaged in any significant business to date. It was formed as a New York-chartered mutual corporation to be the holding company for the Stock Company. The sole activity of the MHC is the ownership of 53% of the issued and outstanding stock of the Stock Company. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. It will also facilitate the proposed merger with Oswego City. See "Oswego County MHC" on page____.

                           Oswego County Bancorp, Inc.
                              44 East Bridge Street
                           Oswego, New York 13126-2547

         Oswego County Bancorp, Inc. is not an operating company and has not engaged in any significant business to date. It was formed recently as a Delaware-chartered corporation to be the holding company for the Bank. The sole activity of the Stock Company is the ownership of all of the issued and outstanding stock of the Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. It will also facilitate the proposed merger with Oswego City. See page "Oswego County Bancorp, Inc." on page____.


The Bank:
                           Oswego County Savings Bank
                              44 East Bridge Street
                           Oswego, New York 13126-2547

         Oswego County was established in Oswego, New York in 1870. We are a community and customer-oriented New York-chartered mutual savings bank serving primarily Oswego, New York and the surrounding area through four full service banking offices located in Oswego, Fulton and Pulaski, New York. We provide financial services to individuals, families and small businesses. Historically, we have emphasized residential mortgage lending, primarily originating one-to-four family mortgage loans. Our deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. At September 30, 1998, we had total assets of $109.8 million, deposits of $95.8 million, and net worth of $11.4 million. See "Oswego County Savings Bank" on pages ____ to _____.

         The Bank's current business strategy is to operate as a well-capitalized, profitable and community-oriented savings bank dedicated to providing quality retail financial products and personalized customer service. The Bank has implemented this strategy by emphasizing retail deposits as its primary source of funds and investing a substantial part of such funds in locally originated residential first mortgage loans, in mortgage-backed and related securities and in other liquid investment securities. Specifically, the Bank's business strategy incorporates the following elements: (i) operating as a community-oriented financial institution and maintaining a strong core customer base by providing a high degree of personalized banking service; (ii) emphasizing traditional lending and investment activities; (iii) improving asset quality; (iv) maintaining a strong retail deposit base; and (v) managing interest rate risk while achieving desirable levels of profitability.

         When the Bank's chairman, president and chief executive officer retired in June 1996, the Bank's Board of Trustees formed a committee to search for his replacement. The search process culminated with the hiring of Gregory Kreis as president and chief executive officer in January 1997. Mr. Kreis had 29 years of banking experience in three commercial banks in Vermont, most recently as president and chief executive officer of a $145 million community bank in southern Vermont. Since joining the Bank Mr. Kreis has retained the services of a new senior consumer and mortgage lending officer, a new commercial lending officer and a new human resources and training officer. In addition, the Bank created the new positions of operations officer and compliance/security officer and promoted then-current officers to fill those positions. The internal auditor was transferred to the position of treasurer and chief financial officer.

         The new management team reviewed and revised the Bank's policies and procedures in all major functional areas including lending, investments, asset-liability management, and asset classification. Under the direction of new management, the Bank also undertook a comprehensive review of all non-performing assets and major loans including all commercial mortgage loans. The results of this review are reflected in, the Bank's loan loss provisions of $1.1 million in 1996 and $525,000 in 1997. During this period, the Bank also experienced relatively high levels of non-performing assets primarily attributable to the failure of the Bank's real estate market to recover fully from the recession of the early 1990s, and collections policies and procedures that were in need of revision.

         New management has implemented new more stringent loan underwriting policies and procedures in an effort to improve asset quality in the future. Management believes that loan provisions may be lower in the future due to the nature of and volume of current and anticipated loan production, market area trends and the current level of non-preforming assets. Lending activity and new business development to date has been limited following the change of management's as the new management team has sought to develop and implement the policies and procedures designed to enable the Bank to maintain compliance with laws and regulations, while also minimizing risk exposure. The Bank believes that it is in a position to pursue actively lending and business opportunities in fiscal 1999.

         Financial and operational highlights and goals of the Bank include the following:

         o Community Banking. The Bank is committed to meeting the financial needs of its customers in Oswego County, New York and surrounding communities. Management believes that the Bank can be more effective in servicing its customers than many of its non-local competitors because of its ability to quickly and effectively provide senior management responses to customer needs and inquiries and its extensive knowledge of the local market.

         o Emphasis on Retail Deposits. The Bank's liability strategy emphasizes retail deposits drawn from the four full-service offices in its market area rather than institutional or wholesale deposits. At September 30, 1998, 60.1% of the Bank's deposit base of $95.8 million consisted of core deposits, which included non-interest-bearing demand accounts, NOW accounts, and savings and money market deposit accounts.

        o Focus on Residential lending. A cornerstone of our lending program has long been one-to-four family residential lending. We believe that, in comparison to many other types of assets, one-to-four family residential loans carry acceptable yields and credit risk. In addition, such loans create strong ties to consumers which can be utilized to market other financial products. At September 30, 1998, we had $63.3 million (or 85.7% of total loans) of residential mortgage loans and home equity loans. See "Business Lending Activities." In recent years, to increase the yield on interest-earning assets and to increase the amount of our interest rate sensitive assets, we have purchased adjustable-rate mortgage-backed securities and short-term investment securities. In February 1998, we began a program of actively originating 30-year fixed-rate one-to-four family residential loans for eventual sale in the secondary market to address our goal of providing a broad range of loan products to our customers.

        o Improved Asset Quality. The Bank's new senior management team in place since April 1997 has revised the Bank's policies and procedures in all major functional areas including lending, investments, asset-liability management and asset classification. Senior management undertook a comprehensive review of the Bank's assets to ensure all problem assets have been identified, addressed through additional collateral, workout or foreclosure and reserved, as necessary. The ratio of non-performing assets to total assets was 2.22% and our ratio of non-performing loans to total loans was 2.69% at September 30, 1998. At September 30, 1998, our ratio of allowance for loan losses to total loans was 1.74% and our ratio of allowance for loan losses to total non-performing loans was 64.45%. See "Business - Asset Quality."

The Mutual Holding Company Structure

         The mutual holding company structure differs significantly from a stock holding company structure used in a "standard" mutual-to-stock conversion. In a three-tier mutual holding company organization, the stock holding company of a savings bank converting to the stock form sells only a minority of its shares and raises less proceeds than would be raised in a standard mutual-to-stock conversion in which 100% of the shares are sold to depositors and the public. If additional capital is needed in the future, the unsold shares that are issued to the MHC may be offered for sale by the Stock Company. See "Regulation -- Holding Company Regulation -- Mutual Holding Company Regulation." In addition, because the MHC controls a majority of the Common Stock, the structure will permit the Bank to achieve the benefits of a stock company without a loss of control that often follows a complete conversion from mutual to stock form.

The Reorganization

         The Bank's Board of Trustees has adopted the Amended and Restated Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Plan of Stock Issuance (the "Plan") which is subject to the requirements of the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department (the "Department"). The Plan describes the terms of the mutual holding company reorganization (the "Reorganization") and the offering of a Minority Interest of Common Stock to the public (the "Offering").

         The Reorganization and Offering involve a number of steps, including the following:

         o The Bank will establish the MHC and the Stock Company, neither of which will have any assets prior to the completion of the Reorganization.

         o The Bank will convert from the mutual form of organization to the capital stock form of organization and issue 100% of its capital stock to the Stock Company.

         o The Stock Company will issue between 1,038,768 shares and 1,405,392 shares of common stock in the Offering. The MHC will own 53% of these shares (or between 550,800 shares and 745,200 shares); depositors and the public 45.2% of these shares (or between 469,200 shares and 634,800 shares); and the Foundation will own 1.8% of these shares (or between 18,768 shares and 25,392 shares).

         o Interest that depositors had in the Bank will become interests in the MHC, which will own 53% of the shares of the Common Stock.

The Stock Offering

         We are offering between 469,200 and 634,800 shares of Common Stock at $10.00 per share in the Offering. We may increase the offering to 730,020 shares without further notice to you. Any increase over 634,800 shares would require the approval of the Superintendent and the FDIC. You may not change or cancel any stock order previously delivered to us as a result of an increase in the Offering within these limits.

         Stock Purchase Priorities. The shares of Common Stock will be offered on the basis of priorities. Certain depositors, the ESOP established by us and our employees, officers and trustees will receive subscription rights to purchase shares of Common Stock. Any remaining shares not subscribed for may be offered in a direct community offering or a public offering. See "The Reorganization and Offering - Community Offering" and "-- Syndicated Community Offering" on pages _____ to
____.

         Prohibition on Transfer of Subscription Rights. You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law and may result in the forfeiture of your subscription rights.

         Stock Pricing and Number of Shares to be Issued. We set the purchase price per share of the Common Stock at $10.00. This is the price most commonly used in recent years in stock offerings involving initial public offerings of mutual savings institutions converting to the stock form. The number or range of shares of Common Stock to be issued in the offering is based on an independent appraisal of the pro forma market value of the common stock by RP Financial, an appraisal firm experienced in appraisals of savings institutions. RP Financial has estimated that as of December 4, 1998, the estimated valuation range of the Common Stock was between $10.0 million and $14.1 million (with a midpoint of $12.1 million). The Estimated Valuation Range represents our estimated market value after giving effect to the sale of the common stock in this offering and the issuance of a number of shares equal to 4% of the shares sold in the Offering to the Foundation. The Bank's Board of Trustees has determined to sell shares to the public that will constitute a 45.2% ownership interest. Based on this valuation and the $10.00 per share price, the number of shares of Common Stock that we will issue in the Offering will range from between 469,200 shares and 634,800 shares. The establishment of, and contribution to, the Foundation will have the effect of reducing our market valuation. See "Risk Factors - the Expense and Dilutive Effect of the Stock Contribution to the Foundation" on pages ___ and ___ and "Comparison of Valuation and Pro Forma Information With No Foundation" on pages ___ to ___.

         The appraisal was based both upon our financial condition and results of operations and upon the effect of the additional capital we will raise in this Offering. The independent appraisal will be updated before we complete the Offering. Changes in market and financial conditions and demand for the Common Stock may cause the estimated valuation range to increase by up to 15%, to up to $16.2 million. If this occurs, the maximum number of shares that can be sold in this offering can increase to up to 730,020 shares (plus the 29,201shares to be issued to the Foundation). If the Estimated Valuation Range is either below $10.0 million or above $16.2 million, then you will be notified and will have the opportunity to modify or cancel your order. See "The Stock Pricing and Number of Shares to be Issued" on pages ____ to ____.

         The independent valuation prepared by RP Financial is not a recommendation as to the advisability of purchasing the Common Stock. Accordingly, you should not buy the Common Stock based solely on the independent valuation.

         Termination of the Offering. The subscription offering will terminate at 12:00 noon, Oswego, New York time, on ________________, 1999. Any direct community offering or public offering may terminate at any time without notice, but no later than ________________, 1999, without approval by the Superintendent of Banks of the New York State Banking Department and the FDIC. If the offering is not completed by _____________________, 1999, we will notify all subscribers and will give them the opportunity to cancel or modify their order.

         Benefits to Management and Employees from the Offering. Our employees will participate in the Offering through individual purchases and through purchases of stock through our employee stock ownership plan, which is a type of retirement plan. If we do not merge with Oswego City, we also intend to implement a Recognition and Retention Plan ("Recognition Plan" or "RRP") and a stock option plan (the "Stock Option Plan"), which may benefit the officers, employees and directors. If we adopt the RRP, we will award stock at no cost to them. We are not permitted to adopt the RRP and Stock Option Plan until at least six months after the Offering. The plans are subject to stockholder approval.

         The Charitable Foundation. To further our commitment to the local community, we intend to establish the Foundation as part of the Offering. We will make a contribution to the Foundation, in the form of shares of common stock, equal to 4.0% of the shares sold in the Offering. The Foundation will be dedicated exclusively to supporting charitable causes and community development in the Bank's market area. Due to the issuance of shares of Common Stock to the Foundation, persons purchasing shares in the Offering will have their ownership and voting interest in the Stock Company diluted by 0.8%. We will incur an expense equal to the full amount of the contribution to the Foundation, offset in part by a tax benefit, during the quarter in which the contribution is made. Such expense will reduce our earnings. See "Risk Factors - The Expense and Dilutive Effect of the Stock Contribution to the Foundation" on pages ___ and ___, "Pro Forma Data" on pages ___ to ___ and "The Reorganization and Offering - Establishment of the Foundation - Tax Considerations" on pages ___ to ___.

         Use of the Proceeds Raised from the Sale of Common Stock in the Offering. We will use the net proceeds received from the offering as follows. The percentages used are estimates.

         o        50% will be used to buy all of the capital stock of the Bank.

         o 50% will be retained to fund a loan to the employee stock ownership plan for its purchase of common stock and the remainder initially will be placed in short-term investments, which may later be used as a possible source of funds for stock repurchases, the payment of dividends to stockholders, and for other general corporate purposes.

         The proceeds received by the Bank will increase our capital and will be available for expansion of our retail banking franchise through future lending and investment, in addition to general corporate purposes. If the Merger is completed, the proceeds of the Offering will become part of the capital of the combined entities. See "Use of Proceeds" on pages ____ and ____.

The Merger

         Oswego County Savings Bank has agreed to merge with Oswego City Savings Bank. Within 30 days of the completion of this Offering, we will send the holders of Common Stock information about Oswego City Savings Bank and we will hold a stockholders meeting to consider the merger. If the merger receives the necessary approvals, including the approval of a majority of the Stock Company's publicly traded shares, the holders of the Common Stock will receive shares of Pathfinder in exchange for their Common Stock. We will determine the number of shares a Stock Company shareholder will receive based on the market value of publicly traded shares of the Stock Company and Pathfinder and certain other standards. The exchange ratio provides for a minimum

15% premium to Stock Company shareholders. Thus, if the Merger is completed, for each share of Common Stock you purchase for $10.00 you will receive a share of Pathfinder common stock with a market value of at least $11.50.

         Consummation of the Merger is subject to, among other things: (i) receipt of all necessary approvals and consents from regulators or governmental entities, including approval of the Plan of Merger by the Superintendent and the FDIC ; (ii) the approval of the merger agreement by the requisite vote of the stockholders of Pathfinder and the Stock Company; (iii) approval of the Reorganization and the Offering by our voting depositors; (iv) consummation of the Offering; and (v) the satisfaction or waiver of certain other conditions. The merger agreement will be presented to the Stock Company's stockholders for their approval within 30 days of the completion of the Offering.

         We have applied for all necessary regulatory approvals in order to consummate the Merger. If all of the requisite approvals are received within the anticipated timeframes, we would complete the Merger within _____ days following the consummation of the Offering.

Dividends

         If the Merger is completed, the payment of dividends will be subject to the policies of Oswego City and Pathfinder. If the Merger is not completed, the Stock Company intends to pay dividends to its shareholders. However, we have not yet determined the amount and timing of such payments. The determination to pay a dividend is dependent upon a number of factors, including (i) investment opportunities available, (ii) capital requirements, (iii) regulatory limitations, (iv) results of operations and financial condition, (v) tax considerations, and (vi) general economic conditions. See "Dividends" on pages ___ and ___.

Market for the Common Stock

         We anticipate the Common Stock to be traded on the over-the-counter market through the OTC "Electronic Bulletin Board" under the symbol "______". If the Merger is completed, holders of Common Stock will exchange their shares for Pathfinder Bancorp, Inc. common stock which is traded on The Nasdaq Small Cap System under the symbol "PBHC." However, if the Merger is not completed, it is likely that an active and liquid trading market will not develop or be maintained due to the relatively small size of the Offering. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above $10.00. FBR has informed us that it has agreed to make a market in the common stock. FBR will, however, not be subject to any obligation with respect to such efforts. See "Market for the Common Stock" on page ____.

Prospectus Delivery and Procedures for Common Stock

         To ensure that each person or entity is properly identified as to his stock purchase priorities, you must list all deposit accounts on the order form accompanying this Prospectus, giving all names on each account and the account numbers at the applicable date. The failure to provide accurate and complete account information on the order form may result in a reduction or elimination of your order.

         We will only accept orders submitted on original order forms. We will not accept photocopies or facsimile copies of order forms or the form of certification. Payment by cash, check, money order, bank draft or withdrawal from an existing account at the Bank must accompany your order form. We will not accept wire transfers. See "The Reorganization and Offering - Procedure for Purchasing Shares in the Subscription Offering" on pages ___ to ___.

         To ensure that each purchaser receives an Prospectus at least 48 hours prior to the respective expiration dates for the Offering, in accordance with Rule 15c2-8 of the Exchange Act, as amended, we will mail no Prospectus later than five days prior to such date or hand deliver any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. We will only distribute stock order forms if they are accompanied by a Prospectus and a certification form requiring each prospective investor to acknowledge, among other things, that the shares of Common Stock are not insured by the Bank, the FDIC or any other governmental agency and that such prospective investor has received a copy of this Prospectus, which, among other things, describes the risks involved in the investment in the Common Stock.

Nontransferability of Subscription Rights

         The subscription rights of Eligible Account Holders, Supplemental Eligible Account Holders and Employee Benefit Plans are nontransferable. Certificates representing shares of Common Stock purchased in the Subscription Offering must be registered in the name of the Eligible Account Holder or Supplemental Eligible Account Holder, as the case may be. Joint stock registration will be allowed only if the qualifying deposit account is so registered. See "The Reorganization and Offering - Restrictions on Transfer of Subscription Rights and Shares."

Voting Control of Officers and Directors

         Trustees of the Bank are expected to purchase approximately 2.5% and 1.9% of the shares of Common Stock outstanding, based upon the minimum and the maximum of the Estimated Valuation Range, including shares issued to the Foundation, respectively. Additionally, assuming the implementation of the ESOP, RRP and Stock Option Plan, trustees, officers and employees have the potential to control the voting of approximately 129,470 or 11.9% and 165,930 or 11.3%, of the Common Stock at the minimum and the maximum of the Estimated Valuation Range, including shares issued to the Foundation.

         The Foundation will hold Common Stock in an amount equal to 1.8% of the Common Stock issued in the Reorganization and Offering. These shares are voted as directed by the Board of Directors of the Foundation, which will initially consist of six directors of whom two will be officers or directors of the Bank. However, the FDIC and the Superintendent of Banks of the New York State Banking Department (the "Superintendent") have imposed conditions regarding voting of the common stock by the Foundation. See "The Offering - Establishment of Oswego County Foundation."

Role of the Marketing Agent

         The Bank has engaged FBR as a financial and marketing advisor in connection with the offering of the Common Stock and FBR has agreed to use its best efforts to assist the Bank with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offering. The

Bank has agreed to pay FBR a fee of $150,000 for its services provided and expenses incurred in connection with the Offering. See "The Offering - Marketing Arrangements."

Expiration Date for the Subscription Offering

         The Expiration Date for the Subscription Offering is 12:00 noon Oswego, New York time on _________________, 1999 unless extended by the Bank for an initial period of up to 45 days after the Expiration Date or for one or more additional 60 day periods thereafter, upon approval of the Superintendent, and if necessary, the FDIC. The Subscription Offering may not be extended beyond _____________, 2001. See "The Offering - Subscription Offering and Subscription Rights."

No Board Recommendations

         The Bank's Board of Trustees is not making any recommendations to depositors or other potential investors regarding whether such persons should purchase the Common Stock. Purchasers of the Common Stock should also consider that the Bank may merge with Oswego City upon receipt of requisite approvals. Each investor should base his investment decision on an evaluation of his or her best interests.

Stock Center

         If you have any questions regarding the purchase of Common Stock or the Offering, call the Stock Center at (315)___-___. ]

Important Risks in Owning the Common Stock

         Before you decide to purchase stock in the Offering, you should read the "Risk Factors" section on pages ____ to ____ of this Prospectus, in addition to the other sections of this Prospectus. The Common Stock is subject to investment risk, including the possible loss of the principal of your investment.

                    SELECTED PRO FORMA UNAUDITED CONSOLIDATED
                  FINANCIAL DATA OF OSWEGO COUNTY SAVINGS BANK
                  (Dollars in Thousands, Except Per Share Data)

         Set forth below are selected financial and other data of the Bank at and for the periods indicated. The selected financial and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information, financial statements and notes thereto of the Bank that are presented elsewhere in this Prospectus. The Selected Financial Condition and Selected Operating Data at December 31, 1997 and 1996 and for the year ended are derived from the audited financial statements of the Bank. The financial statements, from which the Selected Financial Condition and Selected Operating Data at or for the nine-month periods ended September 30, 1998 and 1997 is derived, are unaudited.

                                                       At September 30,                At December 31,

                                                            1998(1)                1997                1996
                                                            -------                ----                ----

                                                                            (In Thousands)

Selected Financial Condition Data:
Total assets                                               $109,764             $112,139             $115,650
Cash and due from banks(2)                                    3,576                4,083                4,723
Federal funds sold and other short-term                         750                2,681               12,819
  investments
Securities held to maturity                                  15,334               10,441               10,106
Securities available for sale                                12,895               10,921                    5
Loans, net                                                   72,498               79,052               83,504
Deposits                                                     95,844               97,899              102,015
Net worth                                                    11,425               11,173               11,197

                                                         Nine Months Ended          Years Ended December
                                                           September 30,                    31,

                                                      1998(1)        1997(1)         1997         1996
                                                      -------        -------         ----         ----

                                                                       (In Thousands)
Selected Operations Data:
Total interest income                                 $5,956         $6,183        $8,233        $8,169
Total interest expense                                 2,577          2,816         3,738         3,973
                                                      ------         ------        ------        ------
         Net interest income                           3,379          3,367         4,495         4,196

Provision for loan losses                                 90            339           525         1,141
Non-Interest income                                      387            375           535           502
Non-Interest expense                                   3,327          3,378         4,479         3,737
Income (loss) before income tax expense                  349             25            26          (180)
  (benefit)
Income tax expense (benefit)                             153              9            56          (119)
                                                      ------         ------        ------        ------
         Net income (loss)                            $  196         $   16        $  (30)       $  (61)
                                                      ======         ======        ======        ======

                                                     At or For the Nine Months Ended             At or For the Year Ended
                                                              September 30,                            December 31,
                                                     -------------------------------             ------------------------
                                                       1998(1)              1997(1)                1997               1996
                                                       -------              -------                ----               ----

Selected Ratios (3)                                                     (In percentages)
Return on average assets                                 0.24                0.02                 (0.03)           (0.05)
Return on average equity                                 2.30                0.18                 (0.25)           (0.52)
Average equity to average assets                        10.34               10.37                 10.41            10.04
Equity to assets at end of period                       10.41                9.96                  9.96             9.68
Interest rate spread(4)                                  3.72                3.66                  3.66             3.28
Net interest margin(4)                                   4.35                4.21                  4.23             3.81
Non-performing loans to total loans
  at end of period(5)                                    2.69                2.96                  2.20             2.56
Non-performing assets to total assets
  at end of period(5)                                    2.22                2.45                  2.12             2.31
Allowance for loan losses to total
  non-performing loans                                  64.45               69.63                 79.43            72.61
Average interest-earning assets to
  average interest-bearing liabilities                 119.14              115.94                116.19           114.99
Net interest income after provision
  for loan losses to total non-interest
  expenses                                              98.86               89.64                 88.64            81.78
Non-interest expenses to average
  total assets                                           3.03                2.96                  3.94             3.19

----------

(1) In the opinion of management, financial information at September 30, 1998 and for the nine months ended September 30, 1998 and 1997 reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the nine months ended September 30, 1998 may not be indicative of the operations of Oswego County on an annualized basis.

(2) Includes cash and due from banks as well as interest-earning deposits in other institutions.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances. The ratios for the nine month periods have been annualized where appropriate.

(4) Interest rate spread represents the differences between the average yield on interest-earning assets and the average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans, and non-performing assets consist of non-performing loans and, where applicable, real estate acquired by foreclosure.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in the Common Stock.

Risks Associated with the Proposed Merger

         Except for limited unaudited pro forma data, no substantive information about Oswego City is included in this Prospectus. However, the Bank has a binding commitment to merge with Oswego City and, subject to certain regulatory and stockholder approvals and market conditions, the Bank may merge with Oswego City within a short time following the completion of the Reorganization and Offering. Prior to any merger, holders of Common Stock will receive detailed information about Oswego City in a merger proxy statement and have the opportunity to vote for or against the merger at a stockholders meeting. If a majority of the Stock Company's public stock holders vote for the merger, holders of Common Stock will receive shares of Pathfinder Bancorp common stock in exchange for your Common Stock or if you vote against the merger, you may exercise dissenters' rights.

         You should base your investment decision on the information about the Bank contained in this Prospectus. While the exchange ratio in the merger agreement provides for a minimum 15% premium above the offering price, the completion of the Merger is uncertain. If the Merger is not completed, an active and liquid market for the Common Stock may not develop or be maintained due to the relatively small number of publicly traded shares. Moreover, the Bank's relatively small size may adversely affect its ability to compete with larger financial institutions and other competitors. A person contemplating the purchase of Common Stock should consider the possibility of holding the Common Stock as a long-term investment.

Recent Market Volatility and Risk of Investment Loss

         In recent months, stock markets in both the United States and worldwide have been volatile. The securities of individual companies have, in many instances, experienced significant fluctuations in price for reasons unrelated to the specific company's financial condition, results of operations or business prospects. In particular, the value of securities of financial institutions has been adversely affected by weakening economics worldwide and exposure to highly leveraged hedge funds, even though local community-based financial institutions may have no credit exposure outside the United States or loans to hedge funds. Therefore, an investor should understand that, in the short term, the value of an investment in the Common Stock is subject to fluctuation, including loss, due to volatility in stock markets generally.

Reduced Return on Equity after the Reorganization and Potential Negative Effect on Trading Price of Common Stock

         Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Bank's equity as a percentage of assets will significantly increase as a result of the net proceeds received in the Offering. The Bank anticipates that it will take time to reinvest prudently the capital raised in the Offering. Consequently, the Bank's return on equity in the period following the Reorganization is expected to be less than the average return on equity for publicly traded savings institutions and their holding companies and, during such time, the Common Stock may trade at a discount to the market. See "Selected Financial Information" for numerical information regarding the Bank's historical return on equity and "Capitalization" for a discussion of the Bank's estimated pro forma consolidated capitalization as a result of the Reorganization and Offering.

         In addition, the expenses associated with the ESOP and the RRP (see "Pro Forma Data"), along with other ongoing post-Reorganization expenses, are expected to contribute initially to reduced earnings. In the short term, the Bank will have difficulty in improving its interest rate spread and thus the return on equity to stockholders. Consequently, for the foreseeable future, investors should not expect a return on equity that will meet or exceed the average return on equity for publicly traded financial institutions, and no assurances can be given that this goal can be attained.

Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment

         The Bank's financial condition and results of operations are significantly affected by changes in interest rates. The Bank's results of operations depend substantially on its net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense paid on interest-bearing liabilities. The Bank has sought to reduce the vulnerability of its operations to changes in interest rates through an analysis of its interest rate risk ("IRP") undertaken by measuring changes in the market value of its portfolio equity ("NPV") and net interest income ("NII") for instantaneous and sustained parallel shifts in market interest rates. Pursuant to such analysis, the Bank determined that a theoretical 200 basis point increase in market interest rates would have resulted as of September 30, 1998 in a negative $1.2 million change in the Bank's NPV and a decrease in NII of $37,000 over the following twelve-month period. Prolonged increases in market rates of interest could adversely affect the Bank's interest rate spread and net interest margin since the repricing of certain of the Bank's assets and liabilities assumed to mature or reprice within a stated period may in fact mature or reprice at different times and at different volumes. Moreover, prolonged increases in interest rates could adversely affect the demand for residential mortgage loans within the Bank's market area. The Bank has sought to reduce the exposure of its net interest income to increases in market interest rates by investing in adjustable-rate mortgage-backed securities and short-term investment securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Market Risk Analysis."

         Changes in interest rates also affect the value of the Bank's interest-earning assets, and in particular the Bank's investments in securities. Generally, the value of the Bank's securities investments, including mortgage-backed securities, fluctuates inversely with changes in interest rates. At September 30, 1998, $12.9 million of the Bank's investment securities and mortgage-backed securities were classified as available for sale. Unrealized gains and losses on securities available for sale are reported as a separate component of equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity. See "Business of the Bank--Securities Investment Activities."

         The Bank is also subject to reinvestment risk relating to changes in interest rates that can affect the average life of loans and mortgage-backed securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, the Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at interest rates that are comparable to the rates on the maturing loans or securities.

Reliance Upon Local Economy

          Substantially all of the Bank's loans and deposits are generated within Oswego County, New York, which is located on Lake Ontario approximately 30 miles northwest of Syracuse, New York. The recession of the early 1990's adversely affected the Bank's market area, increasing unemployment and restricting economic growth. Two large area employers closed their operations in the mid 1990s resulting in the loss of approximately 850 jobs. The market's recover has been slower than many other areas of the United States, especially the real estate market. Management estimates that residential real estate prices have fallen by approximately 20 to 30 percent over the last decade. Despite the slow economic recovery and the large layoffs, the market area's largest employers, including Niagara Mohawk Power, Alcan Aluminum and Nestle, and the presence of the State University of New York, College at Oswego provide a stable source of employment to the area. However, the market area continues to experience limited population and economic growth and the unemployment rate, while lower in recent periods, is still higher than the United States and New York averages. If the Bank continues to rely almost exclusively on the Oswego County market area as its source of loans and deposits, the market's economic growth and stability will have a direct impact on the Bank's profitability.

The Expense and Dilutive Effect of the Contribution of Shares and Cash to the Foundation

         The Bank intends to establish the Foundation in connection with the Reorganization. The Bank will make a contribution to the Foundation in the form of shares of Common Stock equal to 4.0% of shares issued in the Offering, or 18,768 shares at the midpoint of the Offering Range. Due to the issuance of additional shares of Common Stock to the Foundation, persons purchasing shares in the Offering will have their ownership and voting interests in the Bank diluted by 0.8%. The contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders and the contribution will have an adverse impact on the reported earnings of the Bank in the fiscal year in which the Foundation is established and the contribution is made. If the Foundation had been established and the contribution made at December 31, 1997, and assuming the sale of the Common Stock at the midpoint of the estimated valuation range, the Bank would have reported net income of $______ rather than reporting net income of $______ for the year ended December 31, 1997. In addition, the establishment and funding of a foundation as part of a mutual holding company reorganization and stock offering have only recently occurred. There can be no assurance that challenges to the Foundation from regulators or others may not arise, the resolution of which may result in delay in the consummation of the Reorganization and the Offering. See "The Reorganization and Offering--Establishment of the Foundation."

Minority Public Ownership and Provisions that May Discourage Attempts to Acquire the Company

         Voting Control of the MHC. Under New York law, the Bank's Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and the Plan of Stock Issuance, and the MHC's governing corporate instruments, the MHC must own at least 51% of the Stock Company's voting shares. The board of trustees, which will consist of persons who are members of the board of directors of the Stock Company and the Bank, will control the MHC. The MHC will elect all members of the board of directors of the Stock Company, and as a general matter, will control the outcome of all matters presented to the stockholders of the Stock Company for resolution by vote, except for matters that require a vote greater than a majority. The MHC, acting through its board of trustees, will be able to control the business and operations of the Stock Company and will be able to prevent any challenge to the ownership or control of the Stock Company by the Minority Stockholders. Accordingly, a change in control of the Bank cannot occur unless the MHC first converts to the stock form of organization. Although New York law, applicable regulations and the Plan permit the MHC to convert from the mutual to the capital stock form of organization, it is not anticipated that a conversion of the MHC will occur in the foreseeable future and there can be no assurance when, if ever, such a conversion would occur.

         Provisions in the Stock Company's and Bank's Governing Instruments. Certain provisions of the Stock Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, as well as certain federal and state regulations, assist the Stock Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, advance notice requirements for stockholder nominations to the Board of Directors, discretion in the Board of Directors to consider non-financial aspects of an acquisition of the Stock Company, ability of the Board to expand the size of the Board and fill new seats resulting from such expansion, limits on the calling of special meetings of stockholders, and limits on the ability of Minority Stockholders to vote Common Stock in excess of 5% of the issued and outstanding shares (inclusive of shares issued to the MHC). The regulations of the Department prohibit, except with the prior approval of the Superintendent, for a period of one year following the date of the Reorganization and Offering, offers to acquire or the acquisition of beneficial ownership of more than 5% of the equity securities of the Bank or Stock Company. The Bank's Restated Organization Certificate also prohibits, for three years, the acquisition, directly or indirectly, of the beneficial ownership of more than 10% of the Bank's equity securities.

Dividend Waivers by the Mutual Company

         It has been the policy of many mutual holding companies to waive the receipt of dividends declared by its subsidiary. In connection with its approval of the Reorganization and Offering, however, the Federal Reserve Board is expected to impose certain conditions on the waiver by the MHC of dividends paid on the Common Stock. In particular, it is expected that the Federal Reserve Board will require the MHC to obtain prior Federal Reserve Board approval before it may waive any dividends. As of the date hereof, management does not believe that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested its approval. The Stock Company must maintain the cumulative amount of waived dividends, if any, in a restricted capital account that would be added to any liquidation account of the Bank, and would not be available for distribution to Minority Stockholders. The Plan also provides that if the MHC converts to stock form in the future, any waived dividends would reduce the percentage of the converted company's shares of Common Stock issued to Minority Stockholders in connection with any such transaction. See "Regulation--Holding Company Regulation--Dividend Waivers by the Mutual Holding Company." It is not currently intended that the MHC will waive dividends declared by the Stock Company.

Lending Risks Associated with Consumer, Commercial Business Lending and Commercial Real Estate

         At September 30, 1998, the Bank's commercial real estate loans totaled $8.6 million, or 11.6% of total loans and its consumer loans totaled $1.8 million, or 2.4% of total loans. Commercial real estate and consumer loans are generally considered to involve a greater risk of loss than residential mortgage loans. See "Business -- Consumer Loans" and "-- Commercial Mortgage Loans."

Strong Competition within the Bank's Market Area

         Competition in the banking and financial services industry is intense. The Bank competes with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not or cannot provide. Trends toward the consolidation of the financial services industry, and the removal of restrictions on interstate branching and bank powers may make it more difficult for smaller institutions such as the Bank to compete effectively with large national and regional banking institutions. The Bank's profitability depends upon its continued ability to compete successfully in its market area.

Regulatory Oversight and Legislation

         The Bank is subject to extensive regulation, supervision and examination by the Department and by the FDIC. As bank holding companies, the MHC and the Stock Company also will be subject to regulation and oversight by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities that are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight whether in the form of regulatory policy, regulations, or legislation, could have a material impact on the Bank, the Stock Company and the MHC. See "Regulation."

Absence of Active, Liquid Trading Market for Common Stock

         The Bank was not able to issue capital stock while in the mutual form and the Stock Company, as a newly organized company, have never issued capital stock. Consequently, there is no established market for the Common Stock at this time. We anticipate the Common Stock to be traded on the over-the-counter market through the OTC "Electronic Bulletin Board" under the symbol "______." If the Merger is completed, holders of Common Stock will exchange their shares for Pathfinder Bancorp, Inc. common stock which is traded on the Nasdaq Small Cap System under the symbol "PBHC."

         Friedman, Billings, Ramsey & Co., Inc. intends to make a market in the Common Stock but is under no obligation to do so, and the Bank expects that additional market makers will be identified. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither the Bank, the Stock Company nor any market maker has control. Accordingly, if the Merger is not completed, it is unlikely that an active and liquid trading market for the Common Stock will develop or that, if developed, will continue due to the relatively small size of the Offering. There is also no assurance that purchasers of the Common Stock will be able to sell their shares at or above the purchase price. In the event a liquid market for the Common Stock does not develop or market makers for the Common Stock discontinue their activities, such occurrences will likely have an adverse impact on liquidity of the Common Stock and the market value of the Common Stock.

Irrevocability of Orders; Potential Delay in Completion of Offering

         Orders submitted in the Offering are irrevocable. Funds submitted in connection with any purchase of Common Stock in the Offering will be held by the Bank until the completion or termination of the Offering, including any extension of the expiration date. Because completion of the Offering will be subject to an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in the completion of the Offering. Subscribers will have no access to subscription funds and/or shares of Common Stock until the Offering is completed or terminated.

Increased Compensation Expenses Associated with the ESOP and the Reorganization Plan

         The Bank will recognize material employee compensation and benefit expenses assuming the ESOP and the Reorganization Plan are implemented. We cannot predict the actual aggregate amount of these new expenses at the present time because applicable accounting practices require that such expenses be measured based on the fair market value of the shares of Common Stock. We would measure the fair market value of the ESOP when shares are committed to be released for allocation to the ESOP participants; in the case of the RRP, we would measure the fair market value at the grant date and amortized over the award's vesting period. These expenses have been reflected in the pro forma financial information under "Pro Forma Data" assuming the Purchase Price ($10.00 per share) represents the fair market value for accounting purposes. However, the fair market value of the Common Stock at future dates, which may be higher or lower than the Purchase Price, will determine the amount of the actual expenses. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan and Trust" and "--Executive Compensation-Recognition Plan."

Dilutive Effect of the Reorganization Plan and Stock Option Plan

         If the Reorganization and the Offering are completed and stockholders approve the RRP and Stock Option Plan, the Stock Company intends to issue shares of Common Stock to officers and directors/trustees of the Bank through these plans. If the shares for these plans are issued from the Bank's authorized but unissued Common Stock, the book value and earnings per share of Minority Stockholders would be diluted, and the trading price of the Common Stock may be reduced. It is expected that earnings per share would be reduced by approximately $__ and stockholders' equity per share would be reduced by approximately $__as a result of the implementation of the Recognition Plan. The issuance of authorized-but-unissued shares of Common Stock to fund the RRP in an amount equal to 4% of the Minority Ownership Interest would dilute the voting interests of existing stockholders by approximately __%. The issuance of authorized-but-unissued shares of Common Stock pursuant to the Stock Option
Plan in an amount equal to 10% of the Minority Ownership Interest would dilute the voting interests of existing stockholders by approximately __%. See "Pro Forma Data" and "Management of the Bank--Executive Compensation."

Year 2000 Compliance

         Like many financial institutions, the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence, there may be widespread computer malfunctions. The Bank's loan portfolio primarily consists of loans secured by real estate. Consequently, the Bank does not believe that its lending operations depend on borrowers' compliance with the year 2000 issue. However, the Bank relies on independent third parties to provide data processing services associated with its deposit and loan activities. Moreover, in the event the Bank's significant suppliers do not successfully and timely achieve Year 2000 compliance, the Bank's business or operations could be adversely affected. The Bank is in the process of testing its computer applications and hardware to ensure that they will be able to read the year 2000, and intends to complete testing by the end of the first calendar quarter in 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capability of the Bank's Data Processing to Accommodate the Year 2000."

Role of the Financial Advisor/Best Efforts Offering

         The Bank has engaged Friedman, Billings, Ramsey & Co., Inc. as its financial and marketing advisor, and this firm has agreed to use its best efforts to solicit subscriptions and purchase orders for Common Stock in the Offering. The financial advisor has not prepared any report or opinion constituting a recommendation or advice to the Bank, nor has it prepared an opinion as to the fairness of the purchase price or the terms of the Offering. Friedman, Billings, Ramsey & Co., Inc. has not verified the accuracy or completeness of the information contained in this Prospectus. See "The Reorganization and Offering-Syndicated Community Offering," and "--Marketing Arrangement." FBR provided no advice or other services to the Bank regarding the proposed merger with Oswego City.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

         The Bank has received an opinion of RP Financial that, pursuant to RP Financial's valuation, subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders have no value. However, such valuation is not binding on the IRS. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Reorganization and Offering - Effects of the Reorganization -- Tax Effects".


                                OSWEGO COUNTY MHC

         As part of the Reorganization, the Bank will organize the MHC as a New York mutual holding company with the powers set forth in its proposed organization certificate and bylaws. As long as they remain depositors of the Bank, persons who had liquidation rights and limited voting rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC after the Reorganization.

         The MHC's principal assets will be the shares of Common Stock received in the Reorganization and up to $100,000 received as its initial capitalization. Immediately after the consummation of the Reorganization, it is expected that the MHC will not engage in any business activity other than its investment in, and control of, a majority of the Common Stock. The MHC will be a mutual corporation chartered under New York law and regulated by the Department. The MHC will also be subject to the limitations and restrictions imposed on bank holding companies by the Bank Holding Company Act. See "Regulation -- The Mutual Holding Company"

         The executive office of the MHC is located at 44 East Bridge, Oswego, New York 13126. Its telephone number at that address is (315) 343-4100.

                           OSWEGO COUNTY BANCORP, INC.

         The Stock Company was formed at the direction of the Bank in December 1998 for the purpose of becoming a bank holding stock company and owning all of the outstanding stock of the Bank issued in the Reorganization and Offering. The Stock Company is incorporated under the laws of the State of Delaware. The Holding Company is authorized to do business in the State of New York, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The business of the Stock Company initially will consist only of the business of the Bank. The Stock Company structure will, however, provide the Stock Company with greater flexibility than the Bank has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of stock financial institutions, as well as, other companies. Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition (except for the merger with Oswego City), the Stock Company will be in a position after the Reorganization and Offering, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

         The assets of the Stock Company will consist initially of the stock of the Bank, a note evidencing the Stock Company's loan to the ESOP and up to [ %] of the net proceeds from the Offering (less the amount used to fund the ESOP loan). See "Use of Proceeds." Initially, any activities of the Stock Company are anticipated to be funded by such retained proceeds and the income thereon and dividends from the Bank, if any. See "Dividends" and "Regulation - The Stock Company." Thereafter, activities of the Stock Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Stock Company. At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of Common Stock in the Offering. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan."

         The executive office of the Stock Company is located at 44 East Bridge, Oswego, New York 13126. Its telephone number at that address is (315) 343-4100.

                           OSWEGO COUNTY SAVINGS BANK

         Oswego County Savings Bank was established in Oswego, New York in 1870. We are a community and customer-oriented New York-chartered savings bank serving primarily the Oswego, New York and surrounding area through four full-service banking offices located in Oswego, Fulton and Pulaski, New York. We provide financial services to individuals, families and small businesses. Historically, we have emphasized residential mortgage lending, primarily originating one-to four-family mortgage loans. Our deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. At September 30, 1998, we had total assets of $109.8 million, deposits of $95.8 million, and net worth of $11.4 million. See "Oswego County Savings Bank" on pages ____ to _____.

                      THE PROPOSED MERGER WITH OSWEGO CITY

         On September 5, 1997, the Bank entered into a merger agreement with Oswego City and its mutual holding company, Pathfinder MHC. The agreement was amended on January 13, 1998, April 30, 1998 and December 17, 1998, to address various regulatory concerns about the structure of the merger and to extend the agreement's term. The agreement provides that following the completion of the Reorganization and Offering MHC would merge with Pathfinder MHC, the Stock Company would merge with Pathfinder and the Bank would merge with Oswego City.

         If the Merger receives the necessary approvals, holders of the Stock Company's publicly traded common stock will exchange those shares for shares of Pathfinder. The merger agreement provides for an exchange ratio based on the market value of publicly traded shares of the Stock Company and Pathfinder and certain other standards. To reflect a minimum appreciation in the value of the Bank's common stock, the exchange ratio ensures a 15% premium in the Stock Company's common stock over the issuance price.

         Consummation of the Merger is subject to, among other things: (i) receipt of all necessary approvals and consents from regulators or governmental entities, including approval of the Plan of Merger by the Superintendent and the FDIC ; (ii) the approval of the merger agreement by the requisite vote of the stockholders of Pathfinder and the Stock Company; (iii) approval of the Reorganization and the Offering by our voting depositors; (iv) consummation of the Offering; and (v) the satisfaction or waiver of certain other conditions. The merger agreement will be presented to the Stock Company's stockholders for their approval within 30 days of the completion of the Offering.

         We have applied for all necessary regulatory approvals in order to consummate the Merger. If all of the requisite approvals are received within the anticipated timeframes, we would complete the Merger is expected to be completed within _____ days following the consummation of the Offering.

         Limited unaudited pro forma information regarding the combined condensed balance sheets and statement of income for Pathfinder and the Stock Company is provided in this Prospectus. See "Pro Forma Information Regarding the Merger." We will provide detailed information about Pathfinder to the holders of Common Stock prior to a meeting of the Stock Company's stockholders to consider the Merger. Among other things, the completion of the Merger is conditional upon the approval of the Merger by a majority of the Stock Company's public stockholders.

                                 USE OF PROCEEDS

         We cannot determine the actual net proceeds from the sale of the Common Stock until the Offering is completed, but anticipate net proceeds of $___ million and $___ million (or up to $___ million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated Valuation Range). See "Pro Forma Data" and "The Reorganization and Offering - Stock Pricing" and "--Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         In exchange for all of the common stock of the Bank issued in the Offering, the Stock Company will contribute approximately [ %] of the net proceeds from the sale of Common Stock to the Bank. On an interim basis, the proceeds will be invested by the Stock Company and the Bank in short-term investments similar to those currently in the Bank's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Offering. In addition, the Stock Company intends to provide the funding for the ESOP loan. Based upon the initial purchase price of $10.00 per share, the dollar amount of the ESOP loan would range from $___ million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $___ million (based upon the sale of shares at the maximum of the Estimated Valuation Range). The interest rate to be charged by the Stock Company on the ESOP loan will be based upon the [prime rate] of interest as reported in ________ at the time of origination. It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Bank over a ___-year period.

         If the Merger is not completed, the net proceeds received by the Bank will become part of the Bank's general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Offering, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank intends to redirect the net proceeds to the origination of loans, subject to market conditions.

         After the completion of the Offering and if the Merger is not completed, the Stock Company will redirect the net proceeds invested by it in short-term assets into a variety of securities similar to those already held by the Bank, as well as in deposit accounts with the Bank. Also, the Stock Company may use a portion of the proceeds to fund the RRP, subject to stockholder approval of such plan. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma Data." Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the initial purchase price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $__ million (based upon the sale of shares at the minimum of the Estimated Valuation Range and including shares issued to the Foundation) to approximately $__ million (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Stock Company Common Stock increases above the $10.00 per share purchase price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Offering. See "Business of the Bank - Lending Activities" and "- Investment Activities" and "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan" and "- RRP."

         The proceeds may also be utilized by the Stock Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program subject to applicable regulations, although the Stock Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Stock Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Stock Company's and the Bank's investment opportunities and capital needs.

                                    DIVIDENDS

         If the Merger is completed, the payment of dividends will be subject to the policies of Oswego City and Pathfinder. If the Merger is not completed, the Stock Company plans to pay dividends in the future, but it has not yet determined the amount and timing of such payments. The Board of Directors, in its discretion, will determine when and if to declare a dividend. The Board will take into account the Stock Company's consolidated financial condition, the
Bank's   requirements, tax considerations, industry standards,
economic conditions, regulatory restrictions, general business practices and other factors.

         It is not presently anticipated that the Stock Company will conduct significant operations independent of those of the Bank for some time following the Reorganization. As such, the Stock Company does not expect to have any significant source of income other than earnings on the net proceeds from the Offering retained by the Stock Company (which proceeds are currently estimated to range from $___ million to $___ million based on the minimum and the maximum of the Estimated Valuation Range, respectively or $___ million to $___million after the purchase of stock of the Bank) and dividends from the Bank, if any. Consequently, the ability of the Stock Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of the Bank to pay dividends to the Stock Company. See "Description of Capital Stock - Stock Company Capital Stock - Dividends."

         The Bank, like all savings banks regulated by the FDIC, is subject to certain restrictions on the payment of dividends based on its net income and its capital in excess of the regulatory capital requirements. In addition, under New York state banking law, a New York chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the Superintendent is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments. See "The Reorganization and Offering - Effects of Reorganization -- Deposit Accounts and Loans" and "Regulation - The Bank -- Capital Requirements" and "- Limitations on Dividends." Earnings allocated to the Bank's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends without adverse tax consequences. See "Regulation" and "Taxation."

                             MARKET FOR COMMON STOCK

         The Bank, as a mutual savings bank, and the Stock Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. We anticipate the Common Stock to be traded on the over-the-counter market through the OTC "Electronic Bulletin Board" under the symbol "______". If the Merger is completed, holders of Common Stock will exchange their shares for Pathfinder common stock which is traded on The Nasdaq Small Cap System under the symbol "PBHC." FBR has agreed to act as a market maker for the Common Stock following the Offering, and assist in securing additional market makers to do the same. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, if the Merger is not completed, it is unlikely that an active and liquid market for the Common Stock will develop or be maintained due to the relatively small size of the Offering. There also can be no assurance that resales of the Common Stock can be made at or above the purchase price. See "The Stock Pricing" and "--Number of Shares to be Issued."

                               REGULATORY CAPITAL

         At September 30, 1998, the Bank exceeded each of its regulatory capital requirements. Set forth below is a summary of the Bank's compliance with the FDIC capital standards as of September 30, 1998, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Recognition Plan are deducted from pro forma regulatory capital. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to the FDIC capital requirements for the Bank. On a pro forma consolidated basis after the Reorganization and Offering, the MHC's and the Stock Company's pro forma stockholders' equity will exceed these requirements. See "Regulation--Holding Company Regulation."

                                                                        Pro Forma at September 30, 1998
                                                  ----------------------------------------------------------------------------------
                                 Actual, as of                                                                     Maximum As
                              September 30, 1998       Minimum               Midpoint             Maximum           Adjust(1)
                            --------------------- -------------------- -------------------- ------------------- --------------------
                                       Percent of           Percent of           Percent of          Percent of          Percent of
                              Amount    Assets(2)  Amount    Assets(2)  Amount    Assets(2)  Amount   Assets(2)  Amount   Assets(2)
                            --------- ----------- -------- ----------- -------- ----------- ------- ----------- ------- ------------
                                                                   (Dollars in Thousands)
Capital and Retained
  Earnings Under
  Generally
  Accepted
  Accounting
  Principles .............    $11,425    10.4%     $12,845    11.5%    $13,160      11.8%    $13,475    12.0%    $13,837    12.3%
                              =======    ====      =======    ====     =======      ====     =======    ====     =======    ====
Leverage
  capital(3) .............    $11,364    10.2%     $12,784    11.3%    $13,099      11.6%    $13,414    11.8%    $13,776    12.1%
Tier 1 Capital
  Requirement(4) .........      4,439     4.0        4,510     4.0       4,526       4.0       4,541     4.0       4,558     4.0
                              -------    ----      -------    ----     -------      ----     -------    ----     -------    ----

    Excess ...............    $ 6,925     6.2%     $ 8,274     7.3%    $ 8,573       7.6%    $ 8,873     7.8%    $ 9,217     8.1%
                              =======    ====      =======    ====     =======      ====     =======    ====     =======    ====
Tier 1 Capital to
  Risk-based Assets ......    $11,364    15.2%     $12,784    16.9%    $13,099      17.2%    $13,414    17.6%    $13,776    18.0%
Core Capital(3)(5)
  Requirement ............      2,981     4.0        3,030     4.0       3,040       4.0       3,050     4.0       3,062     4.0
                              -------    ----      -------    ----     -------      ----     -------    ----     -------    ----

    Excess ...............    $ 8,383    11.2%     $ 9,755    12.9%    $10,059      13.2%    $10,364    13.6%    $10,713    14.0%
                              =======    ====      =======    ====     =======      ====     =======    ====     =======    ====

Total Risk-based Capital
  Total Risk-
    Based(3)(5) ..........    $12,299    16.5%     $13,719    18.1%    $14,034      18.5%    $14,349    18.8%    $14,711    19.2%
  Risk-Based
    Requirement ..........      5,962     8.0        6,059     8.0       6,080       8.0       6,100     8.0       6,124     8.0
                              -------    ----      -------    ----     -------      ----     -------    ----     -------    ----

    Excess ...............    $ 6,337     8.5%     $ 7,660    10.1%    $ 7,954      10.5%    $ 8,248    10.8%    $ 8,586    11.2%
                              =======    ====      =======    ====     =======      ====     =======    ====     =======    ====

--------------------------

(1) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the Estimated Valuation Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the Offering.

(2) Leverage capital levels are shown as a percentage of average assets. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.

(3) Pro forma capital levels assume: funding by the Bank of the RRP to enable the plan to acquire in the open market a number of shares equal to 4% of the Minority Ownership Interest; the purchase by the ESOP of 8% of the Minority Ownership Interest; and the capitalization of the MHC by the Bank with $100,000. See "Management of the Bank--Executive Compensation" for a discussion of the Stock Award Plan and ESOP.

(4) The current leverage capital requirement is 3% of total adjusted assets for banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other banks is 4% to 5%. See "Regulation--Regulatory Capital Requirements.

(5) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk-weighting of the Bank's risk-weighted assets as of September 30, 1998.


                                 CAPITALIZATION

         The following table presents the historical capitalization of the Bank at September 30, 1998 and the pro forma consolidated capitalization of the Bank after giving effect to the Offering, based upon the sale of shares at the maximum of the Estimated Valuation Range and the other assumptions set forth under "Pro Forma Unaudited Financial Information Additional Pro Forma Data."


                                                   Company Pro Forma Based upon the Sale at $10.00 Per Share of
                                            -----------------------------------------------------------------------------

                                                             469,200        552,000        634,800        730,020
                                                Bank          Shares         Shares        Shares     Shares (adjusted
                                             Historical     (Minimum)      (Midpoint)     (Maximum)     Maximum)(1)
                                            -----------------------------------------------------------------------------

                                                                       (In Thousands)
Deposits(2)..............................      $95,844         $95,844       $95,844        $95,844         $95,844
Other borrowings.........................            0               0             0              0               0
                                               -------         -------       -------        -------         -------
Total deposits and other borrowed funds..      $95,844         $95,844       $95,844        $95,844         $95,844
                                               =======         =======       =======        =======         =======
Stockholders' equity:
  Common Stock, $.01 par value, ____
   shares authorized; shares to be issued
   as reflected(3).......................           --              10            12             14              16
Additional paid-in capital(4)............           --           4,344         5,204          6,063           7,051
Retained earnings(5).....................       11,363          11,263        11,263         11,263          11,263
     Tax Benefit of Contribution to
        Foundation(6)....................           --              75            88            102             117
     Net Unrealized Gain.................           62              62            62             62              62
 Less:
   Expense of Contribution to Foundation.           --            (188)         (221)          (254)           (292)
   Common Stock acquired by ESOP(7)......           --            (375)         (442)          (508)           (584)
   Common Stock acquired by Recognition
     Plans(8)............................           --            (188)         (221)          (254)           (292)
                                               -------         -------       -------        -------         -------
Total stockholders' equity...............      $11,425         $15,004       $15,746        $16,488         $17,341
                                               =======         =======       =======        =======         =======

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the Offering.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock, which would reduce pro forma deposits by the amount of such withdrawals.

(3) Includes shares to be issued to depositors and the public in the Offering, as indicated herein, and 569,568, 670,080, 770,592 and 886,181 shares to be issued to the MHC and the Foundation at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively.

(4) Reflects the sale of shares in the Offering. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan to be adopted by the Bank and presented for approval of stockholders following the Offering. The Stock Option Plan would provide for the grant of stock options to purchase a number of shares of Common Stock equal to 10% of the Minority Ownership Interest. See "Management of the Bank--Executive Compensation--Stock Option Plan."

(5) The retained earnings of the Bank will be substantially restricted after the Offering. See "The Reorganization and Offering--Liquidation Rights." Assumes that the Mutual Company will be capitalized by the Bank with $100,000.

(6) Represents the tax effect of the contribution to the Foundation based on a 40% tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Bank's annual taxable income, subject to the ability of the Bank to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(7) Assumes that 8% of the Minority Ownership Interest will be purchased by the ESOP and that the funds used to acquire the ESOP shares will be borrowed from the Stock Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan and Trust."

(8) Assumes that, subsequent to the Offering, an amount equal to 4% of the Minority Ownership Interest is purchased by the RRP through open market purchases. The actual purchase price per share may be more or less than $10.00. The Common Stock to be purchased by the restricted stock plan is reflected as a reduction to stockholders' equity. See "Risk Factors--Dilutive Effect of RRP and Stock Option Plan," footnote 3 to the table under "Pro Forma Data," "Management of the Bank--Executive Compensation-RRP."

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the Common Stock cannot be determined until the Offering is completed. However, net proceeds are currently estimated to be between $4.2 million and $5.8 million (or up to $6.8 million) based upon the following assumptions: (i) Friedman, Billings, Ramsey & Co., Inc. will receive a fixed fee of $150,000; (ii) the Foundation will be funded with a total contribution equal to 4.0% of the shares of Common Stock issued in the Offering; (iii) Reorganization expenses, excluding the fees payable to Friedman, Billings, Ramsey & Co., Inc., will be approximately $374,700; and (iv) the MHC will be capitalized by the Bank with $100,000. Actual expenses may vary from those estimated.

         Pro forma net income of the Bank for the nine-months ended September 30, 1998 has been calculated as if the Common Stock had been sold at the beginning of the period and the net proceeds had been invested at 5.49% (the one year U.S. Treasury bill rate as of September 30, 1998). The tables do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock. The pro forma after-tax yield for the Bank is assumed to be 3.29% for the nine-months ended September 30, 1998 (based on an assumed tax rate of 40%). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the purchase of shares by the ESOP. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Bank, is not intended to represent the fair market value of the Common Stock, and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.


                                                                                                                    Maximum
                                                                     Minimum         Midpoint         Maximum     as Adjusted
                                                                     469,200          552,000         634,800       730,020
                                                                      $10.00          $10.00          $10.00        $10.00
                                                                    per Share        per Share       per Share   per Share(7)
                                                                    ---------        ---------       ---------   ------------
                                                                        (Dollars in thousands, except per share amounts)

Gross proceeds ...................................................   $4,880           $5,520           $6,348        $7,300
Plus: Shares Issued to the Foundation ............................      188              221              254           292
                                                                     ------           ------           ------        ------
Pro Forma Market Capitalization ..................................   $4,880           $5,741           $6,602        $7,592
Gross Proceeds ...................................................    4,692            5,520            6,348         7,300
Less Cash Contribution to Foundation .............................        0                0                0             0
Less Expenses ....................................................      525              525              525           525
                                                                          0                0                0             0
                                                                     ------           ------           ------        ------
  Estimated net proceeds .........................................   $4,167           $4,995           $5,823        $6,775
Less: Common Stock purchased by ESOP .............................     (375)            (442)            (508)         (584)
Less: Common Stock purchased by Recog. Plans .....................     (188)            (221)            (254)         (292)
                                                                     ------           ------           ------        ------
  Estimated net proceeds, as adjusted ............................   $3,604           $4,333           $5,061        $5,899
                                                                     ======           ======           ======        ======

For the 12 Months Ended December 31, 1997
Consolidated net income before cumulative effect of change in accounting principle(1)
  Historical .....................................................     ($30)            ($30)            ($30)         ($30)
  Pro forma income on net proceeds ...............................      119              143              167           194
  Pro forma ESOP adjustment(2) ...................................      (23)             (26)             (30)          (35)
  Pro forma MRP adjustment(3) ....................................      (23)             (26)             (30)          (35)
                                                                      ------           ------           ------        ------

     Pro forma net income(1)...............................         $    43          $    61        $    77       $    94
                                                                    =======          =======        =======       =======

Per share net income (reflects SOP 93-6)(1)
  Historical...............................................          ($0.03)          ($0.03)        ($0.02)       ($0.02)
  Pro forma income on net proceeds.........................            0.12             0.12           0.12          0.12
  Pro forma ESOP adjustment(2).............................           (0.02)           (0.02)         (0.02)        (0.02)
  Pro forma MRP adjustment(3)..............................           (0.02)           (0.02)         (0.02)        (0.02)
                                                                    -------          -------        -------       -------
     Pro forma net income per share........................         $  0.05          $  0.05        $  0.06       $  0.06
                                                                    =======          =======        =======       =======

At December 31, 1997 Stockholders' equity:
  Historical...............................................         $11,173          $11,173        $11,173       $11,173
  Estimated net proceeds...................................           4,167            4,995          5,823         6,775
  Less: Capitalization of the MHC..........................            (100)            (100)          (100)         (100)
  Plus: Shares Issued to Foundation........................             188              221            254           292
  Less: Contribution to Foundation.........................            (188)            (221)          (254)         (292)
  Plus: Tax benefit of the Contribution to the Foundation..              75               88            102           117
  Less: Common Stock acquired by ESOP......................            (375)            (442)          (508)         (584)
  Less: Common Stock acquired by MRP.......................            (188)            (221)          (254)         (292)
                                                                    -------          -------        -------       -------
     Pro forma stockholders' equity(3)(4)(5)...............         $14,752          $15,494        $16,236       $17,089
                                                                    =======          =======        =======       =======

Stockholders' equity per share(6)
  Historical...............................................         $ 10.76          $  9.14        $  7.95         $6.91
  Estimated net proceeds...................................            4.01             4.09           4.14          4.19
  Less: Capitalization of the MHC..........................           (0.10)           (0.08)         (0.07)        (0.06)
  Plus:  Shares Issued to Foundation.......................            0.18             0.18           0.18          0.18
  Less: Contribution to Foundation.........................           (0.18)           (0.18)         (0.18)        (0.18)
  Plus: tax benefit of the Contribution to the Foundation..            0.07             0.07           0.07          0.07
  Less: Common Stock acquired by ESOP(2)...................           (0.36)           (0.36)         (0.36)        (0.36)
  Less: Common Stock acquired by MRP(3)....................           (0.18)           (0.18)         (0.18)        (0.18)
                                                                    -------          -------        -------       -------
     Pro forma stockholders' equity per share(3)(4)(5).....         $ 14.20          $ 12.68        $ 11.55       $ 10.57
                                                                    =======          =======        =======       =======

Offering price as a percentage of pro forma net earnings
  per share ...............................................          200.00           200.00         166.67        166.67
                                                                    =======          =======        =======       =======

Offering price as a percentage of pro forma stockholders'
  equity per share(6)......................................           70.42%           78.86%         86.58%        94.61%
                                                                    =======          =======        =======       =======


----------

(1) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Charitable Foundation. The Company will recognize an after-tax expense for the amount of the contribution to the Charitable Foundation which is expected to be $113, $132, $152 and $175 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. Assuming the contribution to the Foundation was incurred during the year ended December 31, 1997, pro forma net income per share would be $(0.07), $(0.06), $(0.06) and $(0.05) at the minimum, midpoint, maximum and adjusted maximum, respectively. Per share net income data is based on 1,004,986, 1,182,336, 1,359,686, and 1,563,639 shares outstanding, which represents shares issued in the Reorganization, shares contributed to the Foundation and shares to be allocated or distributed under the ESOP and RRP for the period presented.

(2) It is assumed that 8% of the Minority Ownership Interest will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Bank. The amount to be borrowed reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate at __%. The pro forma net income assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1997, and was made at the end of the period; (ii) that 3,754, 4,416, 5,078 and 5,840 shares at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, were committed to be released during the year ended December 31, 1997, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan and Trust."

(3) Gives effect to the restricted stock plan expected to be adopted by the Bank following the Offering. This plan intends to acquire a number of shares of Common Stock equal to 4% of the Minority Ownership Interest, or 18,768, 22,080, 25,392 and 29,201 shares of Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, either through open market purchases, if permissible, or from authorized-but-unissued shares of Common Stock or treasury stock of the Bank, if any. Funds used by the restricted stock plan to purchase the shares will be contributed to the plan by the Bank. In calculating the pro forma effect of the restricted stock plan, it is assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the Subscription Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized-but-unissued shares of Common Stock to the RRP instead of open market purchases would dilute the voting interests of existing stockholders by approximately __% and pro forma net income per share would be $0.05, $0.06, $0.07 and $0.07 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share would be $14.14, $12.63, $11,53, and $10.57 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. There can be no assurance that the actual purchase price of the shares granted under the restricted stock plan will be equal to the Subscription Price. See "Management of the Bank--Executive Compensation."

(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Bank following the Offering. Under the Stock Option Plan, an amount equal to 10% of the Minority Ownership Interest, or 46,920, 55,200, 63,480 and 73,020 shares at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net income per share would be $0.06, 0.07, 0.07 and 0.07, respectively, and the pro forma stockholders' equity per share would be $14.02, $12.56, $11.49 and $10.54, respectively. See "Management of the Bank--Executive Compensation--Stock Option Plan."

(5) The retained earnings of the Bank will continue to be substantially restricted after the Offering. See "Dividend Policy," "The Reorganization and Offering--Liquidation Rights" and "Regulation--New York Bank Regulation."

(6) Stockholders' equity per share data is based upon 1,038,768, 1,222,080, 1,405,392, and 1,616,201 shares outstanding representing shares issued in the Reorganization, shares purchased by the ESOP and the restricted stock plan, and shares contributed to the Foundation.

(7) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the Estimated Valuation Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the Offering.

                                                                                                                          Maximum
                                                                               Minimum       Midpoint       Maximum     as Adjusted
                                                                               469,200        552,000       634,800       730,020
                                                                                $10.00        $10.00        $10.00        $10.00
                                                                              per Share      per Share     per Share     per Share
                                                                              ---------      ---------     ---------     ---------
                                                                                 (Dollars in thousands, except per share amounts)

Gross proceeds .............................................................    $ 4,692       $ 5,520       $ 6,348       $ 7,300
Plus: Shares Issued to the Foundation ......................................        188           221           254           292
                                                                                -------       -------       -------       -------
Pro Forma Market Capitalization ............................................    $ 4,880       $ 5,741       $ 6,602       $ 7,592
Gross Proceeds .............................................................      4,692         5,520         6,348         7,300
Less Expenses ..............................................................        525           525           525           525
                                                                                      0             0             0             0
                                                                                -------       -------       -------       -------

  Estimated net proceeds ...................................................    $ 4,167       $ 4,995       $ 5,823       $ 6,775
Less: Common Stock purchased by ESOP .......................................       (375)         (442)         (508)         (584)
Less: Common Stock purchased by Recog. Plans ...............................       (188)         (221)         (254)         (292)
                                                                                -------       -------       -------       -------
  Estimated net proceeds, as adjusted ......................................    $ 3,604       $ 4,333       $ 5,061       $ 5,899

For the Nine Months Ended September 30, 1998
Consolidated net income(1)
  Historical Income ........................................................    $   196       $   196       $   196       $   196
  Pro forma income on net proceeds .........................................         95           114           133           155
  Pro forma ESOP adjustment(2) .............................................        (23)          (26)          (30)          (35)
  Pro forma MRP adjustment(3) ..............................................        (23)          (26)          (30)          (35)
                                                                                -------       -------       -------       -------
     Pro forma net income ..................................................    $   245       $   258       $   269       $   281

Per share net income (reflects SOP 93-6)(1)
  Historical Income ........................................................    $  0.20       $  0.17       $  0.14       $  0.13
  Pro forma income on net proceeds .........................................       0.09          0.10          0.10          0.10
  Pro forma ESOP on net proceeds(2) ........................................      (0.02)        (0.02)        (0.02)        (0.02)
  Pro forma MRP adjustment(3) ..............................................      (0.02)        (0.02)        (0.02)        (0.02)
                                                                                -------       -------       -------       -------
     Pro forma net income per share ........................................    $  0.25       $  0.23       $  0.20       $  0.19

At September 30, 1998
Stockholders' equity:
  Historical ...............................................................    $11,425       $11,425       $11,4251      $11,425
  Estimated net proceeds ...................................................      4,167         4,995         5,823         6,775
  Less: Capitalization of the MHC ..........................................       (100)         (100)         (100)         (100)
  Plus: Shares Issued to Foundation ........................................        188           221           254           292
  Less: Contribution to Foundation .........................................       (188)         (221)         (254)         (292)
  Plus: Tax benefit of the Contribution to the Foundation ..................         75            88           102           117
  Less: Common Stock acquired by ESOP ......................................       (375)         (442)         (508)         (584)
  Less: Common Stock acquired by MRP .......................................       (188)         (221)         (254)         (292)
                                                                                -------       -------       -------       -------
     Pro forma stockholders' equity(3)(4)(5) ...............................    $15,004       $15,746       $16,488       $17,341

Stockholders' equity per share (per SEC comment, does not reflect
  SOP 93-6)(6)
  Historical ...............................................................    $ 11.00       $  9.35       $  8.13       $  7.07
  Estimated net proceeds ...................................................       4.01          4.09          4.14          4.19
  Less: Capitalization of the MHC ..........................................      (0.10)        (0.08)        (0.07)        (0.06)
  Plus:  Shares Issued to Foundation .......................................       0.18          0.18          0.18          0.18
  Less: Contribution to Foundation .........................................      (0.18)        (0.18)        (0.18)        (0.18)
  Plus: tax benefit of the Contribution to the Foundation ..................       0.07          0.07          0.07          0.07
  Less: Common Stock acquired by ESOP(2) ...................................      (0.36)        (0.36)        (0.36)        (0.36)
  Less: Common Stock acquired by MRP(3) ....................................      (0.18)        (0.18)        (0.18)        (0.18)
                                                                                -------       -------       -------       -------
     Pro forma stockholders' equity per share(3)(4)(5) .....................    $ 14.44       $ 12.89       $ 11.73       $ 10.73

Offering price as a percentage of pro forma net earnings per share .........      30.00         32.61         37.50         39.47

Offering price as a percentage of pro forma stockholders' equity per
  share(6) .................................................................      69.25%        77.58%        85.25%        93.20%

----------

(1) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Charitable Foundation. The Company will recognize an after-tax expense for the amount of the contribution to the Charitable Foundation which is expected to be $113,000, $132,000, $152,000 and $175,000 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. Assuming the contribution to the Foundation was incurred during the nine months ended September 30, 1998, pro forma net income per share would be $0.13, $0.11, $0.09 and $0.07 at the minimum, midpoint, maximum and adjusted maximum, respectively. Per share net income data is based on 1,004,047, 1,181,232, 1,358,417 and 1,562,179 shares outstanding, which represents shares issued in the Reorganization, shares contributed to the Foundation and shares to be allocated or distributed under the ESOP and RRP for the period presented.

(2) It is assumed that 8% of the Minority Ownership Interest will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Bank. The amount to be borrowed reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate at __%. The pro forma net income assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1997, and was made at the end of the period; (ii) that 2,815, 3,312, 3,809 and 4,380 shares at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, were committed to be released during the year ended December 31, 1997, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan and Trust."

(3) Gives effect to the restricted stock plan expected to be adopted by the Bank following the Offering. This plan intends to acquire a number of shares of Common Stock equal to 4% of the Minority Ownership Interest, or 18,768, 22,080, 25,392 and 29,201 shares of Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, either through open market purchases, if permissible, or from authorized-but-unissued shares of Common Stock or treasury stock of the Bank, if any. Funds used by the restricted stock plan to purchase the shares will be contributed to the plan by the Bank. In calculating the pro forma effect of the restricted stock plan, it is assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the Subscription Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized-but-unissued shares of Common Stock to the RRP instead of open market purchases would dilute the voting interests of existing stockholders by approximately __% and pro forma net income per share would be $0.25, $0.22, $0.20 and $0.18 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share would be $14.37, $12.83, $11.71 and $10.72 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. There can be no assurance that the actual purchase price of the shares granted under the restricted stock plan will be equal to the Subscription Price. See "Management of the Bank--Executive Compensation."

(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Bank following the Offering. Under the Stock Option Plan, an amount equal to 10% of the Minority Ownership Interest, or 46,920, 55,200, 63,480 and 73,020 shares at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net income per share would be $0.25, $0.22, $0.21 and $0.19, respectively, and the pro forma stockholders' equity per share would be $14.25, $12.75, $11.66 and $10.69, respectively. See "Management of the Bank--Executive Compensation--Stock Option Plan."

(5) The retained earnings of the Bank will continue to be substantially restricted after the Offering. See "Dividend Policy," "The Reorganization and Offering--Liquidation Rights" and "Regulation--New York Bank Regulation."

(6) Stockholders' equity per share data is based upon 1,030,768, 1,222,080, 1,405,392 and 1,616,201 shares outstanding representing shares issued in the Reorganization, shares purchased by the ESOP and the restricted stock plan, and shares contributed to the Foundation.

(7) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the Estimated Valuation Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the Offering.

      COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

  In the event that the Foundation was not being established as part of the Reorganization, RP Financial has estimated that the pro forma aggregate market capitalization of the Stock Company would be approximately $5.8 million at the midpoint, which is approximately $9,000 greater than the pro forma aggregate market capitalization of the Stock Company if the Foundation is included, and would result in an approximately $230,000 increase in the amount of Common Stock offered for sale in the Stock Issuance. At the mid-point, the pro forma price to book ratio and pro forma price to earnings ratio without the Foundation would be 77.58% and 32.61x, respectively, compared to 78.80% and 34.09x, respectively, with the Foundation. Further, assuming the midpoint of the Estimated Offering Range, pro forma stockholders' equity per share and pro forma earnings per share without the Foundation would be $12.69 and $0.22, respectively, and $12.89 and $0.23, respectively, with the Foundation. There is no assurance that in the event the Foundation was not formed that the appraisal prepared at the time would have concluded that the pro forma market value of the Company would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

  For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Offering Range, assuming the Reorganization and Stock Issuance was completed at September 30, 1998.

                                                    At the Minimum                  At the Midpoint               At the Maximum
                                             ---------------------------    --------------------------     -------------------------
                                                With                           With                           With
                                             Foundation    No Foundation    Foundation   No Foundation     Foundation  No Foundation
                                             ----------    -------------    ----------   -------------     ----------  -------------
                                                                   (Dollars in thousands, except per share amounts)
Estimated offering amount .................  $  4,692        $  4,888       $  5,520       $  5,750        $  6,348       $  6,613
Pro forma market capitalization ...........     4,880           4,888          5,741          5,750           6,602          6,613
Total assets ..............................   113,342         113,439        114,084        114,198         114,826        114,957
Total liabilities .........................    98,338          98,338         98,338         98,338          98,338         98,338
Pro forma stockholders' equity ............    15,004          15,101         15,746         15,860          16,488         16,619
Pro forma consolidated net earnings .......       245             249            258            259             269            271
Pro forma stockholders' equity per share ..     14.44           14.22          12.89          12.69           11.73          11.56
Pro forma consolidated net earnings per
   share ..................................      0.25            0.25           0.23           0.22            0.20           0.20

Pro Forma Pricing Ratios:
   Price/Stockholders' Equity .............     69.25%          70.32%         77.58%         78.80%          85.25%         86.51%
   Price/Earnings .........................     30.00x          30.00x         32.61x         34.09x          37.50x         37.50x
   Price/Assets ...........................      9.16%           9.37%         10.71%         10.95%          12.24%         12.50%

Pro Forma Financial Ratios:
   Return on Assets .......................      0.29%           0.29%          0.30%          0.30%           0.31%          0.31%
   Return on Stockholders' Equity .........      2.18%           2.20%          2.18%          2.18%           2.18%          2.17%
   Stockholders' Equity/Assets ............     13.24%          13.31%         13.80%         13.89%          14.36%         14.46%

                                                At the Maximum,
                                                  As Adjusted
                                          ----------------------------
                                             With
                                          Foundation     No Foundation
                                          ----------     -------------


Estimated offering amount ................ $  7,300        $  7,604
Pro forma market capitalization ..........    7,592           7,604
Total assets .............................  115,679         115,830
Total liabilities ........................   98,338          98,338
Pro forma stockholders' equity ...........   17,341          17,492
Pro forma consolidated net earnings ......      281             284
Pro forma stockholders' equity per share..    10.73           10.58
Pro forma consolidated net earnings per
   share .................................     0.19            0.18

Pro Forma Pricing Ratios:
   Price/Stockholders' Equity ............    95.20%          94.52%
   Price/Earnings ........................    39.47x          41.67x
   Price/Assets ..........................    13.97%          14.27%

Pro Forma Financial Ratios:
   Return on Assets ......................     0.32%           0.33%
   Return on Stockholders' Equity ........     2.16%           2.16%
   Stockholders' Equity/Assets ...........    14.99%          15.10%

                       PRO FORMA DATA REGARDING THE MERGER

   The following is limited unaudited pro forma information regarding the combined condensed balance sheets and financial statements of Pathfinder and the Stock Company. Information is provided assuming the completion of the Offering at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range. We will provide detailed information about Pathfinder to the holders of Common Stock prior to a meeting of the Stock Company's stockholders to consider the Merger. The completion of the Merger is conditioned upon the receipt of several regulatory and corporate approvals and you should not purchase Common Stock based on the assumption that the Merger will be completed.

Pro Forma Unaudited Combined Condensed Balance Sheet as of December 31, 1998

   The following unaudited pro forma combined balance sheet information reflects
(i) the historical consolidated balance sheet of the Pathfinder and the Stock Company as of December 31, 1998, and (ii) the pro forma combined condensed balance sheet of Pathfinder at the respective dates after giving effect to the Merger.


                                                                                        At December 31, 1998
                                                               --------------------------------------------------------------------
                                                                                                                    Pathfinder
                                                                                                                     and the
                                                                                  The Stock      Pro Forma        Stock Company
                                                                  Pathfinder       Company      Adjustments          Combined
                                                               ----------------  -----------  ---------------  ---------------------

Assets
Cash and due from banks ....................................           $              $              $                   $
Federal funds sold .........................................
  Total cash and cash equivalents ..........................
Investment securities ......................................
Mortgage loans-held for sale ...............................
Loans:
  Real estate ..............................................
  Consumer and other .......................................
     Total loans ...........................................
  Less: Unearned discounts and origination fees ............
       Allowance for loan losses ...........................
     Loan receivable, net ..................................
Premises and Equipment .....................................
Accrued interest receivable ................................
Other real estate ..........................................
Intangible assets ..........................................
Purchase accounting adjustments to noncurrent assets .......
Other assets ...............................................
  Total assets .............................................

Liabilities
Due to depositors ..........................................
Borrowed funds .............................................
Note payable-ESOP ..........................................
Other liabilities ..........................................
  Total liabilities ........................................

Shareholders' Equity
Common stock, par value $.10 per share; authorized
  9,000,000 shares; 2,874,999 shares issued and
  outstanding ..............................................
Paid in capital ............................................
Retained earnings ..........................................
Unearned stock based compensation ..........................
Accumulated other comprehensive income .....................
Unearned ESOP shares .......................................
Treasury stock, at cost; 43,625 shares .....................
  Total shareholders' equity ...............................
Total liabilities and shareholders' equity .................

Assumptions:

(1) The appraised value of the Stock Company at the midpoint of the Offering is $__ million.
(2) The average of the bid and ask price of the Company's Common Stock for the ten days preceding the consummation of the Merger is $15.00 per share.
(3) The Company issues _______ shares of Common Stock, 53%, or _______ shares are issued to the Mutual Holding Company and 47%, or _______ shares, are issued to the public.
(4) The book value of net assets acquired over the purchase price of $_________ will be allocated to noncurrent assets acquired.
(5) The goodwill and the purchase accounting adjustment to noncurrent assets are amortized over a 15 year period.

The preliminary analysis does not take into consideration adjustments for the fair value of the Stock Company's loans and deposits at the time of the consummation of the Merger.

Pro Forma Unaudited Combined Condensed Statement of Income

         The following unaudited pro forma combined condensed statement of income of Pathfinder and the Stock Company reflect the historical statements of income of Pathfinder and the Stock Company, as indicated below, for the year ended December 31, 1998 and the pro forma combined condensed statements of income of Pathfinder, after giving effect to the Merger. The Merger has been reflected using the purchase method of accounting. The pro forma combined condensed statement of income was prepared on the assumption that the Merger had been effected as of the beginning of the annual period. As such, the per share data reflects an additional number of shares issued to represent the fair value of the Stock Company based upon the preliminary valuation applied retroactively to beginning of the period book value. The earnings per share information presented below is based upon a minimum, midpoint and maximum range of the preliminary valuation. The midpoint represents the expected fair value and the minimum and maximum result from 15% adjustments to the midpoint to create a range of variance. There can be no assurance that the actual valuation will be the same as the preliminary valuation of the Stock Company of $__ million as of December 31, 1998.

Pro Forma Unaudited Combined Condensed Statements of Income for the Year Ended December 31, 1998


                                                                          Adjustments                 Combined
                                                                          -----------                ----------


Interest income....................................................       $                         $
Interest expense...................................................
                                                                          ----------                 ----------
  Net interest income..............................................
Provision for possible loan losses.................................
                                                                          ----------                 ----------
Net interest income after provision for possible loan losses.......
Noninterest income.................................................
                                                                          ----------                 ----------
Earnings before income tax expense.................................
Income tax expense.................................................
                                                                          ----------                 ----------
Net income.........................................................      $                          $
                                                                          ==========                 ==========
Earnings per share minimum:
  Basic............................................................                                 $
  Diluted..........................................................                                 $
Earnings per share midpoint:
  Basic............................................................                                 $
  Diluted..........................................................                                 $
Earnings per share maximum:
  Basic............................................................                                 $
  Diluted                                                                                           $

----------

(1) The number of additional shares issued to represent the fair value of County Savings is based upon a preliminary valuation of $____ million at the minimum of the range and an average trading price for the Company's stock of $_____.
(2) The number of additional shares issued to represent the fair value of County Savings is based upon a preliminary valuation of $____ million at the midpoint of the range and an average trading price for the Company's stock of $_____.
(3) The number of additional shares issued to represent the fair value of County Savings is based upon a preliminary valuation of $____ million at the maximum of the range and an average trading price for the Company's stock of $_____.
(a) Represents the interest income earned on the net proceeds of the offering at the mid-point ($_________ at ____%), and for EPS calculation purposes ($_________ at ____%) at the minimum and ($_________ at ____%) at the maximum of the offering range.
(b) Represents the estimated impact to earnings resulting from the allocation of the excess of the book value of net assets acquired over the purchase price at the mid-point of the offering range of $_______, and for EPS calculation purposes $_______ at the minimum and $______ at the maximum of the offering range.
(c) Reflects the expense associated with the amortization of shares purchased to fund the Company's ESOP and Management and Recognition Plans ("MRP"). The ESOP amortizes over 10 years and the MRP over 5 years.

         Set forth below is the pro forma information regarding net proceed the consolidated net income, net income per share, stockholders' equity and stockholders' equity per share at and for the year ended December 31, 1998 after the taking into account the affect of the Offering at the minimum, midpoint, maximum and adjusted maximum. The actual net proceeds from the sale of the Common Stock cannot be determined until the Offering is complete. The following pro forma information is based on the following assumptions: (i) historical information reflects the operations of the Company; (ii) the pro forma effects of the Merger reflect the historical operations of Oswego County, adjusted to reflect the purchase accounting adjustments and the issuance of shares of Common Stock to the Mutual Holding Company; (iii) the per share price of Common Stock sold in the Offering is $_____; (iv) the Charitable Foundation is funded with assets worth $___________; (v) offering expenses total $_______; $_______; $_______ and $_______ at the minimum, midpoint, maximum and adjusted maximum;
(vi) the ESOP will purchase 8% of the shares sold in the Offering; (vii) the Recognition and Retention Plans purchase 4% of the shares sold in the Offering; and (viii) the Mutual Holding Company is capitalized with an additional $100,000. Actual expenses may vary from those estimated.

         Pro forma consolidated net income of the Company for the year ended December 31, 1998 has been calculated as if the Common Stock had been sold at the beginning of the period and the net proceeds were invested at ____% which was the one year U.S. Treasury Bill Rate as of December 31, 1998. The tables do not reflect the effect of withdrawals from deposit accounts in order to purchase the Common Stock. The pro forma after tax-yield for the Company is assumed to be ____% for the year ended December 31, 1998, (assuming a tax rate of 31% for each period).

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the date on which the transactions actually occur and should not be taken as indicative of future results of operations.


                                                                                                                         Maximum
                                                                           Minimum         Midpoint        Maximum     as Adjusted
                                                                           469,200         552,000         634,800       730,020
                                                                           $10.00           $10.00         $10.00        $10.00
                                                                          per Share       per Share       per Share     per Share
                                                                          ---------       ---------       ---------     ---------
                                                                             (Dollars in thousands, except per share amounts)

Gross proceeds.........................................................       $               $              $             $
Less contribution to Charitable Foundation.............................
Less expenses..........................................................
  Estimated net proceeds...............................................
Less: Common Stock purchased by ESOP...................................
Less: Common Stock purchased by Recognition and Retention Plan.........
  Estimated net proceeds, as adjusted(3)...............................

For the 12 Months Ended December 31, 1998
Consolidated net income(4).............................................
  Historical income(4).................................................
  Pro forma impact of Merger(2)........................................
  Pro forma income on net proceeds.....................................
  Pro forma Recognition and Retention Plan adjustment(6)...............
     Pro forma net income per share(6)(7)(8)...........................

Per share net income (reflects SOP 93-6)(4)
  Historical(1)........................................................
  Pro forma impact of Merger(2)........................................
  Pro forma income on net proceeds.....................................
  Pro forma ESOP adjustment(5).........................................
  Pro forma Recognition and Retention Plan adjustment..................
     Pro forma net income per share(6)(7)(8)...........................

At December 31, 1998 Stockholders' equity:
  Historical(1)........................................................
  Pro forma impact on Merger(2)........................................
  Estimated net proceeds...............................................
  Plus: Tax benefit of the contribution to the Charitable Foundation ..
  Less: Common Stock acquired by ESOP(5)...............................
  Less: Common Stock acquired by Recognition and Retention ............
     Plan(6)...........................................................
     Pro forma stockholders' equity....................................

Stockholders' equity per share
  Historical(1)........................................................
  Pro forma impact of the Merger(2)....................................
  Estimated net proceeds...............................................
  Plus: tax benefit of the contribution to the Charitable Foundation...
  Less: Common Stock acquired by ESOP(5)...............................
  Less: Common Stock acquired by Recognition and Retention Plan........
     Pro forma stockholders' equity per share(6)(8)....................

Offering price as a percentage of pro forma net earnings per share.....

Offering price as a percentage of pro forma stockholders' equity per share................................................................

----------

(1) Historical financial information reflects the consolidated financial information of the Company.
(2) Pro forma impact of the Merger reflects the consolidated financial information of Oswego County, adjusted to reflect purchase accounting and the issuance of shares to the Mutual Holding Company.
(3) Estimated net proceeds, as adjusted, consist of the estimated net proceeds of the Offering minus (i) the proceeds to be used to purchase Common Stock by the ESOP, and (ii) the value of the shares of Common Stock to be purchased in order to fund the Recognition and Retention Plan, following receipt of stockholder approval.
(4) Does not give effect to the non-recurring expense that will be recognized in fiscal 1998 as a result of the establishment of the Charitable Foundation.
(5) Assumes that 8.0% of the shares issued in the Offering will be purchased by the ESOP with funds loaned by the Company. The Company and the Bank intend to make annual contributions to the ESOP in an amount equal to the interest and principal requirement of the loan. The ESOP loan is expected to be repaid over 10 years.
(6) Assumes that the Recognition and Retention Plan will purchase, following receipt of stockholder approval, a number of shares of Common Stock equal to 4% of the Offering. Funds used to purchase shares of Common Stock for the Recognition and Retention Plan will be contributed by the Company. It is assumed that shares to fund the Recognition and Retention Plan will be acquired in open market transactions. The issuance of authorized but unissued shares to fund the Recognition and Retention Plan would dilute the voting and ownership interests of stockholders by ____%, and under such circumstances pro forma net income per share for the year ended December 31, 1998 would be $____, $____, $____ and $____ at the minimum, midpoint, maximum and adjusted maximum, respectively. Stockholders' equity per share at December 31, 1998 would be (i) $____, $____, $____ and $____, at the minimum, midpoint, maximum and adjusted maximum respectively. There can be no assurance that the actual purchase price of shares purchased to fund the Recognition and Retention Plan will be equal to the $15 unadjusted price per share.
(7) The per share calculations are determined by adding the number of shares assumed to be issued in the Offering, and, in accordance with SOP 93-6, subtracting 97.5% and 95.0% of the ESOP shares which have not been committed for release during the year ended December 31, 1998 ________, ________, and _________ shares of Common Stock are outstanding at the minimum, midpoint, maximum and adjusted maximum of the Offering, respectively, and at December 31, 1998 that _________, _________, _________
     and _________ shares of Common Stock are outstanding at the minimum, midpoint, maximum and adjusted maximum of the Estimated Price Range, respectively.
(8) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan, which will be adopted by the Company following the Offering and presented for approval by stockholders at an annual or special meeting of stockholders fo the Company held at least six months following the consummation of the Offering. If the Stock Option Plan is approved by stockholders, and amount equal to 10% of the Common Stock issued in the Offering, or ______, ______, ______ and ______ shares at the minimum, midpoint, maximum and adjusted maximum of the Offering, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plan, that all these options were exercised at the beginning of the period at an exercise price of $_____ per share and that the shares to fund the Recognition and Retention Plan are acquired through open market purchases at the Purchase Price, (i) pro forma net income per share for the year ended December 31, 1998 would be $____, $____, $____ and $____ at the minimum, midpoint, maximum and adjusted maximum of the Offering, respectively; (ii) stockholders' equity per share at December 31, 1998 would be $____, $____, $____ and $____ at the minimum, midpoint, maximum and adjusted maximum of such range respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Oswego County's results of operations depend primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, which principally consist of loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing deposits. Oswego County's results of operations also are affected by the provision for losses on loans; the level of its noninterest income; its general, administrative and other expenses, including compensation and benefits, occupancy and equipment expense, real estate owned expense and other expenses; and its income tax expense.

Business Strategy

         The Bank's current business strategy is to operate as a well-capitalized, profitable and community-oriented savings bank dedicated to providing quality retail financial products and personalized customer service. The Bank has implemented this strategy by emphasizing retail deposits as its primary source of funds and investing a substantial part of such funds in locally originated residential first mortgage loans, in mortgage-backed and related securities and in other liquid investment securities. Specifically, the Bank's business strategy incorporates the following elements: (i) operating as a community-oriented financial institution and maintaining a strong core customer base by providing a high degree of personalized banking service; (ii) emphasizing traditional lending and investment activities; (iii) improving asset quality; (iv) maintaining a strong retail deposit base; and (v) managing interest rate risk while achieving desirable levels of profitability.

         When the Bank's chairman, president and chief executive officer retired in June 1996, the Bank's Board of Trustees formed a committee to search for his replacement. The search process culminated with the hiring of Gregory Kreis as president and chief executive officer in January 1997. Mr. Kreis had 29 years of banking experience in three commercial banks in Vermont, most recently as president and chief executive officer of a $145 million community bank in southern Vermont. Since joining the Bank Mr. Kreis has retained the services of a new senior consumer and mortgage lending officer, a new commercial lending officer and a new human resources and training officer. In addition, the Bank created the new positions of operations officer and compliance/security officer and promoted then-current officers to fill those positions. The internal auditor was transferred to the position of treasurer and chief financial officer.

         The new management team reviewed and revised the Bank's policies and procedures in all major function areas including lending, investments, asset-liability management, and asset classification. Under the direction of new management, the Bank also undertook a comprehensive review of all non-performing assets and major loans including all commercial mortgage loans. As a result of this review, the Bank established additional loan loss provisions equal to $1.1 million in fiscal 1996 and $525,000 in fiscal 1997. During this period, the Bank also experienced higher levels of non-performing assets primarily attributable to the failure of the Bank's real estate market to recover fully from the recession of the early 1990s and collections policies and procedures that were in need of revision.

         New management has implemented new more stringent loan underwriting procedures in an effort to maintain asset quality in the future. Management believes loan provisions will be lower in the future due to the nature of and volume of current and anticipated loan production, market area trends and the current level of the allowance for loan losses and non-preforming assets. Lending activity and new business development has been limited following the change of management as the new management team has sought to develop and implement the policies and procedures designed to enable the Bank to maintain compliance with laws and regulations, while also minimizing risk exposure. The Bank believes that it is in a position to pursue actively lending and business opportunities in fiscal 1999.

         Financial and operational highlights and goals of the Bank include the following:

         o Community Banking. The Bank is committed to meeting the financial needs of its customers in Oswego County, New York and surrounding communities. Management believes that the Bank can be more effective in servicing its customers than many of its non-local competitors because of its ability quickly and effectively to provide senior management responses to customer needs and inquiries and its extensive knowledge of the local market.

         o Emphasis on Retail Deposits. The Bank's liability strategy emphasizes retail deposits drawn from the four full-service offices in its market area rather than institutional or wholesale deposits. At September 30, 1998, 60.1% of the Bank's deposit base of $95.8 million consisted of core deposits, which included non-interest-bearing demand accounts, NOW accounts, and savings and money market deposit accounts.

        o Focus on Residential lending. A cornerstone of our lending program has long been one-to-four family residential lending. We believe that, in comparison to many other types of assets, one-to-four family residential loans carry acceptable yields and credit risk. In addition, such loans create strong ties to consumers which can be utilized to market other financial products. At September 30, 1998, we had $63.3 million (or 85.7% of total loans) of residential mortgage loans and home equity loans. See "Business of Oswego County Savings Bank - Lending Activities." In recent years, to increase the yield on interest-earning assets and to increase the amount of our interest rate sensitive assets, we have purchased adjustable-rate mortgage-backed securities and short-term investment securities. In February 1998, we began a program of actively originating 30-year fixed-rate 1-4 family residential loans for eventual sale in the secondary market to address our goal of providing a broad range of loan products to our customers.

        o Improved Asset Quality. The Bank's new senior management team in place since April 1997 has revised the Bank's policies and procedures in all major functional areas including lending, investments, asset-liability management and asset classification. Senior management undertook a comprehensive review of the Bank's assets to ensure the adequacy of the allowances for loan losses. Following this review, the Bank established significant additional loan loss allowances. The recognition of such losses is expected to expedite the problem asset resolution process. The ratio of non-performing assets to total assets was 2.22% and the ratio of non-performing loans to total loans was 2.69% at September 30, 1998. At September 30, 1998, the ratio of allowance for loan losses to total loans was 1.74% and the ratio of allowance for loan losses to total non-performing loans was 64.45%. See "Business - Asset Quality."

         o Strong Net Interest Margin. The Bank manages its interest-rate risk exposure by monitoring the levels of interest-rate sensitive assets and liabilities. It has maintained a relatively strong net interest margin due primarily to its high level of adjustable-rate mortgage loans and core deposits. At September 30, 1998, $61.6 million or 83.5% of its total loans had adjustable interest rates and $57.6 million or 60.1% of its total deposits were core deposits.

Market Risk Analysis

         Qualitative Analysis In order to minimize the potential for adverse effects of material fluctuations in interest rates on Oswego County's results of operations, Oswego County has implemented and continues to monitor its asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of (i) purchasing adjustable-rate mortgage-backed securities and short-term investment securities; (ii) since February 1998, originating 30-year fixed-rate one-to-four family residential loans for eventual sale in the secondary market; and (iii) managing interest expense, by maintaining a strong retail deposit base and emphasizing core deposits.

         Since the early 1980s, Oswego County has originated primarily adjustable-rate mortgage ("ARM") loans and has not originated fixed-rate residential mortgage loans with terms of over 15 years. All of the ARMs currently offered by Oswego County have interest rates which adjust every one or three years, although the portfolio contains some ARMs with a fixed-rate of interest for ten years and an annual interest rate adjustment thereafter. As interest rates decreased during the 1990s, Oswego County's origination of ARMs has decreased due to the preference of Oswego County's customers for fixed-rate residential mortgage loans. In February 1998, the Bank commenced the origination of long-term fixed-rate one-to-four family residential loans in order to provide a full range of products to customers, but generally only under terms, conditions and documentation which allow their sale in the secondary market. Oswego County's portfolio of adjustable-rate, one-to-four family residential mortgage loans amounted to $52.6 million or 97% of all residential mortgage and home equity loans at September 30, 1998.

         In order to better match the maturity or repricing of its interest-bearing liabilities with the maturity of its interest-earning assets, Oswego County offers certificates of deposit with terms in excess of one year. At September 30, 1998, $9.9 million or 25.8% of Oswego County's certificates of deposit mature in more than one year.

         Oswego County considers its savings deposit and money market accounts to be core deposits that are less likely to be withdrawn if interest rates rise. The savings deposits and money market accounts have variable interest rates, and Oswego County believes that it can adjust the interest rate on the accounts to retain a substantial portion of these deposits. While the amount of savings deposit and money market accounts has declined in recent years, savings deposit and money market accounts amounted to $47.0 million or 49.0% of total deposits at September 30, 1998, compared to $48.5 million or 49.6% of total deposits at December 31, 1997.

         Quantitative Analysis. The Bank has sought to reduce the vulnerability of its operations to changes in interest rates through an analysis IRP undertaken by measuring changes in NPV and NII for instantaneous and sustained parallel shifts in market interest rates. Pursuant to such analysis, the Bank determined that a theoretical 200 basis point increase in market interest rates would have resulted as of September 30, 1998 in a negative $1.2 million change in the Bank's NPV and a decrease in NII of $37,000. Prolonged increases in market rates of interest could adversely affect the Bank's interest rate spread and net interest margin since the repricing of certain of the Bank's assets and liabilities assumed to mature or reprice within a stated period may in fact mature or reprice at different times and at different volumes. Moreover, prolonged increases in interest rates could adversely affect the demand for residential mortgage loans within the Bank's primary market area. The assumptions used by management to evaluate the vulnerability of the Bank's operations to changes in interest rates in the table below are primarily based on assumptions provided by the Bank's management. Although management finds these assumptions reasonable, the interest rate sensitivity of the assets and liabilities and the estimated effects of changes in interest rates on net interest income and the net economic value ("NEV") indicated in the following table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

         The following table presents the Bank's internal calculations of NEV at September 30, 1998.


    Change in Interest
  Rates in Basis Points                  Net Interest Income                                  Current MVPE
  ---------------------       -------------------------------------------       -----------------------------------------

                                                Dollar         Percentage                        Dollar       Percentage
                              Estimated       Change from        Change         Estimated        Change       Change from
                                Value            Base          from Base          Value        from Base         Base
                              ---------       -----------      ---------        ---------      ---------      -----------

           +400                 3,887            (367)          (8.63)          11,196         (3,044)         (21.38)
           +200                 4,217             (37)           (.86)          12,999         (1,241)          (8.71)
           Base                 4,254             N/A             N/A           14,240            N/A             N/A
           -200                 4,557             303            7.12           14,810            570            4.00
           -400                 5,035             781           18.36           15,277          1,037            7.28
-------------------------------------------------------------------------------------------------------------------------

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the above table's presentation assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the above table provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

Changes in Financial Condition

         Oswego County's total assets decreased by $2.3 million or 2.1% to $109.8 million at September 30, 1998 from $112.1 million at December 31, 1997, primarily due to a $6.7 million or 8.3% decline in the loan portfolio. Total assets also decreased in the fiscal year ended December 31, 1997 as compared to the fiscal year ended December 31, 1996. The decline during that period was $3.5 million or 3.0% primarily reflecting a $10.1 million or 78.9% decrease in Oswego Country's federal funds sold and other short-term investments and a $4.6 million or 5.4% decrease in the loan portfolio. These decreases were substantially offset by a $10.9 million increase in the portfolio of securities available for sale portfolio.

         At September 30, 1998, loans amounted to $73.8 million or 67.2% of total assets. Of the total loan portfolio, $63.3 million or 85.7% consisted of residential mortgages and home equity loans. Commercial mortgages accounted for $8.6 million or 11.6% of the total loan portfolio at September 30, 1998, while the remainder of the portfolio consisted of $1.8 million of consumer loans and $124,000 of commercial loans.

         Securities represented 25.7% and 19.05% of total assets at September 30, 1998 and December 31, 1997, respectively, and cash and cash equivalents amounted to $4.3 million or 3.9% of total assets at September 30, 1998.

         Non-performing assets have increased from 2.12% of total assets at December 31, 1997 to 2.22% of total assets at September 30, 1998. Non-accruing one-to-four family mortgage loans and home equity loans represented 67.9% of the total non-performing loans at September 30, 1998 compared to 74.6% at December 31, 1997. At September 30, 1998, Oswego County had $449,000 of foreclosed assets consisting of $377,000 of one-to-four family properties and $72,000 of commercial properties. At September 30, 1998, Oswego County's allowance for loan losses equaled $1.3 million representing 1.74% of total loans outstanding and 64.5% of total non-performing loans, compared to 1.75% and 69.63% at December 31, 1997, respectively.

         Oswego County's total deposits decreased during 1998 to $95.8 million at September 30, 1998 from $97.9 million at December 31, 1997. Time deposits decreased by $1.4 million or 3.5% during the nine-month period ended September 30, 1998, while demand deposits increased by $905,000 or 9.4% during the same period. The decrease in total deposits is attributable to Oswego County's decision not to renew jumbo time deposits at the current market rates which was partially offset by the seasonal increase in demand deposits.

         Total net worth was $11.4 million at September 30, 1998, an increase of $252,000 from December 31, 1997. The increase was due to net income of $196,000 during the nine-month period ended September 30, 1998 and a $56,000 increase in the net unrealized gain on securities available for sale.

         Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest income from the Bank's average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances. The Bank does not believe that the monthly averages differ significantly from what the daily averages would have been during these periods.

                                      As of                    Nine Months Ended                     Nine Months Ended
                                September 30, 1998             September 30, 1998                   September 30, 1997
                               --------------------      -------------------------------      ------------------------------

                                            Yield/       Average                  Yield/      Average                 Yield/
                               Balance      Rate(1)      Balance    Interest      Rate(1)     Balance     Interest     Rate
                               -------      -------      -------    --------      -------     -------     --------     ----

                                                                   (Dollars In Thousands)
Interest-earning assets:
   Loans receivable(1)        $ 73,778        8.21%   $ 76,586    $  4,742        8.28%  $ 84,159    $  5,148        8.18%
   Securities (   )             28,230        5.68      23,517       1,063        6.04     18,607         839        6.03
   Short term investments          750        5.41       3,553         151        5.68      3,966         196        6.61
     Total interest-earning
       assets                  102,758        7.49     103,656      5,956         7.68    106,732       6,183        7.75
Noninterest-earning
  assets                         7,006                   6,216                              7,505
     Total assets              109,764                 109,872                            114,237

Interest-bearing
  liabilities:
   Deposits(2)                  85,273        3.87      87,007       2,577        3.96     92,060       2,816        4.09
     Total interest-bearing
       liabilities              85,273        3.87      87,007       2,577        3.96     92,060       2,816        4.09

Noninterest-bearing
  deposits                      10,571                  10,360                              9,175
Noninterest-bearing
   liabilities                   2,495                   1,149                              1,150
                              --------                --------                           --------

Total noninterest bearing
liabilities                     13,066                  11,509                             10,325
     Total liabilities          98,339                  98,516                            102,385
Net worth                       11,425                  11,356                             11,852
                              --------                --------                           --------

     Total liabilities and
       net worth               109,764                 109,872                            114,237
                              ========                ========                           ========

Net interest income;
  average interest rate
  spread                                      3.62%               $  3,379        3.72%              $  3,367        3.66%
                                                                  ========                           ========

Net interest margin(3)                                                            4.35%                              4.21%
Average interest-earning
  assets to average
  interest-bearing
  liabilities                               120.50%                             119.14%                            115.94%


                                          Year Ended                             Year Ended
                                      December 31, 1997                       December 31, 1996
                                      -----------------                       -----------------

                              Average                    Yield     Average                  Yield
                              Balance     Interest        Rate     Balance     Interest      Rate
                              -------     --------        ----     -------     --------      ----

Interest-earning assets:
   Loans receivable(1)        $ 83,388    $  6,841        8.20%   $ 84,918    $  6,847       8.06%
   Securities (     )           19,062       1,151        6.04       8,237         454       5.50
   Short term investments        3,733         241        6.46      16,528         868       5.25
     Total interest-earning
       assets                  106,183       8,233        7.75     109,683       8,169       7.45
Noninterest-earning
  assets                         7,405                               7,584
     Total assets              113,588                             117,267

Interest-bearing
  liabilities:
   Deposits(2)                  91,384       3,738        4.09      95,388       3.973       4.25
     Total interest-bearing
       liabilities              91,384       3,738        4.09      95,388       3,973       4.25

Noninterest-bearing
  deposits                       9,217                               9,200
Noninterest-bearing
   liabilities                   1,162                                 911
                              --------                            --------
Total noninterest bearing
  liabilities                   10,379                              10,111
     Total liabilities         101,763                             105,499
Net worth                       11,825                              11,768
                              --------                            --------

     Total liabilities and
       net worth               113,588                             117,267
                              ========                            ========

Net interest income;
  average interest rate
  spread                                  $  4,495        3.66%               $  4,196       3.28%
                                          ========                            ========

Net interest margin(3)                                    4.23%                              3.81%

Average interest-earning
  assets to average
  interest-bearing
  liabilities                                           116.19%                            114.99%

----------

(1)  Excludes non-accruing loans.
(2)  Includes noninterest-bearing checking accounts.
(3)  Equals net interest income divided by average interest-earning assets.
( ) Average balance represents the carrying amount of securities available for sale and securities held to maturity.

         Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Oswego County interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.


                                                        Nine Months Ended
                                                          September 30,                             Year Ended December 31,
                                                          1998 vs. 1997                                  1997 vs. 1996
                                             ------------------------------------             -------------------------------------
                                                 Increase(Decrease)                              Increase(Decrease)
                                                         Due to                   Total              Due to                  Total
                                             ---------------------------        Increase      ------------------------     Increase
                                               Volume            Rate          (Decrease)       Volume         Rate       (Decrease)
                                             ---------        ----------      -----------     ----------    ----------    ----------
                                                                          (In Thousands)

Interest-earning assets:
   Loans receivable                           $(505)             $ 98            $(407)        $(124)         $ 118         $   (6)
   Securities                                   223                 2              225           650             47            697
   Short Term Investments                       (19)              (26)             (45)         (791)           164           (627)
                                                ----             ----             ----         -----           ----           -----
     Total interest-earning assets             (301)               74             (227)         (266)           330             64
                                               =====             ====             =====        =====           ====          =====

Interest-bearing liabilities:
   Deposits                                    (151)              (88)            (239)         (165)          (170)          (235)
                                               -----             ----            -----         -----          -----          -----
     Total interest-bearing liabilities        (151)              (88)            (239)         (165)          (170)          (235)
                                               -----             ----            -----         -----          -----          -----

Increase (decrease) in net interest
   income                                     $(151)             $162            $  12         $(101)         $ 400          $ 299
                                               =====             ====            =====         =====          =====          =====

--------------


Results of Operations

         Oswego County's net income was $196,000 for the nine-month period ended September 30, 1998, an increase of $180,000 as compared to net income of $16,000 in the comparable nine-month period in fiscal 1997. Oswego County experienced net losses of $30,000 and $61,000 in fiscal 1997 and1996, respectfully, after reporting net income of $553,000 in fiscal 1995. Net income for fiscal 1997 and 1996 was primarily impacted by substantial increases in the provision for loan losses as further described below.

         Net Interest Income Oswego County's net interest income is determined by its average interest rate spread (i.e., the difference between the average yields earned on its interest-earning assets and the average rates paid on its interest-bearing liabilities), the relative amounts of interest-earning assets and interest-bearing liabilities.

         Oswego County's net interest income has remained relatively stable for the nine-month period ended September 30, 1998 and fiscal 1997 and 1996. For the nine-month period ended September 30, 1998, net interest income increased $12,000 or 0.4% following an increase of $299,000 or 7.1% in fiscal 1997 and a decrease of $303,000 or 6.7% in fiscal 1996 as compared to the respective comparable periods.

         Interest Income Interest income on loans decreased by $407,000 or 7.9% during the nine-month period ended September 30, 1998, decreased by $6,000 or
 .09% in fiscal 1997 and by $260,000 or 3.7% in fiscal 1996 from the respective comparable prior periods. During the subject periods, the average balance of Oswego County's loan portfolio has gradually decreased from $84.9 million in 1996, to $83.4 million in fiscal 1997, to $76.6 million for the nine-month period ended September 30, 1998, and the average yield on the loan portfolio has increased slightly from 8.06%, to 8.20% to 8.28% during those same periods.

         Income from Oswego County's securities portfolio increased during the nine-month period ended September 30, 1998 as compared to the comparable period during fiscal 1997 as well as during both fiscal 1997 and 1996 as compared to prior comparable periods. Such income increased by $225,000 or 26.8% during the nine-months ended September 30, 1998 and by $697,000 or 153.5% and by $109,000 or 31.6% during fiscal 1997 and 1996, respectively. The average amount of Oswego County's investment in securities increased from $8.2 million in fiscal 1996, to $19.1 million in fiscal 1997, to $23.5 million for the nine-month period ended September 30, 1998, and the average yield on the securities portfolio increased from 5.51%, to 6.04%, to 6.04%, for those same periods.

         Other interest income, which consists of interest on federal funds sold and other short-term investments, fluctuated during the subject periods from $151,000 for the nine-month period ended September 30, 1998 as compared to $196,000 in the comparable 1997 period and was $241,000 in fiscal 1997 compared to $868,000 in fiscal 1996. The average amount of federal funds and short-term investments decreased from $16.5 million in fiscal 1996 to $3.7 million in fiscal 1997 and decreased slightly to $3.6 million in the nine-month period ended September 30, 1998. The average yields on these investments, which are generally more market sensitive, fluctuated from 5.25% in fiscal 1996, to 6.46% in fiscal 1997, to 5.68% in the nine-month period ended September 30, 1998. As a result of these fluctuations in the average investment and yield in such funds, total interest income decreased by $45,000 or 23.0% during the nine-month period ended September 30, 1998 compared to the comparable nine-month period in 1997, decreased by $627,000 or 72.2% during fiscal 1997 and increased by $249,000 or 40.2% during fiscal 1996 compared to the respective prior periods..

         Interest Expense Interest on deposits decreased by $239,000 or 8.5% in the nine-month period ended September 30, 1998 as compared to the comparable period in fiscal 1997 and by $235,000 or 5.9% in 1997 as compared to fiscal 1996. Interest on deposits increased by $400,000 or 11.2% in fiscal 1996 as compared to fiscal 1995. During the subject periods, the average balance and average cost of interest-bearing deposits varied slightly from period to period with the average balance decreasing from $95.4 million, to $91.4 million, to $87.0 million from fiscal 1996, to fiscal 1997, to the nine-month period ended September 30, 1998, respectively and the average cost decreasing from 4.17% to 4.09% from fiscal 1996 to 1997 and to 3.96% for the nine-month period ended September 30, 1998.

         Provision for Loan Losses The provisions for loan losses were $90,000, $339,000, $525,000 and $1.1 million for the nine-month periods ended September 30, 1998 and 1997, fiscal 1997 and 1996, respectively. These provisions were based upon, among other variables, non-accruing loans totaling $2.0 million, $1.8 million and $2.2 million at September 30, 1998, December 31, 1997, and December 31, 1996, respectively. Delinquencies in Oswego County's primary market area were at unusually high levels during 1995 and 1996 as a result of extensive job losses in the region in 1995 as customers were unable to pay outstanding obligations and in many cases were forced to move from the area in order to seek new employment.

         Non-interest Income Non-interest income increased by $12,000 or 3.2% during the nine-month period ended September 30, 1998 as compared to the comparable 1997 period. Such income increased by $34,000 or 6.8% and by $275,000 or 121.7% during fiscal 1997 and 1996, respectfully. The increase in the nine-month period was partially the result of an increase of $6,000 or 2.0% in income from service charges. The increase in fiscal 1997 was primarily the result of a $54,000 recovery from Oswego County's Nationar investment as compared to a $14,000 provision in fiscal 1996. This increase was partially offset by a $28,000 or 37.8% decrease in other non-interest income. The $275,000 increase in non-interest income in fiscal 1996 was primarily the result of fiscal 1995 having a net loss from the sale of securities of $132,000 in 1995 and a provision of $120,000 in 1995 for the Nationar investment as compared to fiscal 1996 in which no loss on security sales was incurred and a substantially lower provision for the Nationar investment. The $46,000 or 11.6% increase in income from service charges from fiscal 1995 to 1996 also contributed to the fiscal 1996 increase in non-interest income.

         Non-interest Expenses Non-interest expenses decreased during the nine-month period ended September 30, 1998 and during fiscal 1997 and 1996 over the prior comparable periods. The decrease of $51,000 or 1.5% during the nine-month period was primarily the result of a $408,000 or 82.4% decrease in trustee fees and benefits which was substantially offset by an $87,000 or 36.6% increase in professional fees, an $86,000 or 34.7% increase in other non-interest expenses, an $80,000 or 50.6% increase in real estate owned expenses, and a $64,000 or 4.4% increase in salaries and employee benefits. The trustee fees and benefits expense incurred during the period was substanitally lower than the expense incurred during the comparable 1997 period in which a retirement plan for the Board of Trustees was established and vested benefits in that plan were accrued by Oswego County. The professional fee increase during the 1998 nine-month period related to expenses associated with the contemplated merger with Oswego City and Year 2000 compliance issues; the increase in salaries and employee benefits was primarily related to the hiring of new staff; and real estate owned and costs incurred for preparation for sale of the real estate.

         The increase in total non-interest expense of $742,000 or 19.9% during fiscal 1997 was primarily the result of an increase of $435,000 or 430.7% for trustee fees and benefits, a $305,000 or 391.0% increase in professional fees and a $113,000 or 131.4% increase in real estate owned. The increase in trustee fees and benefits was the result of the establishment of a retirement plan for the Board of Trustees and the accrual for vested benefits in that plan as well as an increase in trustee fees. The increase in professional fees primarily resulted from costs associated with an audit and computer consultant fees incurred in connection with the establishment of a fixed-rate mortgage program and the increase in real estate owned expense related to expenses incurred for the preparation on an apartment complex for sale.

         The increase in total non-interest expense of $401,000 or 12.0% during fiscal 1996 was primarily the result of a $411,000 or 23.2% increase in salaries and employee benefits, a $45,000 or 80.4% increase in trustee fees and benefits and a $29,000 or 13.2% increase in data processing expenses. These increases were partially offset by a $112,000 decrease in deposit insurance premiums. The $411,000 increase in salaries and employee benefits resulted from the funding during 1996 of a deferred compensation plan for the retiring president. The amount of trustee fees increased as a result of the numerous meetings that were held while Oswego County recruited and interviewed candidates for a new chief executive officer and president and the increase in data processing fees was the result of the installation of a new automated teller machine program. The decrease in the deposit insurance premium was the result of lower premium rates.

         Federal Income Taxes Income tax expense increased by $144,000 in the nine-month period ended September 30, 1998 as compared to the same period in 1997. For fiscal 1997 Oswego County had a $56,000 income tax expense as compared to a $119,000 income tax benefit in fiscal 1996. The increase in the nine-month period ended September 30, 1998 resulted from a $324,000 increase in pre-tax income and the tax effect of non-deductible merger-related expenses. See Note 8 of Notes to Financial Statements. The tax expense incurred in 1997 was the result of operating income for that period and the tax effect of non-deductible merger related expenses. The income tax benefit in fiscal 1996 was the result of a $180,000 pre-tax loss experienced by Oswego County for that period.

Liquidity and Capital Resources

         Oswego County's liquidity, represented by cash and cash equivalents and securities available for sale, is a product of its operating, investing and financing activities. Oswego County's primary sources of funds are deposits, the amortization, prepayment and maturity of outstanding loans, mortgage-backed securities, the maturity of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans, maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, Oswego County invests excess funds in federal funds sold and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Bank has been able to generate sufficient cash through its deposits and has not utilized borrowings as a source of funds during the past five years.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as federal funds sold or U.S. Treasury securities. On a longer term basis, the Bank maintains a strategy of investing in various lending products as described in greater detail under "Business - Lending Activities." Most of such products have either short-terms (five years or less)or interest rates that adjust at least every three years. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a portfolio of investment securities. At September 30, 1998, there were outstanding commitments and unused letters of credit by Oswego County to originate or acquire mortgage loans and other loans aggregating $1.0 million and $9,000, respectively, consisting primarily of fixed and adjustable-rate residential loans that are expected to close on or prior to December 31, 1998. Certificates of deposit scheduled to mature in one year or less at September 30, 1998, totaled $28.4 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Oswego County. Oswego County anticipates that it will continue to have sufficient funds, together with borrowings, to meet its current commitments.

Impact of Inflation and Changing Prices

         The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Oswego County's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Oswego County's performance than does the effect of inflation.

Year 2000 Compliance

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming changes in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations. We have conducted a thorough assessment of our internal systems as well as the efforts of our outside data processing service provider. During this assessment phase, the Oswego County identified all in-house systems and third party relationships, and assessed whether they were "mission-critical." Mission-critical is defined as a system that is vital to the successful continuance of a core business activity. The assessment includes both information technology systems and non-information technology systems. Examples of non-information technology systems include utility and telephone companies, security systems, and financial organizations. Also included in the assessment is the identification of those systems and vendors whom the Oswego County has control over and those the Oswego County does not. Examples of those vendors whom the Oswego County has control over include organizations which the Oswego County has a material relationship with. Vendors whom the Oswego County has no control over include utility companies.

         The most important mission critical matter concerns the data processing provided by our third party service bureau. The service bureau with which we operate is providing us with periodic updates of its compliance progress. We have participated in the first phase of testing with the provider satisfactorily with the second phase to be completed prior to December 31, 1998. The service bureau has indicated that it will be compliant by such date. We are in the process of developing a contingency plan to deal with the potential that our service bureau is unable to bring its systems into compliance by year 2000. We believe that we would use manual systems as a contingency plan if our current provider is unable to resolve this problem in time. There can be no assurance in this regard, however, and it is possible that as a result we could experience data processing delays, errors or failures, all of which could have a material adverse impact on our financial condition and results of operations. We estimate that our expenses related to year 2000 compliance will be approximately $_______ and have incurred $_______ through September 30, 1998.

         We have also evaluated our non-information technology systems to determine if such systems may have embedded technology that could also be affected by the year 2000 problem. We have determined that there are only a few systems of this type that could be affected but have been informed, however, by the vendors that the systems are or will be year 2000 compliant by year 2000.

         Computer problems experienced by our commercial borrowers could have an adverse effect on their business operations and their ability to repay their loans when due. The Oswego County has recently begun evaluating Year 2000 readiness of its commercial loan applicants as part of the loan underwriting process and is calling upon major existing borrowers to assess their readiness and identify potential problems.

Impact of New Accounting Standards

         Effective January 1, 1998 Oswego County adopted the remaining provisions of Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which relates to the accounting for securities lending, repurchase agreements, and other secured financing activities. These provisions, which were delayed for implementation by SFAS No. 127, did not have a material impact on Oswego County. In addition, the Financial Accounting Standards Board
(FASB) is considering certain amendments and interpretations of SFAS No. 125 which, if enacted in the future, could affect the accounting for transactions within their scope.

         On January 1, 1998, the Bank adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. At the Bank, comprehensive income represents net income plus other comprehensive income, which consist of the net change in unrealized gains or losses on securities available for sale for the period. Accumulated other comprehensive income represents the net unrealized gains or losses on securities available for sale as of the balance sheet dates. Comprehensive income (loss) for the nine-month periods ended September 30, 1998 and 1997 was $(56,516) and ($20,267), respectively.

         In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments included profit or loss, certain specific revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131, effective in 1998, will not have an impact on the Bank's statement of financial condition and statement of operations.

         The Financial Accounting Standards Board issued Statement of Financial Standards No. 132, Employers' Disclosures about Pensions and Other Post Retirement Benefits, in February 1998. This statement revises employers' disclosures about pension and other post retirement benefit plans. It does not change the measurement or the recognition of these plans. The statement is effective for the Bank in 1998 and will not impact its financial position or results of operations.

         FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivatives be recognized as either assets or liabilities in the balance sheet and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters beginning January 1, 2000. Earlier adoption, however, is permitted. The Bank anticipates, based on current activities, that the adoption of SFAS No. 133 will not have an effect on the results of its operations.

         In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage-Backed Enterprise," which amends SFAS No 65, "Accounting for Certain Mortgage Banking Activities." This statement contains the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after securitization of other types of assets by a nonmortgage banking enterprise. This statement is effective for the first quarter beginning on January 1, 1999. This statement will not have any impact on the Bank's financial position or results of operations as the Bank does not currently securitize mortgage loans.

                                    BUSINESS

Lending Activities

         General. At September 30, 1998, Oswego County's net loans totaled $72.5 million, which represented 66.0% of Oswego County's $109.8 million of total assets at that date. The principal lending activity of Oswego County is the origination of residential, home equity and commercial mortgages loans. To a lesser extent, Oswego County also makes commercial loans and consumer loans. At September 30, 1998, $63.3 million or 85.7% of Oswego County's total loans consisted of residential mortgage and home equity loans. Commercial mortgage loans totaled $8.6 million at such date, representing 11.6% of total loans. Commercial loans totaled $124,000 and consumer loans totaled $1.8 million at September 30, 1998.

         The types of loans that Oswego County may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

         A New York-chartered savings bank generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At September 30, 1998, Oswego County's limit on loans-to-one borrower was $1.0 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $1,180,000, $741,000, $737,000, $667,000 and $636,000. Three of Oswego County's
five largest loans or groups of loans were performing in accordance with their terms at September 30, 1998. The $741,000 group of loans consists of two loans, one of which is current and the other of which is 15 days delinquent. The $667,000 group of loans consists of seven loans. The borrower has filed bankruptcy, all of the loans are in default and Oswego County is in the process of foreclosure.

         Loan Composition. The following table sets forth the composition of Oswego's loan portfolio by type of loan at the dates indicated.


                                     September 30,                              December 31,
                               ------------------------     -------------------------------------------------

                                         1998                         1997                        1996
                                        ------                       ------                      -----
                                 Amount            %          Amount          %           Amount         %
                                 ------         ------        ------       ------         ------      -------
                                                                (In Thousands)
Residential mortgages and
   home equity loans           $ 63,255          85.74%     $ 67,405        83.78%     $ 70,687        83.08%
Commercial mortgages              8,570          11.61        11,145        13.85        11,490        13.50
Commercial loans                    124           0.17           276         0.34           589         0.69
Consumer loans                    1,829           2.48         1,634         2.03         2,321         2.73
                               --------         ------      --------                      -----         ----
Total loans                      73,778         100.00%       80,460       100.00%       85,087       100.00%
                                                ======                     ======                     ======
Allowance for loan losses       (1,280)                      (1,409)                    (1,583)
                               --------                     --------                   --------
Net loans                      $ 72,498                     $ 79,052                   $ 83,504
                               ========                     ========                   ========

                  Loans Due or Adjusting After One Year. The following table sets forth the dollar amount of all loans, before net items, due or adjusting after one year from September 30, 1998 as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.


                                                                      Floating or
                                              Fixed-Rate            Adjustable-Rate             Total
                                              ----------            ---------------             -----
                                                                     (In Thousands)

          Residential mortgages and
            home equity loans                  $ 9,013                  $12,131               $21,144
          Commercial mortgages                     777                    1,701                 2,478
          Commercial loans                         124                       --                   124
          Consumer loans                         1,691                       --                 1,691
                                               -------                  -------               -------
            Total                              $11,605                  $13,832               $25,437
                                               =======                  =======               =======


                  Origination, Purchase and Sale of Loans. The lending activities of Oswego County are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by Oswego County's Board of Trustees, management, the secondary market investors (i.e., FHLMC, FNMA, GNMA) and private mortgage insurance companies (PMI). Loan originations are obtained by a variety of sources, including referrals from real estate brokers, developers, builders, existing customers, newspaper, radio and walk-in customers. Loan applications are taken by lending personnel, and the loan origination department supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are generally performed by independent outside appraisers licensed in New York State. Hazard insurance is required on all security property. Title insurance is required on all newly originated mortgage loans.

                  Oswego County's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. A loan application file is first reviewed by a loan originator or branch manager and then underwritten to established standards and policies. The Board has granted underwriting authority to branch managers, loan underwriters, the senior loan officer and the president in varying levels. All loans in aggregate amounts of over $100,000 are presented to either the Board of Trustees or the Board Loan Committee for approval. (Residential real estate loans to be sold in the secondary market are exempt from this procedure since they are subject to investor underwriting requirements.)

                  Historically, Oswego County has originated substantially all of the loans in its portfolio and held them until maturity. However, in February 1998, Oswego County began the origination of fixed-rate residential mortgage loans with the intention of selling those loans in the secondary market in order to manage its interest rate risk. The residential loans are generally made on terms, conditions and documentation which permit the sale to FHLMC. Since February 1998 the Bank has originated $2.4 million of fixed-rate loans. Oswego County had not sold any of these loans as of September 30, 1998. The ALCO committee has established $5 million of fixed-rate loans may be retained in portfolio.

                  Historically, Oswego County has not purchased loans (excluding mortgage-backed securities), and Oswego County does not currently intend to become an active purchaser of loans in the foreseeable future. Oswego County has purchased participation interests in loans with Board approval.

                  The following table shows total loans originated and repaid during the period indicated. (No loans were purchased or sold during the periods shown.


                                                         Nine Month Ended
                                                           September 30,                      December 31,
                                                       --------------------               --------------------
                                                       1998            1997               1998            1997
                                                       ----            ----               ----            ----
                                                                      (In Thousands)
Loan originations:
  Residential mortgages, home equity and
    commercial mortgage loans                       $  3,532         $ 4,294          $   5,337        $   8,254
Commercial loans                                          79              30                 30              293
Consumer loans                                           646           1,018              1,211            1,955
                                                    --------         -------           --------         --------
     Total loans originated                            4,257           5,342              6,578           10,502
Loan principal reductions                            (11,659)         (8,255)           (11,831)         (12,700)
Increase (decrease) due to other
   items, net                                            720             450                626              108
                                                    --------         -------           --------         --------
Net increase (decrease)                             $ (6,682)        $(2,463)          $ (4,627)        $ (2,090)
                                                    ========         =======           ========         ========

                  Residential Mortgages and Home Equity Loans. Historically, Oswego County has concentrated its lending activities on the origination of loans secured primarily by first mortgage liens on existing one-to-four family residences and home equity loans secured by second mortgages on one-to-four family residences. At September 30, 1998, $63.3 million or 85.7% of Oswego County's total loans consisted of such loans.

                  Since the 1980s, Oswego County has originated primarily ARM loans and has not originated fixed-rate residential mortgages with terms over 15 years in order to manage its interest-rate risk. However, in February 1998, Oswego County commenced the origination of long-term, fixed-rate one-to-four family residential loans in order to provide a full range of products to its customers, but generally only under terms, conditions and documentation which permit the sale thereof in the secondary market. Oswego County offers terms from 15 to 30 years on these loans. Oswego County plans to sell its first pool of such loans late in 1998.

                  From the early 1980s to February 1998, Oswego County emphasized for its portfolio one-to-four family residential mortgage loans which provide for periodic adjustments to the interest rate. The loans emphasized by Oswego County during this period had up to 30-year terms and an interest rate which adjusted every year or three years in accordance with a designated index, (currently the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year or three years, respectively, as made available by the Federal Reserve Board). Oswego County generally does not offer deeply discounted interest rates on its ARMs. There is a cap on the amount of any increase or decrease in the interest rate during the applicable adjustment period, and various caps, depending on when the loan was originated, on the amount which the interest rate can increase or decrease over the life of the loan. Oswego County's adjustable-rate loans currently being originated are not assumable and do not contain prepayment penalties. Oswego County has not engaged in the practice of using a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization, although it has on a limited basis extended the maturity of the loan. Approximately $52.2 million or 85.0% of the permanent residential loans in Oswego County's loan portfolio at September 30, 1998 had adjustable interest rates. In addition Oswego County offered an ARM loan (10/1) fixed for the first 10 years then adjustable every year thereafter.

                  The demand for adjustable-rate loans in Oswego County's primary market area has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment. Due to the generally lower rates of interest prevailing in recent periods, demand for adjustable-rate, one-to-four family residential loans in Oswego County's primary market decreased as consumer preference for fixed-rate loans increased. In order to meet the demands of the marketplace Oswego County initiated its fixed-rate residential loan program.

                  Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Oswego County believes that these risks, which have not had a material adverse effect on Oswego County to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment. In addition, Oswego County minimizes the credit risks associated with ARMs by (i) imposing a maximum LTV ratio of 95% on such loans and (ii) requiring that the borrower's payments based on the initial interest rate generally not exceed 28% of the borrower's gross income.

                  Oswego County is permitted to lend up to 100% of the appraised value of the real property securing a residential loan; however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, Oswego County is required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Trustees, Oswego County will lend up to 95% of the appraised value of the property securing a fixed-rate, single-family residential loan which is being originated for sale, and generally requires borrowers to obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80% of the appraised value of the security property. The maximum LTV ratio for ARMs is 95% of the appraised value of the property.

                  Oswego County generally requires title insurance insuring the priority and validity of its mortgage lien, as well as fire and extended coverage casualty insurance in order to protect the properties securing its residential and other mortgage loans. Borrowers may be required to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which the Bank makes disbursements for items such as real estate taxes, hazard insurance premiums and mortgage insurance premiums as they become due. The properties securing all of Oswego County's mortgage loans are appraised by independent appraisers licensed in New York State.

                  Home equity loans are originated by Oswego County for up to 75% of the appraised value, less the amount of any existing prior liens on the property. The Bank secures the loan with a mortgage on the property (generally a second mortgage) and will originate the loan even if another institution holds the first mortgage. There is a maximum term of 5 years on fixed-rate and 15 years on adjustable-rate loans. At September 30, 1998, home equity loans totaled $1.9 million or 2.57% of Oswego County's total loans.

                  Consumer Loans. Subject to restrictions contained in applicable federal and state laws and regulations, Oswego County is authorized to make loans for a wide variety of personal or consumer purposes. At September 30, 1998, $1.8 million or 2.5% of Oswego County's total loans consisted of consumer loans. Oswego County originates consumer loans in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered by Oswego County include loans secured by deposit accounts in Oswego County, automobile loans, recreational vehicles, boats and other miscellaneous loans.

                  Oswego County's loans secured by deposit accounts in Oswego County amounted to $281,000 or .38% of Oswego County's total loans at September 30, 1998. Such loans are originated for up to 100% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is typically equal to the interest rate paid on the account plus 3.0%. Oswego County offers automobile loans on both new and used vehicles, with most of the loans secured by used vehicles. The automobile loans have terms of up to five years and have fixed interest rates. Automobile loans amounted to $339,000 or .46% of the total loans at September 30, 1998.

                  Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. Oswego County believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to increase rate sensitivity, shorten the average maturity of its loan portfolio and provide a full range of services to its customers.

                  Commercial Mortgage Loans. At September 30, 1998, $8.6 million or 11.6% of Oswego County's total loans consisted of commercial mortgage loans. At September 30, 1998, Oswego County's commercial mortgage loan portfolio consisted of 67 loans with an average balance of approximately $118,000. A majority of Oswego County's commercial mortgage loans are secured by apartment buildings located in its primary market area.

                  Commercial mortgage lending is generally considered to involve a higher degree of risk than single-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally.

                  Loan Origination and Loan Fees. In addition to interest earned on loans, Oswego County receives loan origination fees or "points" for many of the loans it originates. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

Asset Quality

                  General. When a borrower fails to make a required payment on a loan, Oswego County attempts to cure the deficiency by contacting the borrower and seeking payment. Late charges are generally imposed following the tenth day after a payment is due on consumer loans and the fifteenth day after a payment is due on mortgage loans. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 30 days, the loan and payment history is reviewed and efforts are made to collect the loan. While Oswego County generally prefers to work with borrowers to resolve such problems, when the account becomes 60 to 90 days delinquent, Oswego County institutes foreclosure or other proceedings, as necessary, to minimize any potential loss.

                  A loan is placed on non-accrual status when it is 90 days or more past due. In addition, Oswego County places any loan on non-accrual status if any part of it is classified as doubtful. Subsequent payments are either applied to the outstanding principal balance, the first 90 days of interest due or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

                  Real estate acquired by Oswego County as a result of foreclosure or by deed-in-lieu of foreclosure under generally accepted accounting principles are classified as real estate owned until sold. Real estate owned properties are held for sale and carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). Writedowns from recorded investments to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After the date of acquisition, all costs incurred in maintaining the property are expenses and costs incurred for the improvement or development of such property are capitalized up to the extent of their net value. Adjustments to carrying value of such properties that result from subsequent decline in value are charged to operations in the period in which the decline occurs.

                  Delinquent Loans. The following table sets forth information concerning delinquent loans at September 30, 1998, in dollar amount and as a percentage of Oswego County's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due. At September 30, 1998,


                                     Residential
                                 Mortgages and Home        Commercial          Commercial            Consumer
                                     Equity Loans           Mortgage             Loans                Loans                Total
                                 ------------------     --------------      --------------      ---------------    ---------------
                                 Amount          %      Amount      %       Amount      %       Amount       %     Amount      %
                                 ------        ----     ------    ----      ------     ---      ------     ----    ------    -----
                                                         (In Thousands)

Loans delinquent
  for:
  30 - 59 days                 $1,796          2.84%    $  87     1.02%    $   --       --       $  63     3.44%   $1,946     2.64%
  60 - 89 days                     36          0.05        --       --         --       --          --        -        36     0.05
  90 days and over                935          1.48       637     7.43         --       --          --        -     1,572     2.13
                               ------          ----      ----     ----     ------      ---       -----     ----    ------    ----
Total delinquent
  loans                        $2,767          4.37%     $724     8.45%    $   --       --       $  63     3.44%   $3,554    4.82%
                               ======          ====      ====     ====     ======      ===       =====     ====    ======    ====

                  Non-Performing Assets. The following table, derived from information contained in Oswego County's call report schedules filed with the Federal Deposit Insurance Corporation, sets forth the amounts and categories of Oswego County's non-performing assets at the dates indicated.

                                                       September 30,                    December 31,
                                                       -------------            --------------------------
                                                            1998                1997                  1996
                                                            ----                ----                  ----
                                                                            (In Thousands)

Non-accruing loans:
 Residential mortgages and home equity loans             $1,349             $1,323                  $2,029
   Commercial mortgages                                     637                449                     122
   Consumer                                                  --                  2                      29
   Commercial                                                --                 --                      --
                                                         ------             ------                  ------
        Total                                            $1,986             $1,774                  $2,180
                                                         ------             ======                  ======

Accruing loans delinquent more than 90 days:
   Residential mortgages and home equity loans               --                 --                      --
   Commercial mortgages                                      --                 --                      --
   Consumer                                                  --                 --                      --
   Commercial                                                --                 --                      --
                                                         ------             ------                  ------
       Total                                             $   --             $   --                  $   --
                                                         ======             ======                  ======

Foreclosed assets:
  Residential mortgages and home equity loans               377                514                     403
  Commercial mortgages                                       72                 85                      88
  Consumer                                                   --                 --                      --
  Commercial                                                 --                 --                      --
                                                         ------             ------                  ------
     Total                                               $  449             $  599                  $  491
                                                         ======             ======                  ======

Total non-performing assets                              $2,435             $2,373                  $2,671
                                                         ======             ======                  ======

Total as a percentage of total assets %                   2.22%              2.12%                   2.31%
                                                         =====               ====                    ====

                  If the non-accruing loans for the nine-months ended September 30, 1998 and the year ended December 31, 1997 had been current in accordance with their terms during such periods, the gross interest income on such loans would have amounted to $68,000 and $122,000, respectively. No interest income on these non-accruing loans was recorded during such periods.

                  Classified Assets. Federal regulations require that each insured savings bank classifies its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan and lease losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

                  Exclusive of any assets classified as loss which have been fully reserved or charged-off, Oswego County's classified assets at September 30, 1998 consisted of $1.9 million of assets classified as substandard, which represented 1.7% of total assets. Oswego County had no loans classified as doubtful at such date.

                  Allowance for Loan Losses At September 30, 1998, Oswego County's allowance for loan losses amounted to $1.3 million or 1.74% of the total loan portfolio. Oswego County's loan portfolio consists primarily of residential mortgage, home equity and commercial mortgage loans and, to a lesser extent, consumer loans and commercial loans. Oswego County believes that there are no material elements of risk in its loan portfolio, and total nonperforming assets are closely monitored. The classification of assets policy is reviewed periodically by the Board of Trustees. Allowance for loan losses is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on the past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time. Although management believes that it uses the best information available to make such determinations, future adjustments to allowances may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations.

                  The following table sets forth an analysis of the Bank's allowance for loan losses during the periods indicated.


                                                           Nine Months Ended
                                                              September 30,                    Year Ended December 31,
                                                     -----------------------------          ------------------------------
                                                         1998               1997               1997                 1996
                                                     ----------           --------          -------               --------
                                                                             (In Thousands)
Total loans outstanding at end of period                $73,778            $82,624            $80,460            $85,087

Average loans outstanding                                76,586             84,159             83,388             84,918

Balance at beginning of period                            1,409              1,583              1,583                762
Charge-offs(1)                                             (267)              (248)              (724)              (330)
Recoveries                                                   48                 17                 25                 11
                                                        -------            -------            -------            -------
Net charge-offs                                            (219)              (231)              (699)              (319)
Provision for loan losses                                    90                339                525              1,140
                                                        -------            -------            -------            -------
Balance at end of period                                $ 1,280            $ 1,692            $ 1,409            $ 1,583

Allowance for loan losses as a percent of
  total loans outstanding                                  1.74%              2.05%              1.75%              1.86%

Ratio of net charge-offs (recoveries) to
  average loans outstanding                                 .29%               .27%               .84%               .38%

----------
(1) Charge-offs in fiscal 1997 primarily consisted of nonowner occupied multifamily loans;

                  The following table presents the allocation of Oswego County's allowance for loan losses by type of loan at each of the dates indicated.


                                          September 30,                                    December 31,
                                 -----------------------------    -------------------------------------------------------------

                                               1998                            1997                            1996
                                 -----------------------------    -----------------------------  ------------------------------

                                                       Loan                            Loan                            Loan
                                                     Category                        Category                        Category
                                      Amount          as a %          Amount          as a %          Amount          as a %
                                        of           of Total           of           of Total           of           of Total
                                    Allowance          Loans         Allowance         Loans        Allowance          Loans
                                 --------------   ------------    --------------   ------------  ---------------- ------------

                                                                         (In Thousands)
Residential mortgage and
  home equity loans                   $ 750           85.74%         $  702          83.78%         $   757           83.08%
Commercial mortgage                     404           11.61             512          13.85              738           13.50
Commercial loans                          5            0.17               5           0.34                8            0.69
Consumer loans                           41            2.48              38           2.03               54            2.73
Unallocated                              80              --             152             --               26              --
                                    -------          ------          ------         ------           ------          ------

Total                               $ 1,280          100.00%         $1,409         100.00%          $1,583          100.00%
                                    =======          ======          ======         ======           ======          ======

Investment Securities

                  Oswego County has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions and federal funds. Each purchase of an investment security is ratified by the Board of Trustees and the Asset Liability Committee. Oswego County's investment securities are carried in accordance with generally accepted accounting principles.

                  Oswego County's investment securities portfolio's largest component are securities issued by U.S. government-sponsored agencies which had a carrying value of $19.9 million or 70.6% of the portfolio as of September 30, 1998. As of that same date, the portfolio also included $1.8 million of U.S. Treasury securities, $4.1 of general obligations of corporatations and municipalities and $2.5 million of other mortgage-backed securities.

                  At September 30, 1998, Oswego County's investment securities portfolio had an amortized cost of $28.1 million or 25.7% of total assets as of such date. The amortized cost of investment securities being held to maturity at September 30, 1998 was $15.3 million with a fair value of $15.5. The amortized cost and fair value of investment securities available for sale at September 30, 1998 was $12.8 million and $12.9 million, respectively.

                  The following table sets forth certain information relating to the Bank's investment securities portfolio at the dates indicated.


                                                September 30,                                        December 31,
                                       ---------------------------       -----------------------------------------------------------

                                                     1998                             1997                              1996
                                       ---------------------------       --------------------------     ----------------------------

                                         Amortized         Fair           Amortized          Fair         Amortized         Fair
                                            Cost           Value             Cost           Value            Cost           Value
                                       -------------    ----------       ------------    -----------    ------------     -----------

                                                                                   (In Thousands)

Securities available for sale
Debt securities:
   United States Treasury                  $ 1,010         $ 1,023         $ 4,017         $ 4,027        $    --          $    --
   United States Government
     agency obligations                     11,780          11,870           6,893          6, 892             --               --
                                           -------         -------         -------         -------        -------          -------
       Total debt securities                12,790          12,893          10,910          10,919             --               --
Equity securities - corporate stocks            2                2               2               2              5                5
                                           -------         -------         -------         -------        -------          -------
       Total securities available
         for sale                          $12,792         $12,895         $10,912         $10,921        $     5          $     5
                                           -------         -------         -------         -------        -------          -------

Securities held to maturity
Debt securities:
   United States Treasury                      750             751           3,149           3,153          3,645            3,654
   Corporate and municipal
     securities                              4,077           4,127           4,809           4,823          4,373            4,379
   Mortgage-backed securities:
         GNMA                                2,444           2,469              62              65             71               73
         FNMA                                   49              51              54              56             --               --
         FHLMC                                  24              25              29              30            108              112
   United States Government
     agency obligations                      7,990           8,085           2,338           2,348          1,909            1,912
                                           -------         -------         -------         -------        -------          -------
       Total securities held to
         maturity                           15,334          15,508          10,441          10,475         10,106           10,130
                                           -------         -------         -------         -------        -------          -------

       Total Securities                    $28,126         $28,403         $21,353         $21,396        $10,111          $10,135
                                           =======         =======         =======         =======        =======          =======


Mortgage-Backed Securities

                  Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as Oswego County. Such U.S. Government agencies and government-sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the GNMA.

                  The FHLMC, which is a corporation chartered by the U.S. Government, issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. For example, the FNMA and the FHLMC currently limit their loans secured by a single-family, owner-occupied residence to $227,000. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

                  Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

                  At September 30, 1998, the amortized value of Oswego County's mortgage-backed securities amounted $2.5 million, which represented 2.3% of Oswego County's $109.8 million of total assets at that date. All of Oswego County's $2.5 million of mortgage-backed securities at September 30, 1998 were insured or guaranteed by the GNMA, the FHLMC or the FNMA, and all of those securities were held to maturity. Ninety-five percent of the mortgage-backed securities had adjustable rates of interest at September 30, 1998. The amortized cost and fair value of mortgage-backed securities at September 30, 1998 were $2.5 million.

                  Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Oswego County.

                  The following table sets forth the composition of the Bank's mortgage-backed securities portfolio at each of the dates indicated. All of the mortgage-backed securities held at such dates were held to maturity.


                                                         September 30,                 December 31,
                                                         -------------     -----------------------------------
                                                             1998                1997                1996
                                                         -------------     ---------------    ----------------
                                                                            (In Thousands)
Mortgage-backed securities:
     FNMA                                                   $   49             $   54              $   --
     FHLMC                                                      24                 29                 108
     GNMA                                                    2,444                 62                  71
                                                            ------             ------              ------
        Subtotal                                            $2,517             $  145              $  179
                                                            ======             ======              ======

                  The following table sets forth the activity in the Bank's mortgage-backed securities portfolio during the periods indicated.


                                                            At or For the                 At or For the Year
                                                             Nine Months                        Ended
                                                         Ended September 30,                 December 31,
                                                    -------------------------       -------------------------------
                                                         1998            1997            1997            1996
                                                    -----------     -----------     --------------- -------------

                                                                        (In Thousands)
Mortgage-backed securities at
  beginning of period (cost)                           $  145           $179            $179            $235
Purchases                                               2,542              0               0               0
Repayments                                               (168)           (27)            (34)            (56)
Premium amortization                                        3              0               0               0
                                                       ------           ----            ----            ----
Mortgage-backed securities at end
  of period (cost)                                      2,517            152             145             179
Mortgaged-backed securities at end
  of period (fair value)                                2,544            159             151             185
Weighted average yield at end of
  period                                                 5.99%          8.03%           8.03%           8.03%

Sources of Funds

                  General. Deposits are the primary source of Oswego County's funds for lending and other investment purposes. In addition to deposits, Oswego County derives funds from principal and interest payments on loans and mortgage-backed securities. Loan repayments are a relatively stable source of funds, while deposits inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

                  Deposits. Oswego County's deposit products include a broad selection of deposit instruments, including demand deposits, money market deposits, savings deposits and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

                  Oswego County's deposits are obtained primarily from residents of Oswego County in New York State. Management of Oswego County estimates that less than 1% of Oswego County's deposits are obtained from customers residing outside of New York State. Oswego County does not pay fees to brokers to solicit funds for deposit with Oswego County or actively solicit negotiable-rate certificates of deposit with balances of $100,000 or more.

                  Interest rates paid, maturity terms, service fees and withdrawal penalties are established by Oswego County on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal and state regulations.

                  The following table sets forth the activity in the Bank's deposits during the periods indicated.


                                                        Nine Months Ended                      Year Ended
                                                          September 30,                       December 31,
                                                -----------------------------     ---------------------------------
                                                      1998             1997             1997               1996
                                                --------------    ------------    --------------    ----------------
                                                                      (In Thousands)
Beginning balance                                   $97,899        $102,015         $102,015             $101,436
                                                    -------        --------         --------             --------
Net increase (decrease) before
  interest credited(1)                               (4,632)         (6,620)          (7,854)              (3,393)
Interest credited                                     2,577           2,816            3,738                3,973
                                                    -------        --------         --------             --------
Net increase (decrease) in
  deposits                                           (2,055)         (3,804)          (4,116)                 579
                                                    -------        --------         --------             --------
Ending Balance                                      $95,844        $ 98,211         $ 97,899             $102,015
                                                    =======        ========         ========             ========

---------------------

(1) The information provided is net of deposits and withdrawals because the gross amount of deposits and withdrawals is not readily available.

                  The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Oswego County at the dates indicated.


                                      September 30,                                December 31,
                               ------------------------      ----------------------------------------------------
                                           1998                        1997                         1996
                               ------------------------       -----------------------    ------------------------
                                  Amount          %            Amount          %           Amount           %
                               ----------    ----------      ----------  ------------     ----------   ----------
                                                            (In Thousands)
Time deposits:
  2.00% - 3.99%                 $    15          .01%              --            --            --               --
  4.00% - 5.99%                  33,600        35.06           33,071         33.78        30,747            30.14
  6.00% - 7.99%                   4,677         4.88            6,626          6.77        12,676            12.43
                                -------       ------          -------        ------      --------           ------
    Total time deposits:         38,292        39.95           39,697         40.55        43,423            42.57
                                -------       ------          -------        ------      --------           ------
Transaction accounts:
  Savings deposits               46,420        48.43           47,969         49.00        49,255            48.28
  Money market deposits             561         0.59              566          0.58           791             0.80
  Demand deposits                10,571        11.03            9,666          9.87         8,546             8.38
                                -------       ------          -------        ------      --------           ------
     Total transaction
        accounts                 57,552        60.05           58,201         59.45        58,592            57.43
Accrued interest payable             --         0.00               --          0.00            --             0.00
                                -------       ------          -------        ------      --------           ------
     Total deposits             $95,844       100.00%         $97,899        100.00%     $102,015           100.00%
                                =======       ======          =======        ======      ========           ======

                  The following table presents the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.


                                                Nine Months Ended
                                                  September 30,                                       Year Ended December 31,
                              ----------------------------------------------------   ----------------------------------------------
                                         1998                           1997                     1997                  1996
                              ------------------------     ----------------------   ----------------------     --------------------
                                             Average                    Average                  Average                    Average
                                Average        Rate          Average     Rate         Average      Rate         Average      Rate
                                Balance        Paid          Balance     Paid         Balance      Paid         Balance      Paid
                              ----------   -----------     ----------  ----------   ---------   ----------     ---------   ---------
                                                                      (In Thousands)
NOW                             $   468         2.45%     $      --         -%      $     --          -%      $     --         --%
Savings deposits                 47,808         2.81         50,161      3.01         49,883       3.01         51,250       3.01
Demand deposits                  10,360         0.00          9,175      0.00          9,217       0.00          9,200       0.00
Money market deposits               548         2.54            845      2.67            793       2.68          1,036       2.70
Time deposits                    38,183         5.44         41,054      5.43         40,708       5.44         43,102       5.58
                                -------         ----       --------      ----       --------       ----         ------       ----
     Total interest-
       bearing deposits(2)      $97,367         3.96%      $101,235      4.09%      $100,601       4.09%      $104,588       3.80%
                                =======         ====       ========      ====       ========       ====       ========       ====


                  The following table shows the interest rate and maturity information for the Bank's certificates of deposit at September 30, 1998.


                                                                Maturity Date
                       -------------------------------------------------------------------------------------------------
                                             Over six
                          Six Months          Months            Over 1             Over 2           Over 3
                           or Less          to 1 Year         to 2 Years         to 3 Years         Years        Total
                       ---------------   ---------------   ---------------    ---------------    -----------   ---------
                                                                  (In Thousands)

Amount                 $  16,783            $ 11,625           $ 4,496            $ 1,753          $ 3,635      $ 38,292
Average Rate                5.24%              5.43%              5.71%              5.64%            5.93%         5.43%

                  The following table sets forth the maturities of the Bank's certificates of deposit having principal amounts of $100,000 or more at September 30, 1998.


                   Certificates of deposit maturing
                          in quarter ending:                       Amount
          ------------------------------------------------      ------------

                                                            (In Thousands)
          December 31, 1998                                       $1,522
          March 31, 1999                                             413
          June 30, 1999                                            1,143
          After June 30, 1999                                      2,298
                                                                  ------
          Total certificates of deposit with
            balances of $100,000 or more                          $5,376
                                                                  ======

Subsidiaries

                  Oswego County currently has no subsidiaries.

Legal Proceedings

                  Oswego County is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Oswego County.

Employees

                  Oswego County had 47 full-time employees and 6 part-time employees at September 30, 1998. None of these employees is represented by a collective bargaining agent, and Oswego County believes that it enjoys good relations with its personnel.

                  The following table sets forth certain information relating the Oswego County's offices at September 30, 1998.


                                                                    Net Book Value of
                                    Owned         Lease           Property and Leasehold         Deposits at
                                      or        Expiration           Improvements at            September 30,
          Location(1)               Leased         Date             September 30, 1998              1998
-----------------------------       ------      ----------        ----------------------        -------------

Executive Office:                                           (In thousands)
44 East Bridge Street
Oswego, New York 13126              Owned           N/A                   $167                     $42,622

Branch Offices:
4879 N Jefferson Street
Pulaski, New York 13142             Owned           N/A                    365                      29,895
1930 Rt. 3 West
Fulton, New York 13069              Owned           N/A                    133                      14,137
30 W. Utica Street
Oswego, New York 13126              Owned           N/A                    911                       9,214

                                   REGULATION

                  Set forth below is a brief description of certain laws and regulations which are applicable to the Bank and the MHC. The description of the laws and regulations hereunder, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

The Bank

                  General. The Bank is subject to extensive regulation and examination by the Department, as its chartering authority, and by the FDIC, as the insurer of its deposits, and, upon Reorganization, will be subject to certain requirements established by the Department and the FDIC. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The Bank must file reports with the Department and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as establishing branches and mergers with, or acquisitions of, other depository institutions. There are periodic examinations by the Department and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Department, the FDIC or as a result of the enactment of legislation, could have a material adverse impact on the Bank and its operations.

                  Capital Requirements. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like the Bank, will not be members of the Federal Reserve System.

                  The FDIC's capital regulations establish a minimum 3.0% Tier 1 leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier 1 leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulation, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain mortgage servicing rights.

                  The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier 1 capital and supplementary (Tier 2) capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier 1 capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At September 30, 1998, the Bank met each of its capital requirements.

                  In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies recently issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

                  See "Regulatory Capital Requirements" for information with respect to the Bank's historical leverage and risk-based capital at September 30, 1998 and pro forma after giving effect to the issuance of shares in the Stock Issuance.

                  Activities and Investments of New York-Chartered Savings Banks. The Bank derives its lending, investment and other authority primarily from the applicable provisions of New York State Banking Law and the regulations of the Department, as limited by FDIC regulations and other federal laws and regulations. See " - Activities and Investments of FDIC Insured State-Chartered Banks." These New York laws and regulations authorize savings banks, including the Bank, to invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, State and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may directly invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank's assets, except as set forth below. Such equity securities must meet certain tests of financial performance. A savings bank's lending powers are not subject to percentage of asset limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the "leeway" authority, make investments not otherwise permitted under the New York State Banking Law. This authority permits investments in otherwise impermissible investments of up to 1% of the savings bank's assets in any single investment, subject to certain restrictions and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with the reliance upon the specific investment authority set forth in the New York State Bank Law, savings banks are authorized to elect to invest under a "prudent person" standard in a wider range of debt and equity securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the "prudent person" standard, it will be unable to avail itself of the other provisions of the New York State Banking Law and regulations which set forth specific investment authority. A New York-chartered stock savings bank may also exercise trust powers upon approval of the Department.

                  The Department has been granted the authority to maintain the power of state-chartered banks reciprocal with those of a national bank. Under the terms of the legislation, the Department is granted such authority for only one year unless legislation is adopted within such period which extends the effective period of such power. However, any regulations adopted by the Department pursuant to the authority granted by such legislation would be effective regardless of whether legislation is enacted extending the effective period.

                  New York-chartered savings banks may also invest in subsidiaries under their service corporation investment power. A savings bank may use this power to invest in corporations that engage in various activities authorized for savings banks, plus any additional activities which may be authorized by the Department. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank's assets, and such investments, together with the bank's loans to its service corporations, may not exceed 10% of the savings bank's assets. Furthermore, New York banking regulations impose requirements on loans which a bank may make to its executive officers and directors and to certain corporations or partnerships in which such persons have equity interests. These requirements include, but are not limited to, requirements that (i) certain loans must be approved in advance by a majority of the entire board of directors and the interested party must abstain from participating directly or indirectly in the voting on such loan,
(ii) the loan must be on terms that are not more favorable than those offered to unaffiliated third parties, and (iii) the loan must not involve more than a normal risk of repayment or present other unfavorable features.

                  With certain limited exceptions, a New York-chartered savings bank may not make loans or extend credit for commercial, corporate or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the bank's net worth. The Bank currently complies with all applicable loans-to-one-borrower limitations.

                  Activities and Investments of FDIC-Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an FDIC-insured state-chartered bank may not directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements.

                  Excluded from the foregoing proscription is the provision of savings bank life insurance by an FDIC-insured state-chartered bank that is located in New York or certain other states and is otherwise authorized to sell such insurance, provided that (i) the FDIC does not alter its determination pursuant to the FDIA that such activities do not pose a significant risk to the insurance fund of which the Bank is a member, (ii) the insurance underwriting is conducted through a division of the bank that meets the definition of "department" contained in FDIC regulations and (iii) the bank discloses to purchasers of life insurance policies and other products that they are not insured by the FDIC, among other things.

                  Also excluded from the foregoing proscription is the investment by a state-chartered FDIC-insured bank in common and preferred stock listed on a national securities exchange and in shares of an investment company registered under the Investment Company Act of 1940. [In order to qualify for the exception, a state-chartered FDIC-insured bank must (i) have held such types of investments during the 14-month period from September 30, 1990 through November 26, 1991, (ii) be chartered in a state that authorized such investments as of September 30, 1991 and (iii) file a one-time notice with the FDIC in the required form and receive FDIC approval of such notice. In addition, the total investment permitted under the exception may not exceed 100% of the bank's tier one capital as calculated under FDIC regulations. The Bank received FDIC approval of its notice to engage in this investment activity on [___________, 1993]. As of September 30, 1998, the book value of the Bank's investments under this exception was $________ million, which equaled ______% of its tier one capital. Such grandfathering authority is subject to termination upon the FDIC's determination that such investments pose a safety and soundness risk to the Bank or in the event the Bank converts its charter or undergoes a change in control.]

                  Regulatory Enforcement Authority. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

                  Under the New York State Banking Law, the Department may issue an order to a New York-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the Department that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Department to discontinue such practices, such director, trustee or officer may be removed from office by the Department after notice and an opportunity to be heard. The Bank does not know of any past or current practice, condition or violation that might lead to any proceeding by the Department against the Bank or any of its directors or officers. The Department also may take possession of a banking organization under specified statutory criteria.

                  Prompt Corrective Action. Section 38 of the Federal Deposit Insurance Act ("FDIA") provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators, an institution shall be deemed to be (i) "well capitalized" if it has total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized,"
(iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. The regulations also provide that a federal banking regulator may, after notice and an opportunity for a hearing, reclassify a "well capitalized" institution as "adequately capitalized" and may require an "adequately capitalized" institution or an "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. The federal banking regulator may not, however, reclassify a "significantly undercapitalized" institution as "critically undercapitalized."

                  An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with an appropriate federal banking regulator within 45 days of the date that the institution receives notice or is deemed to have notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Immediately upon becoming undercapitalized, an institution becomes subject to statutory provisions which, among other things, set forth various mandatory and discretionary restrictions on the operations of such an institution.

                  At September 30, 1998, the Bank had capital levels which qualified it as a "well-capitalized" institution.

                  FDIC Insurance Premiums. The Bank is a member of the BIF administered by the FDIC. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC.

                  The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Bank's deposit insurance.

                  Beginning October 1, 1996, effective assessment rates range from zero basis points to 27 basis points. From 1997 through 1999, FDIC-insured institutions will pay approximately 1.3 basis points of their BIF-assessable deposits to fund the Financing Corporation. Based upon the $94,325,709 of BIF-assessable deposits, the Bank paid $2,877 in insurance premiums for the quarter ended September 30, 1998.

                  Brokered Deposits. The FDIA restricts the use of brokered deposits by certain depository institutions. Under the FDIA and applicable regulations, (i) a "well capitalized insured depository institution" may solicit and accept, renew or roll over any brokered deposit without restriction, (ii) an "adequately capitalized insured depository institution" may not accept, renew or roll over any brokered deposit unless it has applied for and been granted a waiver of this prohibition by the FDIC and (iii) an "undercapitalized insured depository institution" may not (x) accept, renew or roll over any brokered deposit or (y) solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in such institution's normal market area or in the market area in which such deposits are being solicited. The term "undercapitalized insured depository institution" is defined to mean any insured depository institution that fails to meet the minimum regulatory capital requirement prescribed by its appropriate federal banking agency. The FDIC may, on a case-by-case basis and upon application by an adequately capitalized insured depository institution, waive the restriction on brokered deposits upon a finding that the acceptance of brokered deposits does not constitute an unsafe or unsound practice with respect to such institution. [The Bank had no brokered deposits outstanding at September 30, 1998.]

                  Community Investment and Consumer Protection Laws. In connection with its lending activities, the Bank is subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the federal Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act and Community Reinvestment Act ("CRA").

                  The CRA requires insured institutions to define the communities that they serve, identify the credit needs of those communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which they offer credit products and take other actions that respond to the credit needs of the community. The responsible federal banking regulator (in the case of the Bank, the FDIC) must conduct regular CRA examinations of insured financial institutions and assign to them a CRA rating of "outstanding," "satisfactory," "needs improvement" or "unsatisfactory." The Bank's current federal CRA rating is "outstanding."

                  The Bank is also subject to provisions of the New York State Banking Law which impose continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community ("NYCRA"), which are similar to those imposed by the CRA. Pursuant to the NYCRA, a bank must file an annual NYCRA report and copies of all federal CRA reports with the Department. The NYCRA requires the Department to make an annual written assessment of a bank's compliance with the NYCRA, utilizing a four-tiered rating system, and make such assessment available to the public. The NYCRA also requires the Department to consider a bank's NYCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Bank's latest NYCRA rating, received from the Department was "satisfactory."

                  Limitations on Dividends. The MHC is a legal entity separate and distinct from the Bank. The MHC's principal source of revenue consists of dividends from the Bank. The payment of dividends by the Bank is subject to various regulatory requirements.

                  Under New York State Banking Law, a New York-chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the Department is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments.

                  Miscellaneous. The Bank is subject to certain restrictions on loans to the MHC or its non-bank subsidiaries, on investments in the stock or securities thereof, on the taking of such stock or securities as collateral for loans to any borrower, and on the issuance of a guarantee or letter of credit on behalf of the MHC or its non-bank subsidiaries. The Bank also is subject to certain restrictions on most types of transactions with the MHC or its non-bank subsidiaries, requiring that the terms of such transactions be substantially equivalent to terms of similar transactions with non-affiliated firms.

                  Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. As of September 30, 1998, the Bank was in compliance with applicable requirements. However, because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

Holding Company Regulation

                  Federal Bank Holding Company Regulation. Upon consummation of the Reorganization, the MHC, as majority shareholder of the Bank, will become a bank holding company. Bank holding companies are subject to comprehensive regulation and regular examinations by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

                  After consummation of the Reorganization and Offering, the MHC will be subject to capital adequacy guidelines for bank holding companies (on a consolidated basis) which are substantially similar to those of the FDIC for the Bank. On a pro forma consolidated basis after the

Reorganization and Offering, the MHC's pro forma stockholders' equity will exceed these requirements.

                  Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary bank. Under this policy the Federal Reserve Board may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

                  Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

                  The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

                  Interstate Banking and Branching. Federal law allows the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of the bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Federal Reserve Board is prohibited from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. Individual states continue to have authority to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit referred to above.

                  Additionally, beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks "opted out" by adopting a law which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. In response to Riegle-Neal, the State of New York enacted laws allowing interstate mergers and branching on a reciprocal basis.

                  Federal law authorizes the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The appropriate federal banking agencies are required to prescribe regulations which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. The FDIC and Federal Reserve Board have adopted such regulations. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve. Should the FDIC determination that a bank interstate branch is not reasonably helping to meet the credit needs of the communities serviced by an interstate branch, the FDIC is authorized to close the interstate branch or not permit the bank to open a new branch in the state in which the bank previously opened an interstate branch.

                  New York State Bank Holding Company Regulation. In addition to the federal bank holding company regulations, a bank holding company organized or doing business in New York State also may be subject to regulation under the New York State Banking Law. The term "bank holding company," for the purposes of the New York State Banking Law, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions. In general, a bank holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the New York State Banking Law. Under New York State Banking Law, the prior approval of the Banking Board is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York State bank holding companies regarding the acquisition of banking institutions which have been chartered five years or less and are located in smaller communities. Officers, directors and employees of New York State bank holding companies are subject to limitations regarding their affiliation with securities underwriting or brokerage firms and other bank holding companies and limitations regarding loans obtained from its subsidiaries. Although the Company will not be a bank holding company for purposes of New York State law upon the Effective Date of the Reorganization, any future acquisition of ownership, control, or the power to vote 10% or more of the voting stock of another bank or bank holding company would cause it to become such.

                  Mutual Holding Company Regulation. Under New York law, the MHC may exercise all powers and privileges of a New York chartered mutual savings bank, except for the power of accepting deposits. As a bank holding company, the MHC is also authorized to exercise all powers and engage in all activities permitted to a bank holding company under the BHCA.

                  Dividend Waivers by the Mutual Holding Company. It has been the policy of many mutual holding companies to waive the receipt of dividends declared by any savings institution subsidiary. In connection with its approval of the Reorganization, however, it is expected that the Federal Reserve Board will impose certain conditions on the waiver by the MHC of dividends paid on the Common Stock. In particular, the MHC is expected to be required to obtain prior Federal Reserve Board approval before it may waive any dividends. As of the date hereof, management does not believe that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested its approval.

                  The terms of the Federal Reserve Board approval of the Reorganization are also expected to require that the amount of any waived dividends will not be available for payment to Minority Stockholders and be excluded from capital for purposes of calculating dividends payable to Minority Stockholders. Moreover, the cumulative amount of waived dividends must be maintained in a restricted capital account which would be added to any liquidation account of the Bank, and would not be available for distribution to Minority Stockholders. The restricted capital account and liquidation account amounts would not be reflected in the Bank's financial statements or the notes thereto, but would be considered as a notational or memorandum account of the Bank, and would be maintained in accordance with the rules, regulations and policy of the Office of Thrift Supervision except that such rules would be administered by the Federal Reserve Board, and any other rules and regulations adopted by the Federal Reserve Board. The Plan of Reorganization also provides that if the MHC converts to stock form in the future, any waived dividends would reduce the percentage of the converted company's shares of Common Stock issued to Minority Stockholders in connection with any such transaction. See "Conversion of the MHC to Stock Form."

                  Management does not believe that the MHC will initially waive dividends declared by the Bank. If the MHC decides that it is in its best interest to waive a particular dividend to be paid by the Bank, and the Federal Reserve Board approves such waiver, then the Bank would pay such dividend only to Minority Stockholders, and the amount of the dividend waived by the MHC would be treated in the manner described above. The MHC's decision as to whether or not to waive a particular dividend, if such waiver is approved by the Federal Reserve Board, will depend on a number of factors, including the MHC's capital needs, the investment alternatives available to the MHC as compared to those available to the Bank, and regulatory approvals. There can be no assurance (i) that after the Reorganization the MHC will waive dividends paid by the Bank,
(ii) that the Federal Reserve Board will approve any dividend waivers by the MHC or (iii) of the terms that may be imposed by the Federal Reserve Board on any dividend waiver.

                  Conversion of the MHC to Stock Form. New York law, regulations of the Department and the Plan of Reorganization permit the MHC to convert from the mutual to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of trustees has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction, the MHC would merge with and into the Bank, with the Bank as the resulting entity, and certain depositors of the Bank would receive the right to subscribe for additional shares of the resulting entity. In a Conversion

Transaction, each share of Common Stock outstanding immediately prior to the completion of the Conversion Transaction held by persons other than the MHC would be automatically converted into and become the right to receive a number of shares of Common Stock of the resulting entity determined pursuant to an exchange ratio that ensures that after the Conversion Transaction, subject to the Dividend Waiver and MHC Assets Adjustment described below (if required by the applicable federal banking regulators) and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be outstanding shares of the resulting entity issued to Minority Stockholders in exchange for their Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by Minority Stockholders immediately prior to the Conversion Transaction. The total number of shares held by Minority Stockholders after the Conversion Transaction also would be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.

                  As set forth in the Plan of Reorganization, the Dividend Waiver and MHC Assets Adjustment would adjust the percentage of the to-be outstanding shares of the resulting entity issued in exchange for minority shares to reflect (i) the aggregate amount of dividends waived by the MHC and
(ii) assets, other than Common Stock, held by the MHC. Pursuant to the Dividend Waiver and MHC Assets Adjustment, the percentage of the to-be outstanding shares of the resulting entity issued to Minority Stockholders in exchange for their minority shares (the "Adjusted Minority Ownership Percentage") is equal to the percentage of the outstanding shares of Common Stock held by Minority Stockholders multiplied by the Dividend Waiver Fraction. The Dividend Waiver Fraction is equal to the product of (a) a fraction, of which the numerator is equal to the Bank's stockholders' equity at the time of the Conversion Transaction less the aggregate amount of dividends waived by the MHC, and the denominator is equal to the Bank's stockholders' equity at the time of the Conversion Transaction, and (b) a fraction, of which the numerator is equal to the appraised pro forma market value of the resulting entity in the Conversion Transaction minus the value of the MHC's assets other than Common Stock and the denominator is equal to the appraised pro forma market value of the resulting entity in the Conversion Transaction.


                                    TAXATION

Federal Taxation

                  General. The Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank. The Bank's federal income tax returns have been audited or closed without audit by the Internal Revenue Service through 1994.

                  Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31. For federal income tax purposes, after the Reorganization, the Stock Company and the Bank will file consolidated income tax returns.

                  Bad Debt Reserves. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. In 1996, the Internal

Revenue Code was amended, effective for tax years beginning in 1996, to change the method by which the Bank may take tax deductions for bad debts. The Bank is now required, for Federal income tax purposes, to use the experience method in determining its tax bad debt deduction, which generally permits tax deductions for bad debts based upon a six year moving average of actual loan loss experience. The Federal legislation also required recapture of any excess tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The Bank's recapture was insignificant.

                  Taxable Distributions and Recapture. If the Bank makes certain types of distributions ("non-dividend distributions") to the Stock Company which are not in the nature of dividends, such distributions will be considered to have been made first from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987 which are not part of excess reserves). An amount based on the non-dividend distribution will be included in the Bank's income for tax purposes. Non-dividend distributions subject to this rule include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for Federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits are not subject to this rule. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves. At December 31, 1997, the Bank's total pre-1998 reserve was approximately $1,107,000.

                  Minimum Tax. The Internal Revenue Code imposes a tax on alternative minimum taxable income at a rate of 20%. In general, the alternative minimum tax is imposed if, because of high levels of certain deductions and tax exempt income, there is a substantial difference between a corporation's gross income and its taxable income. Net operating losses can offset no more than 90% of the alternative minimum tax income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

                  Net Operating Loss Carryovers. For tax years beginning after August 5, 1997, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. [At December 31, 1997, the Bank had no net operating loss carryforwards for federal income tax purposes.]

New York State Taxation

                  General. The Bank and the Stock Company will report income on a combined basis to New York State. The MHC will not be included in the combined return. The franchise tax on banking corporations is imposed in an amount equal to the greater of (a) 9% of "entire net income" allocable to New York State (b) 3% of "alternative entire net income" allocable to New York State (c) 0.01% of the average value of assets allocable to New York State or (d) nominal minimum tax. Alternative entire net income is equal to entire net income without certain modifications. The basis of the determination of each tax is the greater of a tax on entire net income (or on alternative entire net income) or a tax computed on taxable assets.

                  Bad Debt Deduction. New York State enacted legislation in 1996, which among other things, decoupled the Federal and New York State tax laws regarding thrift bad debt deductions and permits the continued use of the bank debt reserve method under Section 593. Thus, provided the Bank continues to satisfy certain definitional tests and other conditions, they are permitted to continue to compute their annual for bad debt deduction using either a six year moving average experience method or a statutory percentage equal to 32% of the Bank's New York State taxable income.

                                   MANAGEMENT


Management of the Stock Company

                  The Board of Directors of the Stock Company will consist of the same individuals who serve as trustees of the Bank. The Board of Directors of the Stock Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Stock Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Kreis and Schneible, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Frassinelli, and Heins, has a term of office expiring at the second annual meeting of stockholders and a third class, consisting of Messrs. Brower, Shapiro and Walrath has a term of office expiring at the third annual meeting of stockholders.

                  The following individuals are executive officers of the Stock Company and hold the offices set forth below opposite their names.


              Executive                    Position Held with Stock Company
     ------------------------        ------------------------------------------

     Gregory J. Kreis                President and Chief  Executive Officer

                  The executive officers of the Stock Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

                  Information concerning the principal occupations, employment and compensation of the directors and officers of the Stock Company during the past five years is set forth under "Management of the Bank" and "- Executive Officers Who Are Not Directors." Directors of the Stock Company initially will not be compensated by the Stock Company but will serve and be compensated by the Bank. It is not anticipated that separate compensation will be paid to directors of the Stock Company until such time as such persons devote significant time to the separate management of the Stock Company's affairs, which is not expected to occur until the Stock Company becomes actively engaged in additional businesses other than holding the stock of the Bank. The Stock Company may determine that such compensation is appropriate in the future.

Management of the Bank

                  Because the Bank is a mutual savings bank, the members of its Board of Trustees have been appointed by other trustees. Upon completion of the Reorganization and Offering, the trustees of the Bank immediately prior to the Offering will continue to serve the Bank in its stock form as directors until successors are eligible and qualified. Currently, each trustee serves until December 31 of the year of his seventy-fifth birthday. Following the Reorganization and Offering, directors of the Bank will serve staggered three-year terms or until their successors are elected and qualified. Because the Stock Company will own all the issued and outstanding capital stock of the Bank following the Reorganization and Offering, the Board of Directors of the Stock Company will elect the directors of the Bank. The persons who are serving as trustees of the Bank will also serve as directors of the MHC and the Stock Company upon consummation of the Reorganization and Offering.

                  The following table sets forth certain information regarding the Board of Directors of the Bank.


                                         Positions Held
                                              With                    Director
        Name               Age(1)           the Bank                  Since(2)
--------------------      --------   -----------------------------   ----------


Michael R. Brower            48      Director                           1996
Bruce P. Frassinelli         59      Chairman of the Board              1995
Paul J. Heins                59      Director                           1989
Gregory J. Kreis             52      Director, President and Chief      1997
                                     Executive Officer
Paul W. Schneible            50      Director                           1996
Bernard Shapiro              72      Director                           1963
Carl K. Walrath              71      Director                           1974

-----------------------------

(1) As of September 30, 1998.
(2) Includes service as a trustee of the Bank.


                  Set forth below is information with respect to the principal occupations during at least the last five years for the trustees of the Bank.

                  Michael R. Brower. Mr. Brower is currently managing member and Chief Executive Officer of the Oswego Cranberry Company. Previously, Mr. Brower served as Executive Director, of the Oswego County Co-Operative Extension.

                  Bruce P. Frassinelli. Mr. Frassinelli is the publisher and editor of the Palladium Times Newspaper, Oswego, New York.

                  Paul J. Heins. Mr. Heins is the owner of Paul's Big M Grocery Store, Oswego, New York.

                  Gregory J. Kreis. Mr. Kreis has served as President and Chief Executive Officer of the Bank since January 1997. Previously, Mr. Kreis served as President and Chief Executive Office of Factory Point National Bank, Manchester, Vermont.

                  Paul W. Schneible. Mr. Schneible is the owner of Paul W. Schneible, CPA, Accountants and Consultants, Oswego, New York.

                  Bernard Shapiro. Mr. Shapiro is currently retired. Previously, Mr. Shapiro was the owner of a retail clothing store.

                  Carl K. Walrath. Mr. Walrath is currently retired. Previously, Mr. Walrath owned an insurance agency.

Trustees' Compensation

                  The Chairman of the Board of Trustees receives $1,450 per Board meeting while the other non-employee directors receive $1,250 per meeting. In addition, the outside directors receive $350 per committee meeting. [In order to receive such compensation, directors may not be absent for more than two Board meetings or committee meetings, as the case may be. Board fees are subject to periodic adjustment by the Board of Trustees.] See "- Benefits - Stock Option Plan" and "- Recognition Plan."

Trustee's Deferred Compensation Plan

                  In 1997, the Bank instituted a deferred compensation plan for Trustees (the "Trustees' Deferred Compensation Plan") who may elect to defer all or part of their annual trustee fees to fund the Trustee's Deferred Compensation Plan. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual trustees. At December 1997, deferred trustees fees included in other liabilities aggregated $83,569. Following consummation of the Reorganization, the Trustee's Deferred Compensation Plan will apply to the directors of the Stock Company.

Retirement Plan

                  In 1997, the Bank implemented a retirement plan for nonemployee trustees (the "Retirement Plan"). The monthly basic benefit under the Retirement Plan is equivalent to the regular board of trustees monthly meeting fee in effect at the end of the month that the trustee terminates service. Each trustee is fully vested upon serving the Bank for 15 years as a trustee or upon reaching age 70. Benefit payments to a trustee begin upon the later of either: the first month subsequent to the date that the trustee ceases to be a trustee; or the first month subsequent to the date the trustee reaches age 70. Succeeding installments are made monthly thereafter until death of the trustee. The Bank recorded an expense of $363,891 for the year ended December 31, 1997. The obligation of $363,891 at December 31, 1997 is included in other liabilities on the statement of financial condition. Following consummation of the Reorganization, the Trustee's Deferred Compensation Plan will apply to the directors of the Stock Company.

Compensation Committee Interlocks and Insider Participation

                  Determinations regarding compensation of the Bank's employees are made by the Compensation Committee of the Board of Directors. Messrs. Schneible and Heins serve as members of the Compensation Committee.

Summary Compensation Table

                  The following table sets forth a summary of certain information concerning the compensation paid by the Bank (including amounts deferred to future periods by the officers) for services rendered in all capacities during the fiscal year ended December 31, 1997 to the President and Chief Executive Officer of the Bank. No other officers of the Bank had compensation in excess of $100,000.

===========================================================================================================================
                                        Annual Compensation                     Long Term Compensation
                                  --------------------------------     ------------------------------------
                                                                                  Awards            Payouts
                                                                       --------------------------   -------
                                                         Other                         Securities
     Name and           Fiscal                           Annual        Restricted      Underlying    LTIP      All Other
 Principal Position      Year     Salary    Bonus     Compensation       Stock           Options    Payouts   Compensation
---------------------------------------------------------------------------------------------------------------------------
Gregory J. Kreis
President and Chief
Executive Officer        1997     $140,000  $ 20,000       --               --              --          --        $   --
===========================================================================================================================



Benefits

                  Employee Stock Ownership Plan. The Stock Company has established the ESOP for employees of the Stock Company and the Bank to become effective upon the Reorganization and Offering. Full-time employees of the Stock Company and the Bank who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the ESOP.

                  As part of the Reorganization and Offering, in order to fund the purchase of up to 8% of the Common Stock sold in the Reorganization and Offering, it is anticipated that the ESOP will borrow funds from the Stock Company. It is anticipated that such loan will equal 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan to the ESOP will be repaid principally from the Stock Company's and the Bank's contributions to the ESOP over a period of not less than 10 years, and the collateral for the loan will be the Common Stock purchased by the ESOP. The interest rate for the ESOP loan is expected to be ______. The Stock Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Stock Company or upon the sale of treasury shares by the Stock Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Stock Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

                  Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from the ESOP will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation to the total compensation of all eligible ESOP participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Stock Company might otherwise have contributed to the ESOP. Upon the completion of [seven] years of service, the account balances of participants within the ESOP will become 100% vested. Credit is given for years of service with the Bank prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. The Stock Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

                  Messrs. Kreis and Hillick will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

                  See "Risk Factors - Potential Increased Compensation Expense After the Reorganization" for discussion which addresses compensation expense to be incurred as a result of the ESOP.

                  GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Stock Company's statement of financial condition. Since the ESOP is borrowing from the Stock Company, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from the Stock Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

                  The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.

                  Stock Option Plan. If the Merger is not consummated within six months following consummation of the Reorganization and Offering, the Board of Directors of the Stock Company intends to adopt a Stock Option Plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Stock Company as an incentive to contribute to the success of the Stock Company and reward key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options, stock appreciation rights and limited rights which will be exercisable only upon a change in control of the Stock Company or the Bank (collectively "Awards"). Awards may be granted to directors and key employees of the Stock Company and any subsidiaries. The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of 10 years from the date the Stock Option Plan is adopted by the Board of Directors. Subject to any applicable Department and FDIC regulations, upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option.

                  Under the Stock Option Plan, the Committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of Common Stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders). The granting or vesting of stock options may be conditioned upon the achievement of individual or company-wide performance goals, which could include goals such as the achievement by the Stock Company or the Bank of specified levels of net income, asset growth, return on assets, return on equity or other specific performance goals.

                  At a meeting of stockholders of the Stock Company following the Reorganization, which under applicable FDIC and Department rules may be held no earlier than six months after the completion of the Reorganization, the Board of Directors intends to present the Stock Option Plan to stockholders for approval and to reserve an amount equal to 10% of the shares of Common Stock sold in the Offerings (or 63,480 shares based upon the issuance of 634,800 shares), for issuance under the Stock Option Plan. FDIC and Department rules provide that, in the event such plan is implemented within the one year following the Reorganization, no individual officer or employee of the Bank may receive more than 25% of the options granted under the Stock Option Plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the options granted under the Stock Option Plan. FDIC and Department rules also provide that the exercise price of any options granted under any such plan must be the fair market value of the Common Stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to one year following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee.

                  At the time an Award is granted pursuant to the Stock Option Plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of Common Stock. The shares reserved for issuance under the Stock Option Plan may be authorized but previously unissued shares, treasury shares, or shares purchased by the Stock Company on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding. In the event the Stock Company declares a special cash dividend or return of capital following the implementation of the Stock Option Plan in an amount per share which exceeds 10% of the fair market value of a share of Common Stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to such special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

                  Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Stock Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Stock Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Stock Company will be entitled to a deduction for federal income tax purposes in the same amount.

                  It is currently expected that the Stock Option Plan will provide that no individual officer will be able to receive stock options for more than 25% of the shares available under the Stock Option Plan, or 15,870 shares if the amount of Common Stock sold in the Reorganization is equal to the maximum of the Estimated Offering Range, vesting over a five-year period (or 3,174 shares per year based upon the maximum of the Estimated Offering Range).

                  Recognition Plan. If the Merger is not consummated within six months following consummation of the Reorganization and Offering, the Board of Directors of the Stock Company intends to adopt a Recognition Plan for directors, officers and employees. The objective of the Recognition Plan will be to enable the Stock Company to provide directors, officers and employees with a proprietary interest in the Stock Company as an incentive to contribute to its success. The Stock Company intends to present the Recognition Plan to stockholders for their approval at a meeting of stockholders which, pursuant to applicable FDIC and Department rules, may be held no earlier than six months subsequent to completion of the Reorganization.

                  The Recognition Plan will be administered by a committee of the Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the Recognition Plan (the "Trust"). The Stock Company will contribute sufficient funds to the Trust so that the Trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the Common Stock sold in the Offering (25,392 shares based on the sale of 634,800 shares at the maximum of the Estimated Offering Range). Based on the Purchase Price, the shares of Common Stock in the Recognition Plan will have an aggregate value of $188,000 and $254,000 assuming the sale of shares at the maximum and the maximum, as adjusted, of the Estimated Offering Range. Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock vesting at the rate of 20% per year over the five years following the date of grant. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are earned. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustee of the Recognition Plan as to how the underlying shares should be voted, and the trustee will be entitled to vote all unallocated shares in its discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. The Board of Directors of the Stock Company can terminate the Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Stock Company. Recipients of grants under the Recognition Plan will not be required to make any payment at the time of grant or when the underlying shares of Common Stock become vested, other than payment of withholding taxes.

                  The amount and timing of awards made to participants in the Recognition Plan will be solely in the discretion of the committee of the Board of Directors, subject to the limitations imposed by FDIC regulations. In making grants under the Recognition Plan, it is expected that the committee will consider factors such as the duties, responsibilities and performance of participants, their past and anticipated future contributions to the growth and success of the Bank, compensation levels and other factors as deemed appropriate.

                  It is currently expected that the Recognition Plan will provide that no individual officer will be able to receive an award for more than 25% of the shares available under the Recognition Plan, or 6,348 shares if the amount of Common Stock sold in the Reorganization and Offering is equal to the maximum of the Estimated Offering Range, vesting over a five-year period (or 1,270 shares per year based upon the maximum of the Estimated Offering Range).

                          PROPOSED MANAGEMENT PURCHASES

                  The following table sets forth, for each of the Stock Company's directors and for all of the directors and executive officers as a group, the proposed purchases of Common Stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.

                                                            At the Minimum of the Estimated               At the Maximum of the
                                                                     Offering Range                     Estimated Offering Range
                                                       ---------------------------------------     ---------------------------------

                                                                                                                        As a Percent
                                                            Number of         As a Percent of          Number of          of Shares
Name                                    Amount               Shares           Shares Offered1            Shares           Offered(1)
---------------------------      ------------------    -----------------   -------------------     ------------------  -------------

Michael R. Brower                      $50,000               5,000                  1.1                   5,000               *
Bruce P. Frassinelli                     7,500                 750                   *                      750               *
Paul J. Heins                            5,000                 500                   *                      500               *
Gregory J. Kreis                       100,000              10,000                  2.1                  10,000              1.6
Paul W. Schneible                       50,000               5,000                  1.1                   5,000               *
Bernard Shapiro                         25,000               2,500                   *                    2,500               *
Carl K. Walrath                         25,000               2,500                   *                    2,500               *
All directors and executive           $262,500              26,250                  5.6                  26,250              4.1
officers as a group (seven
persons)

----------------
(1) An asterisk indicates a percentage of shares offered of less than one percent.

                  In addition, the ESOP currently intends to purchase 8% of the Common Stock sold in the Offering for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of the Stock Company's proposed stock benefit plans. See "Management - Management of the Bank
- Benefits" for a description of these plans.

                         THE REORGANIZATION AND OFFERING

General

         On December 17, 1998, the Board of Trustees of the Bank adopted the Amended and Restated Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Plan of Stock Issuance, pursuant to which the Bank will reorganize into the mutual holding company form of organization as a wholly owned subsidiary of the Stock Company, which in turn will be a majority-owned subsidiary of the MHC. Following receipt of all required regulatory approvals, the approval of the depositors of the Bank entitled to vote on the Plan, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Following completion of the Reorganization, the Bank in its stock form will continue to conduct its business and operations from the same offices with the same personnel as the Bank conducted prior to the Reorganization. The Reorganization will not affect the balances, interest rates or other terms of the Bank's loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC to the same extent as they were prior to the Reorganization. The MHC initially will be capitalized with $100,000. Upon consummation of the Reorganization, such capital will be used for general corporate purposes.

         Pursuant to the Plan of Reorganization, the Reorganization will be effected as follows or in any other manner that is consistent with applicable New York and federal law and regulations and the intent of the Plan:

         (i) the Bank will organize an interim stock savings bank as a wholly owned subsidiary ("Interim One");

         (ii) Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two");

         (iii) Interim One will organize the Stock Company as a wholly owned subsidiary;

         (iv) the Bank will convert its charter to a New York stock savings bank charter and Interim One will convert its charter to a New York mutual holding company charter to become the MHC;

         (v) simultaneously with step (iv), Interim Two will merge with and into the Bank with the Bank as the resulting institution;

         (vi) all of the initially issued stock of the Bank will be transferred to the MHC in exchange for depositor interests in the MHC;

         (vii) the MHC will contribute the capital stock of the Bank to the Stock Company, and the Bank will become a wholly owned subsidiary of the Stock Company; and

         (viii) contemporaneously with the Reorganization, the Stock Company will sell a Minority Interest in shares of Common Stock in the Offering.

         The Stock Company expects to receive the approval of the Federal Reserve Board to become a bank holding company and to own all of the common stock of the Bank. The Stock Company intends to contribute at least 50% of the net proceeds of the Offering to the Bank. The Reorganization will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

         The discussion herein provides a brief summary of material aspects of the Reorganization and Offering. The summary is qualified in its entirety by reference to the provisions of the Plan. Copies of the Plan are available for inspection at any office of the Bank and at the Department and the FDIC. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

         THE BOARD OF TRUSTEES OF THE BANK HAS ADOPTED, THE DEPARTMENT HAS APPROVED AND THE FDIC HAS NOT OBJECTED TO THE PLAN SUBJECT TO APPROVAL BY THE DEPOSITORS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH DEPARTMENT AND FDIC ACTIONS, HOWEVER, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCIES.

Purposes of the Reorganization

         As a mutual institution, the Bank has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is the Bank able to enhance its capital position.

         As a stock corporation upon consummation of the Reorganization, the Bank will be organized in the form used by commercial banks and corporations and by an increasing number of savings associations. The ability to raise new equity capital through the issuance and sale of the Bank's capital stock will allow the Bank the flexibility to enhance its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the Board of Directors of the Bank, thereby supporting future growth and expanded operations (including increased lending and investment activities) as business and regulatory needs dictate. The ability to attract new capital also will assist in increasing the capabilities of the Bank to address the needs of the communities it serves and enhance its ability to effect acquisitions or pursue business diversification opportunities. Thus, whereas the acquisition alternatives available to the Bank are quite limited as a mutual institution (because of the regulatory policy that the surviving institution in a merger involving a mutual institution generally must be in mutual form), upon consummation of the Reorganization the Bank will have increased ability to merge with other mutual and stock institutions and the Stock Company may acquire control of other mutual or stock savings associations and retain the acquired association as a separate subsidiary of the Stock Company. Finally, the ability to issue capital stock will enable the Bank to establish stock compensation plans for directors, officers and employees, thereby granting them equity interests in the Bank and greater incentive to improve its performance. For a description of the stock compensation plans which will be adopted by the Bank in connection with the Reorganization, see "Management." Although the Bank's ability to raise capital and general business flexibility will be enhanced by organizing as a subsidiary of a stock subsidiary of a mutual holding company, such advantages will be limited by (i) the requirement in applicable laws and regulations that a mutual holding company maintain a majority ownership interest in its savings association holding company subsidiary and (ii) the Stock Company's proposed offering of up to approximately ___% of its to-be-outstanding Common Stock (prior to the proposed issuance of shares to the Foundation), which will affect the Stock Company's ability to issue additional shares of Common Stock in the future absent additional issuances of such stock to the MHC.

         The foregoing advantages of the Reorganization also could be achieved if the Bank were to reorganize into a wholly owned subsidiary of a stock form holding company (a "standard conversion") rather than as a second-tier subsidiary of a mutual holding company. A standard conversion also would free the Bank from the restrictions on its ability to raise capital which result from the requirement that its mutual holding company maintain a majority ownership interest in the Stock Company. Nevertheless, the Board of Trustees of the Bank unanimously believes that the Reorganization is in the best interests of the Bank and its account holders. Because FDIC and Department regulations require that savings institutions converting to stock form in a standard conversion sell all of their to-be-outstanding capital stock rather than a minority interest in such capital stock, however, the amount of equity capital that would be raised in a standard conversion would be substantially more than that which could be raised in a minority stock offering by a subsidiary of a mutual holding company, which would make it more difficult for the Bank to maximize the return on its equity. Finally, such a reorganization also would eliminate all aspects of the mutual form of organization. Consummation of the Reorganization does not foreclose the possibility of the MHC converting from mutual to stock form in the future; however, no such action is contemplated at this time. See "-Conversion of the MHC to Stock Form."

         After considering the foregoing advantages and disadvantages of the Reorganization, as well as applicable fiduciary duties and alternative transactions, including a reorganization into a wholly owned subsidiary of a stock form holding company rather than as a second-tier subsidiary of a mutual holding company, the Board of Trustees of the Bank unanimously determined that the Reorganization is in the best interests of the Bank and equitable to its depositors.

Effects of the Reorganization

         General. The Reorganization will have no effect on the Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The Reorganization will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management and staff. The Bank will continue to be subject to regulation, supervision and examination by the Department and the FDIC.

         Deposits and Loans. Each holder of a deposit account in the Bank at the time of the Reorganization will continue as an account holder in the Bank after the Reorganization, and the Reorganization will not affect the deposit balance, interest rate or other terms of such accounts. Each such account will be insured by the FDIC to the same extent as before the Reorganization. Depositors in the Bank will continue to hold their existing certificates, passbooks and other evidence of their accounts. The Reorganization will not affect the loans of any borrower from the Bank. The amount, interest rate, maturity, security for and obligations under each loan will remain contractually fixed as they existed prior to the Reorganization. See "- Voting Rights" and "- Liquidation Rights" below for a discussion of the effects of the Reorganization on the voting and liquidation rights of the depositors of the Bank.

         Continuity. During the Reorganization and Offering process, the normal business of the Bank of accepting deposits and making loans will continue without interruption. Following consummation of the Reorganization and Offering, the Bank will continue to be subject to regulation by the FDIC and Department, and FDIC insurance of accounts will continue without interruption. After the Reorganization and Offering, the Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

         The Board of Trustees currently serving the Bank will serve as the Board of Directors of the Bank after the Reorganization and Offering. The Board of Directors of the Stock Company will consist of the individuals currently serving on the Board of Trustees of the Bank. All current officers of the Bank will retain their positions with the Bank after the Reorganization and Offering.

         Voting Rights. Subsequent to the Reorganization and Offering, voting rights will be vested exclusively in the stockholders of the Stock Company which, in turn, will own all of the stock of the Bank. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Stock Company, subject to the provisions of the Stock Company's Certificate of Incorporation. Depositors in the Bank will continue to hold limited voting rights to vote on a mutual-to-stock transaction through their interest in the MHC.

         As a New York-chartered mutual holding company, the MHC will have no authorized capital stock and, thus, no stockholders. The Plan provides for the governing authority of the MHC to be held by the self-perpetuating appointed Board of Directors of the MHC. Accordingly, the Board of Directors of the MHC will, in effect, be able to govern the operations of the MHC, and hence the Stock Company, notwithstanding objections raised by stockholders of the Stock Company.

         Liquidation Rights.

         In the event of a voluntary liquidation of the Bank prior to the Reorganization, holders of deposit accounts in the Bank would be entitled to distribution of any assets of the Bank remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the Reorganization, the holder of the Common Stock, would be entitled to any assets remaining upon a liquidation, dissolution or winding-up of the Bank and, except through their liquidation interests in the MHC, discussed below, holders of deposit accounts in the Bank would have not interest in any such assets.

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of the MHC following consummation of the Reorganization, holders of deposit accounts in the Bank would be entitled, pro rata to the value of their accounts, to distribution of any assets of the MHC remaining after the claims of all creditors of the MHC are satisfied. Stockholders of the Stock Company will have no liquidation or other rights with respect to the MHC unless they are also depositors of the Bank.

         There currently are no plans to liquidate the Bank, the Stock Company or the MHC in the future.

         Tax Effects. The Bank has received an opinion from its special counsel, Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., as to the material federal income tax consequences of the Reorganization and Offering to the Bank, the Stock Company and the MHC, and as to the generally applicable material federal income tax consequences of the Reorganization and Offering to the

Bank's account holders and to persons who purchase Common Stock in the Offering. In the following discussion, "Stock Bank" refers to the Bank after the Reorganization and Offering.

         The opinion provides that, among other things, (i) the Bank's adoption of a charter in stock form (the "Bank Conversion") will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code; (ii) the conversion of the Bank's wholly owned subsidiary ("Interim 1") into the MHC will qualify as a tax-free reorganization under Code Section 368(a)(1)(F); (iii) the merger of the wholly owned subsidiary of Interim 1 ("Interim 2") into the Stock Bank with the Stock Bank as the survivor will qualify as a tax-free reorganization under Code
Section 368(a)(1)(A); (iv) no gain or loss will be recognized by the Bank in the Bank Conversion; (v) neither the Stock Bank nor the MHC will recognize gain or loss upon the receipt by the Stock Bank of substantially all of the assets of the Bank in exchange for equity interests in the MHC and the Stock Bank's assumption of the Bank's liabilities;(vi) the MHC's basis in the stock of the Stock Bank will increase by an amount equal to the Bank's net basis in the property transferred to the Stock Bank; (vii) the Stock Bank's basis in the property received from the Bank will be the same as the basis of such property in the hands of the Bank immediately prior to the Reorganization and Offering;
(viii) the Stock Bank's holding period for the property received from the Bank will include the period during which such property was held by the Bank; (ix) subject to the conditions and limitations set forth in Code Sections 381, 382, 383, and 384 and the Treasury regulations promulgated thereunder, the Stock Bank will succeed to and take into account the items of the Bank described in Code
Section 381(c); (x) no gain or loss will be recognized by the depositors of the Bank on the receipt of equity interests with respect to the MHC in exchange for their equity interests surrendered therefor; (xi) the exchange of stock by depositors in exchange for equity interests in the MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Code Section 351; (xii) each Bank depositor's aggregate basis, if any, in the MHC equity interest received in the exchange will equal the aggregate basis, if any, of each depositor's equity interest in the Bank; (xiii) the holding period of the MHC equity interests received by the depositors of Bank will include the period during which the Bank equity interests surrendered in exchange therefor were held; (xiv) the MHC will recognize no gain or loss upon the transfer of the Stock Bank stock to the Stock Company in exchange for Common Stock pursuant to Code Section 351; (xv) the Stock Company will recognize no gain or loss upon its receipt of Stock Bank stock from the MHC in exchange for Common Stock; (xvi) the MHC will increase its basis in its shares of the Common Stock by the MHC's basis in its Stock Bank stock; (xvii) the Stock Company will recognize no gain or loss upon the receipt of money in exchange for shares of Common Stock; (xviii) no gain or loss will be recognized by the Bank's account holders upon the issuance to them of accounts in the Stock Bank in stock form immediately after the Reorganization and Offering, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank immediately prior to the Reorganization and Offering; (xix) the tax basis of the Common Stock purchased in the Reorganization and Offering will be equal to the amount paid therefor increased, in the case of the Common Stock acquired to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised; (xx) the holding period for the Common Stock purchased in the Reorganization and Offering will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase; (xxi) gain or loss will be recognized to account holders upon the receipt or exercise of Subscription Rights in the Reorganization and Offering, but only to the extent such Subscription Rights are deemed to have value, as discussed below.

         The opinion of Elias, Matz, Tiernan & Herrick L.L.P. is based in part upon, and subject to the continuing validity in all material respects through the date of the Reorganization and Offering of various representations of the Bank and upon certain assumptions and qualifications, including that the Reorganization and Offering are consummated in the manner and according to the terms provided in the Plan of Reorganization and Plan of Stock Issuance. Such opinion is also based upon the Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service ("IRS"), an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

         The Bank has also obtained an opinion from KPMG Peat Marwick LLP that the income tax effects of the Reorganization and Offering under New York tax laws will be substantially the same as described above with respect to federal income tax laws.

         The Stock Company and the Bank have received a letter from RP Financial stating its belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Stock Company and the Bank could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Establishment of the Foundation

         General. In furtherance of the Bank's commitment to the communities that it serves, the Plan provides that the Bank and the Stock Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Stock Company. By further enhancing the Bank's visibility and reputation in the communities that it serves, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. The Foundation will be dedicated to charitable purposes within the communities served by the Bank, including community development activities.

         Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. Traditionally, the Bank has emphasized community lending and community development activities within the communities that it serves. The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities. While the Bank intends to continue to emphasize community lending and community development activities following the Reorganization, such activities are not the Bank's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to the Bank. The Bank believes that the Foundation will enable the Stock Company and the Bank to assist their local community in areas beyond community development and lending. The Bank believes the establishment of the Foundation will enhance its activities under the CRA. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Board further believes that the funding of the Foundation with Common Stock of the Stock Company is a means of enabling the communities served by the Bank to share in the growth and success of the Stock Company long after completion of the Reorganization and Offering. The Foundation will accomplish that goal by providing for continued ties between the Foundation and Bank, thereby forming a partnership with the Bank's community. The establishment of the Foundation will also enable the Stock Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The Bank, however, does not expect the contribution to the Foundation to take the place of the Bank's traditional community lending activities. In this respect, subsequent to the Reorganization and Offering the Bank may continue to make contributions to other charitable organizations and/or it may make additional contributions to the Foundation.

         Structure of the Foundation. The Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Foundation's Bylaws, the Foundation's initial Board of Directors will be comprised of two members of the Stock Company's and the Bank's Boards of Directors (Messrs. ______ and _______) and four other individuals chosen in light of their commitment and service to charitable and community purposes. The other persons expected to serve as directors of the Foundation are ________________, none of whom is affiliated with the Stock Company or the Bank. There are no plans to change the size of the Foundation's Board of Directors during the one-year period subsequent to consummation of the Reorganization. The Bank currently intends that, for at least the three-year period subsequent to consummation of the Reorganization, less than a majority of the Bank's directors will also serve as directors of the Foundation. A Nominating Committee of the Foundation's Board will nominate individuals eligible for election to the Board of Directors. The members of the Foundation, who are comprised of its Board members, will elect the Directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as Directors of the Foundation qualify as members of the Foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. It is not anticipated that the members of the Stock Company's and the Bank's Boards of Directors who also serve as a director of the Foundation will receive any additional compensation for serving as a director of the Foundation. No determination has been made at this point what, if any, compensation the other Foundation directors will receive. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members. No award, grant or distribution shall be made by the Foundation to any director, officer or employee of the Stock Company or the Bank or any affiliate thereof. In addition, any of such persons, to the extent that they serve as an officer, director or employee of the Foundation will be subject to the conflict of interest rules of the FDIC and the Department.

         The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock of the Stock Company held by the Foundation. However, it is expected that as a condition to receiving the approval of the FDIC to the Bank's Reorganization and Offering, that the Foundation will be required to commit to the FDIC that all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Stock Company's Common Stock on all proposals considered by stockholders of the Stock Company; provided, however, that, consistent with such expected condition, the FDIC would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware and the FDIC determines that federal law would not preempt the application of the laws of Delaware to the Foundation; (ii) would cause the Foundation to lose its tax-exempt status, or cause the IRS to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC to waive such voting restriction, the Stock Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the FDIC that compliance with the voting requirement would have the effect described in clauses (I), (ii) or (iii) above. Under those circumstances, the FDIC would grant a waiver of the voting restriction upon submission of such legal opinions(s) by the Stock Company or the Foundation that are satisfactory to the FDIC. In the event that the FDIC were to waive the voting requirement, the Directors would direct the voting of the Common Stock held by the Foundation.

         The Foundation's place of business is expected to initially be located at the Bank's administrative offices and initially the Foundation is expected initially to have no separate employees but will utilize the members of the staff of the Stock Company or the Bank. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. In this regard, it is expected that the Bank will be required to provide the FDIC with a commitment that, to the extent applicable, the Bank will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Foundation.

         The Stock Company intends to capitalize the Foundation with the number of shares equal to 4.0% of the shares of Common Stock of the Stock Company sold in the Offering which would have a market value of $188,000 to $254,000 ($292,000 at the maximum, as adjusted), based on the Purchase Price of $10.00 per share. Messrs. ___________, who will serve as initial directors of the Foundation, and their affiliates intend to purchase, subject to availability, an aggregate of ______ shares of Common Stock. No other director of the Foundation expects to purchase any shares of Common Stock. The shares of Common Stock to be acquired by the Foundation, when combined with the proposed purchases of shares of Common Stock by Messrs. __________ and their affiliates will total _____ shares or ____% of the total number of shares of Common Stock to be issued and outstanding (assuming the sale of ______ shares of Common Stock).

         The Stock Company and the Bank determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with the communities the Bank serves in a manner that would allow such communities to share in the growth and success of the Stock Company and the Bank over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Stock Company contributed cash to the Foundation since, as a stockholder, the Foundation will share in the growth and success of the Stock Company. As such, the contribution of Common Stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Stock Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations. Because the MHC is deemed to be a "disqualified person" (as defined under the Code), in order to avoid certain excise tax provisions, which could be significant, the Foundation may not own more than 2.0% of the issued and outstanding shares of Common Stock. The Bank considered such excise tax provisions and determined that it would be prudent to ensure that the initial contribution of Common Stock to the Foundation be within the 2.0% safe-harbor provided by the Code. The Bank anticipates that the Bank and the Foundation will monitor the Foundation's ownership interest in Common Stock and will take actions as may be appropriate in order to ensure continued compliance with the safe-harbor.

         The Foundation will receive working capital from any dividends that may be paid on the Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Stock Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of Common Stock greater than such amount would result in a longer-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Reorganization and the Offering and the contribution of shares of Common Stock to the Foundation, the Stock Company would have 1,038,768, 1,222,080, 1,405,392 and 1,616,201 shares issued and outstanding based on the minimum, midpoint and maximum of the Estimated Offering Range. Because the Stock Company will have an increased number of shares outstanding, the voting and ownership interests of Minority Stockholders in the Stock Company's Common Stock would be diluted to 45.2% as compared to a 46.0% interest in the Stock Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

         Tax Considerations. The Stock Company and the Bank have been advised by their independent tax advisors that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Code, and further that such an organization would likely be classified as a private foundation. This opinion presumes that the Foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the Foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Stock Company's and the Bank's independent tax advisor, however, has not rendered any advice on the regulatory condition to the contribution which requires that all shares of Common Stock of the Stock Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Stock Company on all proposals considered by stockholders of the Stock Company. Consistent with the expected condition, in the event that the Stock Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax under Section 4941 of the Code, it is expected that the FDIC would waive such voting restriction upon submission of a legal opinion(s) by the Stock Company or the Foundation satisfactory to the FDIC. See "- Regulatory Conditions Imposed on the Foundation."

         Under Delaware law, the Stock Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must be within reasonable limits as to amount and purpose to be valid. Under the Code, the Stock Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Stock Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. The Stock Company and the Bank believe that the Reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Reorganization. In making such a determination, the Stock Company and the Bank considered the dilutive impact of the contribution of Common Stock to the Foundation on the amount of Common Stock available to be offered for sale in the Offering. Based on such consideration, the Stock Company and Bank believe that the contribution to the Foundation in excess of the 10% annual deduction limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Offering and the potential benefits of the Foundation to the communities served by the Bank. In this regard, assuming the sale of shares at the maximum of the Estimated Offering Range, the Stock Company would have pro forma stockholders' equity of $_____ million or ___% of pro forma consolidated assets and the Bank's pro forma tangible, core and total risk-based capital ratios would be __%, __% and __%, respectively. See "Regulatory Capital," "Capitalization," "Comparison of Valuation and Pro Forma Information with No Foundation" and "Pro Forma Data." The Stock Company and the Bank believe that the amount of the charitable contribution is reasonable given the Stock Company's and the Bank's pro forma capital positions. As such, the Stock Company and the Bank believe that the contribution does not raise safety and soundness concerns.

         The Stock Company and the Bank have received an opinion of their independent tax advisors that the Stock Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Stock Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Stock Company for such stock, subject to the annual deduction limitation described above. The Stock Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. The Stock Company's and the Bank's independent tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the Foundation would have been established in fiscal 1997, the Stock Company would have received tax benefit of approximately $_____ (based on the Bank's pre-tax income for fiscal 1998, an assumed tax rate of 34.0% and a deduction for the contribution of Common Stock equal to $_____). The Stock Company is permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Foundation. Assuming the close of the Offerings at the maximum of the Estimated Price Range, the Stock Company estimates that all of the contribution should be deductible over the six-year period. The Stock Company and/or the Bank may make further contributions to the Foundation following the initial contribution. In addition, the Bank and the Stock Company also may continue to make charitable contributions to other qualifying organizations. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Stock Company and the Bank at that time, the interests of stockholders and depositors of the Stock Company and the Bank, and the financial condition and operations of the Foundation.

         Although the Stock Company and the Bank have received an opinion of their independent tax advisors that the Stock Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In such event, the Stock Company's tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors-Establishment of the Foundation."

         As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is expected to be subject to the following conditions being agreed to by the Foundation in writing as a condition to receiving the FDIC' approval of the Reorganization: (i) the Foundation will be subject to examination by the FDIC; (ii) the Foundation must comply with supervisory directives imposed by the FDIC; (iii) the Foundation will operate in accordance with written policies adopted by its Board of Directors, including a conflict of interest policy; (iv) any shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of Common Stock voting on all proposals considered by stockholders of the Stock Company; provided, however, that, consistent with the condition, the FDIC would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware, and the FDIC determines that federal law would not preempt the application of the laws of Delaware to the Foundation; (b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code; and (v) any shares of Common Stock subsequently purchased by the Foundation will be aggregated with any shares repurchased by the Stock Company or the Bank for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to Reorganization. In order for the FDIC to waive such voting restriction, the Stock Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the FDIC. While there is no current intention for the Stock Company or the Foundation to seek a waiver from the FDIC from such restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the FDIC would grant an unconditional waiver of the voting restriction. If the voting restriction is waived or becomes unenforceable, the FDIC may either impose a condition that provides a certain portion of the members of the Foundation's Board of Directors shall be persons who are not directors, officers or employees of the Stock Company, the Bank or any affiliate or impose such other conditions relating to control of the Foundation's Common Stock as is determined by the FDIC to be appropriate at the time. In no event would the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

         Various FDIC regulations and policies may be deemed to apply to the Foundation including regulations regarding (i) transactions with affiliates,
(ii) conflicts of interest, (iii) capital distributions and (iv) repurchases of capital stock within the three-year period subsequent to the Offering. Because only two of the directors of the Stock Company and the Bank are expected to serve as a director of the Foundation, the Stock Company and the Bank do not believe that the Foundation should be deemed an affiliate of the Bank. The Stock Company and the Bank anticipate that the Foundation's affairs will be conducted in a manner consistent with the FDIC' conflict of interest regulations. The Bank has provided information to the FDIC demonstrating that the initial contribution of Common Stock to the Foundation would be within the amount which the Bank would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by the Bank.

Stock Pricing and Number of Shares to be Issued

         The Plan requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Bank has retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $42,500. The Bank has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by the Bank to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

         An appraisal has been made by RP Financial in reliance upon the information contained in this Prospectus, including the Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Stock Company and the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly traded mutual holding companies located in New York and the Northeast region; the aggregate size of the offering of the Common Stock; the impact of the Reorganization and Offering on the Bank's net worth and earnings potential; the proposed dividend policy of the Stock Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In its review of the appraisal provided by RP Financial, the Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors enumerated above, and the Board of Trustees believes that such assumptions were reasonable.

         On the basis of the foregoing, RP Financial has advised the Stock Company and the Bank that in its opinion, dated December 4, 1998, the estimated pro forma market value of the Common Stock on a fully converted basis, assuming a contribution to a charitable foundation in an amount equal to 4.0% of the shares sold, ranged from a minimum of $4.9 million to a maximum of $6.6 million with a midpoint of $5.7 million. The Board of Trustees of the Bank determined that the Common Stock should be sold at $10.00 per share and that 46.0% of the to-be-outstanding shares (prior to the contribution to the Foundation) should be offered to Minority Stockholders. Based on the Estimated Valuation Range and the Purchase Price, the number of shares of Common stock that the Stock Company will issue will range from between 469,200 shares to 634,800 with a midpoint of 552,000 shares. The anticipated issuance an amount equal to 4% of the shares of Common Stock sold in the Offering to the Foundation will result in shareholders other than the MHC and the Foundation owning 45.2% of the shares of the Common Stock outstanding at the conclusion of the Reorganization and Offering. The remaining shares of the Stock Company's Common Stock that are not sold in the Offering or contributed to the Foundation will be issued to the MHC. The Estimated Valuation Range may be amended with the approval of the FDIC and Superintendent, if required, or if necessitated by subsequent developments in the financial condition of the Stock Company and the Bank or market conditions generally. In the event the Estimated Valuation Range is updated to amend the value of the Common Stock below $4.7 million or above $7.3 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), the new appraisal will be filed with the Securities and Exchange Commission ("SEC") by post-effective amendment.

         Based upon current market and financial conditions and recent practices and policies of the FDIC and the Department, in the event the Stock Company receives orders for Common Stock in excess of $6.3 million (the maximum of the Estimated Offering Range) and up to $7.3 million (the maximum of the Estimated Offering Range, as adjusted by 15%), the Stock Company may be required by the FDIC and Department to accept all such orders. No assurances, however, can be made that the Stock Company will receive orders for Common Stock in excess of the maximum of the Estimated Offering Range or that, if such orders are received, that all such orders will be accepted because the Stock Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the FDIC and Department. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Reorganization and Offering.

         RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the consolidated financial statements and other information provided by the Bank, nor did RP Financial value independently the assets or liabilities of the Bank. The valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Stock in the Offering will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

         Prior to completion of the Reorganization and Offering, the maximum of the Estimated Offering Range may be increased up to 15% and the number of shares of Common Stock may be increased to up to 730,020 shares to reflect changes in market and financial conditions, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Offering Range to fill unfilled orders in the Subscription Offering.

         No sale of shares of Common Stock in the Reorganization and Offering may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Reorganization and Offering. If such is not the case, a new Estimated Offering Range may be set and a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Stock Company and the Bank shall determine and the FDIC and Department may permit or require.

         Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Common Stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Offering Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Offering Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Offering Range must be approved by the FDIC and Department. If the number of shares of Common Stock issued in the Reorganization is increased due to an increase of up to 15% in the Estimated Offering Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Common Stock Purchases."

         An increase in the number of shares of Common Stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Stock Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Common Stock would increase both a subscriber's ownership interest and the Stock Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Pro Forma Data."

         Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed report of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

Subscription Offering and Subscription Rights

         In accordance with the Plan, rights to subscribe for the purchase of Common Stock have been granted to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, and (4) directors, trustees, officers and employees of the Bank. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan and as described below under "- Limitations on Common Stock Purchases."

         Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $150,000 (15,000 shares) of Common Stock, (ii) one- tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on) September 30, 1997 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also trustees or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 1997.

         Priority 2: Employee Stock Ownership Plan. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the Common Stock, including any increase in the number of shares of Common Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Offering Range. The ESOP intends to purchase 8% of the shares of Common Stock sold in the Offering, or 37,536 shares and 50,784 shares based on the minimum and maximum of the Estimated Offering Range, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "Management - Benefits - Employee Stock Ownership Plan."

         Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $150,000 (15,000shares) of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on December 31, 1998 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See
"- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         Priority 4: Trustees, Directors, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, then trustees, directors, officers and employees of the Bank will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 15% of the shares of Common Stock offered in the Subscription Offering. The ability of trustees, directors, officers and employees to purchase Common Stock under this category is in addition to rights which are otherwise available to them under the Plan as they may fall within higher priority categories, and the Plan generally allows such persons to purchase in the aggregate up to 24% of Common Stock sold in the Offering. See "- Limitations on Common Stock Purchases."

         In the event of an oversubscription in this category, subscription rights will be allocated among the individual trustees, directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all trustees, directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with the Bank, one point for each salary increment of $5,000 per annum and five points for each office presently held in the Bank, including directorships. For information as to the number of shares proposed to be purchased by certain of the trustees, directors and officers, see "Proposed Management Purchases."

         Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00, noon, Oswego, New York Time, on March __, 1999 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by the Stock Company and the Bank as may be approved by the FDIC and Department. The Subscription Offering may not be extended beyond _________, 2001. Subscription rights which have not been exercised prior to the Subscription Expiration Date (unless extended) will become void.

         The Stock Company and the Bank will not execute orders until at least the minimum number of shares of Common Stock (469,200 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the FDIC and Department, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, the Stock Company and the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Community Offering

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and trustees, directors, officers and employees of the Bank, the Stock Company and the Bank anticipate that they will offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in Oswego County, New York (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) $150,000 or 15,000 shares of Common Stock, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." This amount may be increased at the sole discretion of the Bank up to 5% (provided that any such increased amount may not exceed the maximum purchase limit provided to subscribers in the Subscription Offering. See "- Limitations on Common Stock Purchases"). The opportunity to subscribe for shares of Common Stock in any Community Offering category will be subject to the right of the Stock Company and the Bank, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date. The Community Offering may be commenced at any time subsequent to the Subscription Offering.

         If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Community Offering, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Stock Company, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

Orders for Common Stock in the Community Offering will first be filled to a maximum of [2%] of the total number of shares of Common Stock sold in the Offering and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

Syndicated Community Offering

         As a final step in the Offering, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed. The Bank expects to market any shares which remain unsubscribed after the Subscription and Community Offerings through a Syndicated Community Offering. The Stock Company and the Bank have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither FBR nor any registered broker-dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering; however, FBR has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

         The price at which Common Stock is sold in the Syndicated Community Offering will be the same price at which shares are offered and sold in the Subscription and Community Offerings. No person will be permitted to subscribe in the Syndicated Community Offering for more than $150,000 or 15,000 shares of Common Stock, subject to the maximum purchase limitations. See "Limitations on Common Stock Purchases." This amount may be increased to up to 5% of the total offering of shares in the Subscription Offering, provided that orders for Common Stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Offering. Thereafter, any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled.

         FBR may enter into agreements with broker-dealers ("Selected Dealers") to assist in the sale of the shares in the Syndicated Community Offering, although no such agreements exist as of the date of this Prospectus. No orders may be placed or filled by or for a Selected Dealer during the Subscription Offering. After the close of the Subscription Offering, FBR will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only after the close of the Subscription Offering and upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. During the Subscription and Community Offerings, Selected Dealers may only solicit indications of interest from their customers to place orders with the Stock Company as of a certain date ("Order Date") for the purchase of shares of Common Stock. When, and if, FBR and the Bank believe that enough indications of interest and orders have not been received in the Subscription and Community Offerings to consummate the Reorganization, FBR will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the "Settlement Date" which date will be three business days from the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, Selected Dealers will remit funds to the account established by the Bank for each Selected Dealer. Each customer's funds so forwarded to the Bank, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by the Bank from Selected Dealers, funds will earn interest at the Bank's passbook rate until the consummation or termination of the Reorganization. Funds will be promptly returned, with interest, in the event the Reorganization is not consummated as described above.

         The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Bank with the approval of the FDIC and Department. See "- Stock Pricing and Number of Shares to be Issued" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons in Nonqualified States or Foreign Countries

         The Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Bank is not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require any of the Stock Company and the Bank or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Bank will base its decision as to whether or not to offer the Common Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Bank, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

         The Plan includes the following limitations on the number of shares of Common Stock which may be purchased in the Offering:

                  (1) No fewer than 25 shares of Common Stock may be purchased, to the extent such shares are available;

                  (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $150,00 or 15,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

                  (3) The ESOP may purchase in the aggregate up to 10% of the shares of Common Stock sold in the Stock Issuance, including any additional shares issued in the event of an increase in the Estimated Offering Range; although at this time it intends to purchase only 8% of such shares;

                  (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $150,00 or 15,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

                  (5) Any Person purchasing shares of Common Stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of (i) $150,000 or 15,000 shares of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in clause (7) below;

                  (6) Persons purchasing shares of Common Stock in the Community Offering or Syndicated Community Offering may purchase in the Community Offering or Syndicated Community Offering up to $150,000 or 15,000 shares of Common Stock, subject to the overall limitation in clause (7) below;

                  (7) Except for the ESOP and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Offering by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 5% of Common Stock sold in Offering; and

                  (8) No more than 24% of the total number of shares offered for sale in the Stock Issuance may be purchased by directors and officers of the Bank and their associates in the aggregate, excluding purchases by the ESOP.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the Offering. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit.

         The term "associate" of a person is defined to mean (i) any corporation or other organization (other than the Stock Company, MHC and the Bank or a majority-owned subsidiary of the Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of the Stock Company and the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or any of their subsidiaries.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

Marketing Arrangements

         The Stock Company and the Bank have retained FBR to consult with and to advise the Bank, and to assist the Stock Company, on a best efforts basis, in the distribution of the shares of Common Stock in the Subscription and Community Offering. The services that FBR will provide include, but are not limited to (i) training the employees of the Bank who will perform certain ministerial functions in the Subscription and Community Offering regarding the mechanics and regulatory requirements of the stock offering process, (ii) managing the Stock Center by assisting interested stock subscribers and by keeping records of all stock orders, (iii) preparing marketing materials, and (iv) assisting in the solicitation of proxies from the Bank's members for use at the Special Meeting. For its services, FBR will receive a management fee of $20,000 and a marketing fee of $100,000 of the aggregate Purchase Price of the shares of Common Stock sold in the Subscription Offering and Community Offering excluding shares purchased by the ESOP, and officers, directors and employees of the Bank and members of their immediate families as well as shares issued to the Foundation. The marketing fee paid to FBR will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of Common Stock in the Community Offering, such dealers will be paid a fee of up to ___% a of the aggregate Purchase Price of the shares sold by such dealers. The Bank has agreed to indemnify FBR against certain claims or liabilities, including certain liabilities under the Securities Act, and will contribute to payments FBR may be required to make in connection with any such claims or liabilities.

         Sales of shares of Common Stock will be made primarily by registered representatives affiliated with FBR or by the broker-dealers managed by FBR. FBR has undertaken that the shares of Common Stock will be sold in a manner which will ensure that the distribution standards of the New York Stock Exchange (round lots, public shares, and aggregate market value) will be met. A Stock Center will be established at the main office of the Bank. The Stock Company will rely on Rule 3a4-1 of the Exchange Act and sales of Common Stock will be conducted within the requirements of such Rule, so as to permit officers, directors and employees to participate in the sale of the Common Stock in those states where the law so permits. No officer, trustees, director or employee of the Stock Company or the Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of Common Stock.

         The Bank may utilize certain space in its offices for activities related to the Offerings. FDIC and Department rules impose certain restrictions on securities sales activities by the Stock Company or the Bank. Among other requirements, if the offices of the Bank or any affiliate are utilized, no commissions, bonuses, or payments may be made to employees (except standard compensation to securities personnel of registered broker-dealers), no offers or sales may be made by tellers or at the teller counter, sales activities must be conducted in a segregated or separately identifiable area of the Bank's offices apart from the area used by the general public for deposit activities and offers and sales must be made only by regular, full-time Bank employees or securities personnel who are subject to supervision by a registered broker-dealer. In addition, subscribers must sign a certification form acknowledging that the Common Stock is not federally insured or guaranteed and that he or she has received a copy of this prospectus and understands the risks involved in purchasing any shares of Common Stock. The Stock Company and the Bank will comply with the above-described FDIC and Department rules as well as Federal and state securities laws.

Procedure for Purchasing Shares in the Subscription Offering

         To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a prospectus.

         To purchase shares in the Subscription Offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks in the order form), must be received by the Bank by 12:00 noon, Oswego, New York Time, on the Subscription Expiration Date (unless extended). In addition, the Stock Company and the Bank will require a prospective purchaser to execute a certification in the form required by applicable FDIC and Department regulations in connection with any sale of Common Stock. Order Forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank will not accept orders submitted on photocopied or facsimilied order forms nor order forms unaccompanied by an executed certification form. The Bank has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Bank, unless the Offering has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

         In order to ensure that Eligible Account Holders and Supplemental Eligible Account Holders are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (September 30, 1997) or the Supplemental Eligibility Record Date (December 31,
1998) must list all accounts on the stock order form giving all names in each account and the account numbers.

         Payment for subscriptions may be made (i) in cash if delivered in person, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Offering.

         If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Offering. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Community Offerings, if all shares are sold, or upon consummation of the Syndicated Community Offerings if shares remain to be sold in such offering, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Stock Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings provided such IRAs are not maintained at the Bank. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Center at (315) ___-____ for additional information.

         Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address as may be specified in properly completed Order Forms, as soon as practicable following consummation of the Offering. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

         Pursuant to the FDIC and Department rules and regulations, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Offering.

         The Bank will refer to the FDIC and Department any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

Delivery of Certificates

         Certificates representing Common Stock issued in the Offering will be mailed by the Stock Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Reorganization. Any certificates returned as undeliverable will be held by the Stock Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

Required Approvals

         Various approvals or nonobjections of the FDIC and Department are required in order to consummate the Reorganization and Offering. The FDIC and Department have approved the Plan, subject to approval by the Bank's depositors and other standard conditions. The Stock Company's holding company application is currently pending.

         The Stock Company is required to make certain filings with state securities regulatory authorities in connection with the issuance of Common Stock in the Offering.

Certain Restrictions on Purchase or Transfer of Shares After the Reorganization and Offering

         All shares of Common Stock purchased in connection with the Reorganization and Offering by a director or an officer of the Stock Company and the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Reorganization and Offering except in the event of the death of such director or officer or pursuant to a merger or similar transaction approved by the FDIC and the Department. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions.

         Purchases of Common Stock by directors, executive officers and their associates during the three-year period following completion of the Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the FDIC and the Department. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Stock Company's outstanding Common Stock or to certain purchases of stock pursuant to an employee stock benefit plan.

         Pursuant to FDIC and Department regulations, the Stock Company will generally be prohibited from repurchasing any shares of the Common Stock within one year following consummation of the Reorganization, although the FDIC and Department under their current policies may approve a request to repurchase shares of Common Stock following the six-month anniversary of the Reorganization. During the second and third years following consummation of the Reorganization, the Stock Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the FDIC and Department (provided, however, that the MHC may be excluded with the approval of the FDIC and Department); (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause the Bank to become undercapitalized and the Bank provides to the Regional Director of the FDIC and Department no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. The FDIC and Department may permit stock repurchases in excess of such amounts prior to the third anniversary of the Reorganization if exceptional circumstances are shown to exist.

                       CERTAIN RESTRICTIONS ON ACQUISITION
                           OF THE COMPANY AND THE BANK

         The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire the Stock Company, the Bank or their respective capital stock are described below. Also discussed are certain provisions in the Stock Company's Certificate of Incorporation and Bylaws which may be deemed to affect the ability of a person, firm or entity to acquire the Stock Company.

         The Mutual Holding Company Structure. Under New York law, the Plan and the Stock Company's governing corporate instruments, at least 51% of the Company's voting shares must be owned by the MHC. The MHC will be controlled by its board of trustees, who will consist of persons who also are members of the board of directors of the Stock Company and the Bank. The MHC will be able to elect all members of the board of directors of the Stock Company, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for matters that require a vote greater than a majority. The MHC, acting through its board of trustees, will be able to control the business and operations of the Company and the Bank and will be able to prevent any challenge to the ownership or control of the Company by Minority Stockholders. Accordingly, a change in control of the Stock Company and the Bank cannot occur unless the MHC first converts to the stock form of organization. Although New York law, applicable regulations and the Plan permit the MHC to convert from the mutual to the capital stock form of organization, it is not anticipated that a conversion of the MHC will occur in the foreseeable future.

         In addition to the anti-takeover aspects of the MHC structure, the following provisions of the Company's Certificate of Incorporation and bylaws and certain other regulatory provisions will restrict the ability to stockholders to influence management policies, and which may be deemed to have an anti-takeover effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Stock Company's Certification of Incorporation and bylaws and the Bank's proposed Restated Organizational Certificate and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the Superintendent and the Stock Company's Registration Statement filed with the SEC. See "Additional Information." The following discussion does not reflect the powers and provisions of the Bank's charter.

Provisions of the Stock Company's Certificate of Incorporation and Bylaws

         Restrictions on Call of Special Meetings. The Certificate of Incorporation provides that a special meeting of stockholders may be called by the Chairman of the Board of the Stock Company or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not authorized to call a special meeting of stockholders.

         Absence of Cumulative Voting. The Certificate of Incorporation provides that there shall be no cumulative voting rights in the election of directors.

         Limitation on Voting Rights. The Certificate of Incorporation provides that (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 5% of any class of equity security of the Stock Company, inclusive of shares of such class held by the MHC (provided that such limitation shall not apply to the MHC or any tax-qualified employee stock benefit plans maintained by the Stock Company); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

         Amendments to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by the Stock Company's board of directors and also a majority of the outstanding shares of the Stock Company's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to the call of special stockholder meetings, cumulative voting, limitation on voting rights and director liability).

         The bylaws may be amended by the affirmative vote of the total number of directors of the Stock Company or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Federal Reserve Board Regulations

         The Change in Bank Control Act and the BHCA, together with the Federal Reserve Board regulations under those acts, require that the consent of the Federal Reserve Board be obtained prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of the bank holding company. Control is rebuttably presumed to exist if the person acquires more than 10% of any class of voting stock of a bank holding company if either (i) the holding company has registered securities under
Section 12 of the Exchange Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure to rebut the rebuttable control presumption. Since the Common Stock will be registered under Section 12 of the Exchange Act, any acquisition of 10% or more of the Common Stock will give rise to a rebuttable presumption that the acquirer of such stock controls the Stock Company, requiring the acquirer, prior to acquiring such stock, to rebut the presumption of control to the satisfaction of the Federal Reserve Board or obtain Federal Reserve Board approval for the acquisition of control. Restrictions applicable to the operations of bank holding companies may deter companies from seeking to obtain control of the Stock Company. See "Regulation."

New York Bank Law

         In addition to federal law, the New York State Banking Law generally requires prior approval of the New York State Banking Board before any action is taken that causes any entity or person to acquire direct or indirect control of a banking institution which is organized in New York State. Control is presumed to exist if any company or person directly or indirectly owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution or of any company or person that owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution.

Benefit Plans

         In addition to the provisions of the Stock Company's Certificate of Incorporation and Bylaws described above, certain benefit plans of the Stock Company and the Bank adopted in connection with the Reorganization and Offering contain provisions which also may discourage hostile takeover attempts which the Boards of Directors of the Bank might conclude are not in the best interests of the Stock Company, the Stock Company and the Bank or the Stock Company's stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of the Stock Company or the Bank, see "Management -- Benefits."


                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

         The Stock Company is authorized to issue ______ shares of Common Stock having a par value of $0.01 per share and ______shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). The Stock Company currently expects to issue up to a maximum of ______ shares (______ shares in the event that the maximum of the Estimated Offering Range is increased by 15%) of Common Stock and no shares of Preferred Stock in the Offering. Each share of the Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan, all such stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of the Stock Company's capital stock which are deemed material to an investment decision with respect to the Offering.

         The Common Stock of the Stock Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

         Distributions. The Stock Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy" and "Waiver of Dividends by the MHC." The holders of Common Stock of the Stock Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Company out of funds legally available therefor. If the Stock Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Voting Rights. Upon consummation of the Reorganization, the holders of Common Stock will possess exclusive voting rights in the Stock Company. Each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10.0% of the issued and outstanding shares of Common Stock may be considered "Excess Shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of the Stock Company and the Bank." If the Stock Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Reorganization and Offering -- Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Stock Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

Preferred Stock

         None of the shares of the Stock Company's authorized Preferred Stock will be issued in the Offering. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Stock Company has no present plans to issue Preferred Stock.



                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Stock Company's Common Stock is ___________________.


                                     EXPERTS

         The financial statements of the Bank as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1998, have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         RP Financial has consented to the publication herein of the summary of its report to the Bank setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Reorganization and its opinion with respect to subscription rights.


                             LEGAL AND TAX OPINIONS

         The legality of the Common Stock and the Federal income tax consequences of the Reorganization will be passed upon for the Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Bank and the Stock Company. The New York income tax consequences of the Reorganization will be passed upon for the Bank by _____________________. The federal income tax consequences of certain matters relating to establishment of the Foundation will be passed upon for the Bank by KPMG Peat Marwick LLP. Certain legal matters will be passed upon for FBR by Breyer & Associates, Washington, D.C.


                             ADDITIONAL INFORMATION

         The Stock Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Stock Company. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contract or other document which are deemed material. However, such summaries are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         In connection with the Reorganization, the Stock Company will register its Common Stock with the SEC under Section 12 of the Exchange Act, and, upon such registration, the Stock Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Stock Company has undertaken that it will not terminate such registration for a period of at least three years following the Reorganization.

         A copy of the Plan and the Certificate of Incorporation and Bylaws of the Stock Company and the Charter and Bylaws of the Bank and the MHC are available without charge from the Bank. Requests for such information should be directed to: Stockholder Relations, Oswego County Savings Bank, 44 East Bridge Street, Oswego, New York 13126.

                          INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----


Independent Auditors' Report...........................................

Statements of Financial Condition as of September 30, 1998
(unaudited) and December 31, 1997 and 1996.............................

Statements of Operations for the Nine Months Ended September 30,
    1998 (unaudited) and 1997 and Years Ended December 31, 1997,
    1996 and 1995......................................................

Statements of Changes in Equity for the Nine Months Ended
    September 30, 1998 (unaudited) and 1997 and Years Ended
    December 31, 1997, 1996 and 1995...................................

Statements of Cash Flows for the Nine Months Ended September 30,
    1998 (unaudited) and 1997 and Years Ended December 31,
    1997, 1996 and 1995................................................

Notes to Financial Statements..........................................


All schedules are omitted as the required information is not applicable or the information is presented in the Financial Statements.

The financial statements of the Stock Company have been omitted because the Stock Company has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than of an organizational nature.

                           OSWEGO COUNTY SAVINGS BANK

                              Financial Statements

                Nine months ended September 30, 1998 and 1997 and
                     Years ended December 31, 1997 and 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


The Board of Trustees
Oswego County Savings Bank:


We have audited the accompanying statements of financial condition of Oswego County Savings Bank as of December 31, 1997 and 1996, and the related statements of operations, changes in net worth, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oswego County Savings Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP


February 20, 1998, except for note 1 which is as of
    December 17, 1998
Syracuse, New York

                           OSWEGO COUNTY SAVINGS BANK

                        Statements of Financial Condition



                                                                                                December 31,
                                                                   September 30,       --------------------------------
                             Assets                                    1998               1997                 1996
                                                                  --------------       -----------          -----------
                                                                    (unaudited)
Cash and due from banks                                          $   3,576,145           4,083,082            4,723,052
Federal funds sold and other short-term
    investments                                                        750,000           2,681,128           12,819,078
Securities held to maturity, fair value of
    $15,507,447 at September 30, 1998,
    $10,474,998 at December 31, 1997
    and $10,129,299 at December 31, 1996                            15,334,354          10,441,133           10,105,638
Securities available for sale, at fair value                        12,895,324          10,920,781                5,450

Loans                                                               73,778,077          80,460,302           85,086,892
    Less allowance for loan losses                                   1,280,224           1,408,797            1,583,299
                                                                  ------------         -----------          -----------

       Loans, net                                                   72,497,853          79,051,505           83,503,593
                                                                  ------------         -----------          -----------

Real estate owned                                                      449,066             599,387              491,521
Premises and equipment, net                                          2,244,718           2,324,351            2,095,089
Accrued interest receivable                                            847,152             925,591              746,798
Other assets                                                         1,169,084           1,111,923            1,160,005
                                                                  ------------         -----------          -----------

       Total assets                                              $ 109,763,696         112,138,881          115,650,224
                                                                  ============         ===========          ===========

                    Liabilities and Net Worth

Deposits:
    Demand                                                       $  10,571,071           9,665,784            8,546,276
    Savings and money market                                        46,981,076          48,535,652           50,046,010
    Time                                                            38,291,894          39,697,366           43,422,908
                                                                  ------------         -----------          -----------

                                                                    95,844,041          97,898,802          102,015,194

Escrow deposits                                                      1,013,416           1,458,361            1,717,310
Other liabilities                                                    1,480,882           1,608,986              720,399
                                                                  ------------         -----------          -----------

       Total liabilities                                            98,338,339         100,966,149          104,452,903
                                                                  ------------         -----------          -----------

Commitments and contingencies (note 11)

Net worth:
    Surplus                                                          3,728,639           3,728,639            3,728,639
    Undivided profits - substantially restricted                     7,634,791           7,438,682            7,468,682
    Accumulated other comprehensive income                              61,927               5,411                   --
                                                                  ------------         -----------          -----------

       Total net worth                                              11,425,357          11,172,732           11,197,321
                                                                  ------------         -----------          -----------

       Total liabilities and net worth                           $ 109,763,696         112,138,881          115,650,224
                                                                  ============         ===========          ===========

See accompanying notes to financial statements.

                           OSWEGO COUNTY SAVINGS BANK

                            Statements of Operations



                                                                        Nine months ended
                                                                          September 30,                Years ended December 31,
                                                                   --------------------------        --------------------------
                                                                      1998            1997             1997              1996
                                                                   ---------        ---------        ---------        ---------
                                                                           (unaudited)
Interest income:
    Loans                                                        $ 4,741,667        5,148,463        6,841,171        6,847,056
    Securities                                                     1,063,380          838,610        1,151,073          454,071
    Federal funds sold and other short-term investments              150,681          195,610          240,519          867,856
                                                                  ----------        ---------        ---------        ---------

          Total interest income                                    5,955,728        6,182,683        8,232,763        8,168,983
                                                                  ----------        ---------        ---------        ---------

Interest expense - deposits                                        2,576,803        2,815,991        3,737,612        3,972,550
                                                                  ----------        ---------        ---------        ---------

          Net interest income                                      3,378,925        3,366,692        4,495,151        4,196,433

Provision for loan losses                                             90,000          339,131          524,816        1,140,670
                                                                  ----------        ---------        ---------        ---------

          Net interest income after provision for
             loan losses                                           3,288,925        3,027,561        3,970,335        3,055,763
                                                                  ----------        ---------        ---------        ---------

Non-interest income:
    Service charges                                                  306,314          300,514          434,381          442,055
    Recovery (provision) for Nationar                                 33,194           34,637           54,400          (14,189)
    Other                                                             47,611           40,071           46,417           73,539
                                                                  ----------        ---------        ---------        ---------

          Total non-interest income                                  387,119          375,222          535,198          501,405
                                                                  ----------        ---------        ---------        ---------

Non-interest expenses:
    Salaries and employee benefits                                 1,516,764        1,453,096        1,923,888        2,184,883
    Occupancy and equipment                                          307,723          306,081          432,506          385,716
    Depreciation                                                     179,357          128,981          167,572          152,653
    Deposit insurance premiums                                         8,968            9,230           12,342            1,833
    Data processing                                                  186,832          167,424          221,695          247,688
    Office supplies, printing and postage                            143,281          174,866          240,691          207,908
    Professional fees                                                325,214          238,030          383,201           78,473
    Real estate owned, net                                           238,386          158,036          198,545           85,933
    Trustee fees and benefits                                         86,750          494,566          536,066          101,250
    Other                                                            333,660          247,781          362,677          290,707
                                                                  ----------        ---------        ---------        ---------

          Total non-interest expenses                              3,326,935        3,378,091        4,479,183        3,737,044
                                                                  ----------        ---------        ---------        ---------

Income (loss) before income tax expense (benefit)                    349,109           24,692           26,350         (179,876)

Income tax expense (benefit)                                         153,000            8,570           56,350         (119,241)
                                                                  ----------        ---------        ---------        ---------

          Net income (loss)                                      $   196,109           16,122          (30,000)         (60,635)
                                                                  ==========        =========        =========        =========


See accompanying notes to financial statements.

                           OSWEGO COUNTY SAVINGS BANK

                       Statements of Changes in Net Worth


                                                                                                   Accumulated
                                            Comprehensive                                             Other
                                               Income                            Undivided        Comprehensive
                                               (Loss)           Surplus           Profits             Income           Total
                                            -------------      ----------        ---------        -------------      ----------
Balance, December 31, 1995                                    $ 3,728,639        7,529,317                --         11,257,956

Comprehensive income (loss):
    Net loss                                 $ (60,635)                --          (60,635)               --            (60,635)
                                              ========          ---------        ---------            ------         ----------

Balance, December 31, 1996                                      3,728,639        7,468,682                --         11,197,321

Comprehensive income (loss):
    Net loss                                   (30,000)                --          (30,000)               --            (30,000)

    Change in the unrealized gain
       (loss) on securities available
       for sale, net of taxes                    5,411                 --               --             5,411              5,411
                                              --------

          Total comprehensive
             income (loss)                   $ (24,589)
                                              ========          ---------        ---------            ------         ----------

Balance, December 31, 1997                                      3,728,639        7,438,682             5,411         11,172,732

Comprehensive income:
    Net income, unaudited                    $ 196,109                 --          196,109                --            196,109

    Change in the unrealized gain
       (loss) on securities available for
        sale, net of taxes, unaudited           56,516                 --               --            56,516             56,516
                                              --------

Total comprehensive income,
    unaudited                                $ 252,625
                                              ========          ---------        ---------            ------         ----------

Balance, September 30, 1998,
    unaudited                                                 $ 3,728,639        7,634,791            61,927         11,425,357
                                                                =========        =========            ======         ==========


See accompanying notes to financial statements.

                           OSWEGO COUNTY SAVINGS BANK

                            Statements of Cash Flows



                                                                   Nine months ended
                                                                      September 30,                 Years ended December 31,
                                                             -----------------------------        ------------------------------
                                                                 1998              1997              1997               1996
                                                             ------------       ----------        -----------         ----------
                                                                       (unaudited)
Cash flows from operating activities:
    Net income (loss)                                       $     196,109           16,122            (30,000)           (60,635)
    Adjustments to reconcile net income (loss) to
       net cash provided by (used in)
       operating activities:
          Depreciation                                            179,357          128,981            167,572            152,653
          Provision for loan losses                                90,000          339,131            524,816          1,140,670
          Provision (recovery) for Nationar                       (33,194)         (34,637)           (54,400)            14,189
          (Gain) loss on sale of real estate owned                 76,193           27,699            162,383             78,724
          Investment amortization (accretion)                      17,690          (10,230)           (14,393)            20,140
          Deferred income taxes (benefit)                              --               --           (134,412)          (461,470)
          Change in:
             Accrued interest receivable                           78,439         (112,125)          (178,793)            19,620
             Other assets                                         (61,644)        (460,942)           236,894             70,106
             Escrow deposits                                     (444,945)        (559,493)          (258,949)          (379,925)
             Other liabilities                                   (128,104)         879,974            888,587            343,931
                                                             ------------       ----------        -----------         ----------

                Net cash provided by (used in)
                     operating activities                         (30,099)         214,480          1,309,305            938,003
                                                             ------------       ----------        -----------         ----------

Cash flows from investing activities:
    Proceeds from maturity of and principal
       collected on securities held to maturity                 6,618,038        3,014,909          4,167,664          4,071,905
    Proceeds from maturity of and principal
       collected on securities available for sale               7,399,792               --          1,000,000                 --
    Purchases of securities held to maturity                  (11,527,247)      (4,498,070)        (4,498,070)        (7,345,108)
    Purchases of securities available for sale                 (9,281,844)      (7,506,571)       (11,900,616)                --
    Principal collections of loans
       net of loan originations                                 6,188,585        2,192,786          3,296,723          1,324,656
    Proceeds from sale of real estate owned                       349,195          198,352            360,300            241,426
    Capital expenditures, net of disposals                        (99,724)        (375,589)          (396,834)           (98,610)
                                                             ------------       ----------        -----------         ----------

                Net cash used in investing activities       $    (353,205)      (6,974,183)        (7,970,833)        (1,805,731)
                                                             ------------       ----------        -----------         ----------

                           OSWEGO COUNTY SAVINGS BANK


                                                                  Nine months ended
                                                                    September 30,                 Years ended December 31,
                                                           -----------------------------        ----------------------------
                                                              1998              1997               1997              1996
                                                           ----------        -----------        -----------       ----------
                                                                     (unaudited)
Cash flows from financing activities:
    Net decrease in demand, savings and
       money market                                       $  (649,289)          (141,050)          (390,850)        (765,670)
    Net increase (decrease) in time deposits               (1,405,472)        (3,663,204)        (3,725,542)       1,344,973
                                                           ----------        -----------        -----------       -----------

             Net cash provided by (used in)
                financing activities                       (2,054,761)        (3,804,254)        (4,116,392)         579,303
                                                           ----------        -----------        -----------       ----------

Net decrease in cash and cash equivalents                  (2,438,065)       (10,563,957)       (10,777,920)        (288,425)

Cash and cash equivalents at
    beginning of period                                     6,764,210         17,542,130         17,542,130       17,830,555
                                                           ----------        -----------         ----------       ----------

Cash and cash equivalents at end of period                $ 4,326,145          6,978,173          6,764,210       17,542,130
                                                           ==========        ===========        ===========       ==========


Supplemental disclosure of cash flow information:
       Cash paid during the period for:
             Interest                                     $ 2,576,803          2,815,991          3,737,612        3,972,550
             Income taxes                                      75,750            243,000            243,000          403,421
                                                           ==========        ===========        ===========       ==========

       Non-cash investing and financing activities:
             Change in accumulated
                other comprehensive income                $    56,516             20,267              5,411               --
             Transfer of loans to
                real estate owned                             275,067             39,717            630,549          445,935
                                                           ==========        ===========        ===========       ==========


See accompanying notes to financial statements.

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



(1)    Reorganization, Stock Issuance and Merger

       Oswego County Savings Bank (the Bank) is a mutual savings bank that is subject to regulation by the New York State Banking Department and the Federal Deposit Insurance Corporation (FDIC). The Bank provides financial services to individuals and businesses primarily in Oswego County in New York State.

       On December 17, 1998, the Board of Trustees of the Bank adopted the Amended and Restated Plan of Reorganization (the Plan), pursuant to which the Bank will reorganize into the mutual holding company form of organization as a wholly-owned subsidiary of Oswego County Bancorp, Inc., a mid-tier stock holding company that will be a majority-owned subsidiary of Oswego County MHC (the MHC). Following receipt of all required regulatory approvals, the approval of the depositors of the Bank entitled to vote on the Plan of Reorganization, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Pursuant to the Plan, the Reorganization will be effected in a manner that is consistent with applicable New York and federal law and regulations. Contemporaneously with the Reorganization, the Oswego County Bancorp, Inc. will sell a Minority Interest in shares of Common Stock in a public stock offering (Offering). Subsequent to the Reorganization and Offering, the minority interest will represent 44% of the Oswego County Bancorp, Inc.'s outstanding shares, with the MHC owning 56%.

       The Reorganization will be accounted for as a change in corporate form with no resulting change in the historical basis of the Bank's assets, liabilities and equity. Subsequent to the Reorganization, the existing liquidation rights of the Bank's depositors as of the effective date will be transferred to the MHC, and records will be maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion or the MHC's liquidation.

       In the event that the Reorganization and related offering are not successfully completed, the costs incurred in connection with the Reorganization and related offering will be expensed at the time that the unsuccessful completion is determined. The Bank has not incurred any stock issuance costs as of September 30, 1998 (unaudited).

       The Bank intends to establish a Foundation as part of the Offering, to which it will make a contribution in the form of shares of its common stock equal to 2.0% of the shares issued in the Reorganization and Offering. The Foundation will be dedicated exclusively to supporting charitable causes and community development in the Bank's primary market area. The Bank will incur an expense equal to the fair value of the shares contributed to the Foundation, offset in part by a tax benefit, during the quarter in which the contribution is made. This expense will likely have a material impact on the Bank's earnings for such quarter and for fiscal 1999.


                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       On September 4, 1997, the trustees of the Bank approved the proposed merger with Oswego City Savings Bank (City Savings), a publicly traded bank which is 54% owned by Pathfinder Bancorp M.H.C. On September 5, 1997, the Bank entered into a merger agreement with City Savings. Consummation of the merger is subject to, among other things: (i) receipt of all necessary approvals and consents from regulators or governmental entities, including approval of the Plan of Merger by the Superintendent of Banks of State of New York and the FDIC; (ii) the approval of the merger agreement by the requisite vote of the stockholders of Pathfinder Bancorp and the Bank; (iii) approval of the Reorganization and the Offering by the Bank's voting depositors; (iv) consummation of the Offering; and (v) the satisfaction or waiver of certain other conditions. The merger agreement is expected to be presented to the Bank's stockholders for their approval during the first quarter of 1999. The Merger is expected to be completed within 30 - 60 days following the consummation of the Offering. Currently, the merger agreement will terminate on March 31, 1999.


(2)    Summary of Significant Accounting Policies

       The accounting policies of the Bank conform to generally accepted accounting principles. The following is a description of the more significant accounting policies followed by the Bank.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

       The statement of financial condition as of September 30, 1998, and the related statements of operations and cash flows for the nine-month periods ended September 30, 1998 and 1997 and the statement of changes in net worth for the nine-month period ended September 30, 1998 are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial condition, results of operations and cash flows.

       (a)    Securities

              The Bank classifies its securities as either available for sale or held to maturity, as the Bank does not hold any securities considered to be trading. Held to maturity securities are those debt securities for which the Bank has the positive intent and the ability to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

              Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of net worth until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

              A decline in the fair value of any available for sale or held to maturity security below cost, that is deemed other than temporary, is charged to earnings resulting in the establishment of a new cost basis for the security.




                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



              Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividends and interest income are recognized when earned. Realized gains and losses on securities are recognized on the trade date and are calculated using the specific identification method for determining the cost of securities sold.

       (b)    Loans

              Loans are reported at the principal amount outstanding. Fees and certain direct origination costs related to lending activities are recognized in income as incurred, as the amounts are immaterial.

              Generally, the Bank places all loans that are 90 days or more past due on non-accrual status. In addition, the Bank places any loan on non-accrual status if any part of it is classified as doubtful or loss or if any part has been charged off. When a loan is placed on non-accrual status, total interest accrued and unpaid to date is reversed by a charge to interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

       (c)    Allowance for Loan Losses

              The Bank's provision for loan losses charged to operations is based upon management's evaluation of the loan portfolio. The allowance for loan losses is maintained at an amount management deems adequate to provide for probable loan losses considering the character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

              In accordance with Statement of Financial Accounting Standards
              (SFAS) No. 114 Accounting by Creditors for Impairment of a Loan, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts of principal and interest under the original terms of the agreement. Large groups of smaller balance, homogeneous loans such as the Bank's residential mortgages, home equity loans and consumer loans that are collectively evaluated for impairment, are excluded from the scope of SFAS No. 114. Accordingly, the Bank measures impaired commercial loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

       (d)    Loans Held for Sale

              Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to the statement of operations.


                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       (e)    Real Estate Owned

              Real estate owned includes property acquired through, or in lieu of, formal foreclosure. Write-downs to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in fair value are charged to operations in the period in which the declines occur.

       (f)    Premises and Equipment

              Land is carried at cost and buildings, furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the estimated service lives of the assets.

       (g)    Income Taxes

              Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

       (h)    Pension Plan

              The Bank has a defined benefit pension plan covering substantially all of its employees. Benefits are based on credited years of service and the employee's average compensation prior to retirement. The Bank's funding policy is to contribute annually at least the minimum required by law. Plan assets are invested in the general account of the Retirement System for Savings Institutions.

       (i)    Other Postretirement Benefits

              The Bank sponsors an unfunded defined benefit plan that covers all of its full time employees and provides postretirement medical and life insurance benefits. Employees are eligible for these benefits if they retire under the Bank's defined benefit pension plan and have attained age 55 with at least 5 years of service. Employees are required to contribute a portion of the premium.

              The Bank accrues for benefits to employees and the employees' beneficiaries during the years that the employee renders the necessary service.

       (j)    Cash and Cash Equivalents

              For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold and other short-term investments with maturities less than 90 days.



                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       (k)    Financial Instruments With Off-Balance Sheet Risk

              The Bank does not engage in the use of derivative financial instruments and the Bank's only financial instruments with off-balance sheet risk are commercial and residential mortgage commitments. These off-balance sheet items are shown in the Bank's statement of financial condition upon funding.

       (l)    Other Accounting Standards

              Effective January 1, 1998, the Bank adopted the remaining provisions of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which relate to the accounting for securities lending, repurchase agreements, and other secured financing activities. These provisions, which were delayed for implementation by SFAS No. 127, did not have a material impact on the Bank.

              On January 1, 1998, the Bank adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. For the Bank, comprehensive income represents net income plus other comprehensive income, which consists of the net change for the period in unrealized gains or losses on securities available for sale. Accumulated other comprehensive income in the accompanying statements of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates.

              In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. SFAS No. 131, which is effective for year-end 1998, will not have an impact on the Bank's statement of financial condition or statement of operations.

              The FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, in February 1998. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or the recognition of these plans. The statement is effective for the Bank's year-end 1998 reporting and will not impact its financial position or results of operations.

              SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the balance sheet and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999, although earlier adoption is permitted. The Bank anticipates, based on current activities, that the adoption of SFAS No. 133 will not have an effect on its financial position or results of operations.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



              In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage-Banking Enterprise," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a nonmortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and will not have any impact on the Bank's financial position or results of operations as the Bank does not currently securitize mortgage loans.


(3)    Securities

       The amortized cost and fair value of securities are as follows:


                                                                                      December 31, 1997
                                                               ------------------------------------------------------------
                                                                                   Gross          Gross
                                                               Amortized        Unrealized      Unrealized         Fair
                                                                  Cost             Gains          Losses           Value
                                                               ---------        ----------      ----------       ----------
       Securities available for sale Debt securities:
           United States Treasury                           $  4,016,906           10,457             483         4,026,880
           United States Government
                agency obligations                             6,893,178           10,765          11,568         6,892,375
                                                              ----------           ------          ------        ----------

                    Total debt securities                     10,910,084           21,222          12,051        10,919,255
                                                              ----------           ------          ------        ----------

       Equity securities:
           Corporate stocks                                        1,526               --              --             1,526
                                                              ----------           ------          ------        ----------

                    Total securities available
                         for sale                           $ 10,911,610           21,222          12,051        10,920,781
                                                              ==========           ======          ======        ==========

       Securities held to maturity
       Debt securities:
           United States Treasury                           $  3,148,730            3,804              62         3,152,472
           United States Government
                agency obligations                             2,337,957            9,852              --         2,347,809
           Corporate and municipal
                securities                                     4,809,088           15,775           1,478         4,823,385
           Mortgage-backed securities:
                GNMA                                              62,175            2,968              --            65,143
                FNMA                                              54,115            2,001              --            56,116
                FHLMC                                             29,068            1,005              --            30,073
                                                              ----------           ------          ------        ----------

                    Total securities held
                         to maturity                        $ 10,441,133           35,405           1,540        10,474,998
                                                              ==========           ======          ======        ==========




                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements





                                                                                              December 31, 1996
                                                                      -------------------------------------------------------------
                                                                                           Gross            Gross
                                                                      Amortized          Unrealized       Unrealized        Fair
                                                                        Cost               Gains            Losses          Value
                                                                      ---------          ----------       ----------     ----------
       Securities available for sale Equity securities:
           Corporate stocks                                         $      5,450               --              --             5,450
                                                                      ==========           ======           =====        ==========

       Securities held to maturity Debt securities:
           United States Treasury                                   $  3,644,742            9,924           1,017         3,653,649
           United States Government
                agency obligations                                     1,908,678            3,013              --         1,911,691
           Corporate and municipal securities                          4,373,477            8,645           3,459         4,378,663
           Mortgage-backed securities:
                GNMA                                                      70,601            2,850              --            73,451
                FHLMC                                                    108,140            3,705              --           111,845
                                                                      ----------           ------           -----        ----------

                    Total securities held to
                         maturity                                   $ 10,105,638           28,137           4,476        10,129,299
                                                                      ==========           ======           =====        ==========


       The Bank had no sales of securities during 1997 and 1996.

       The following is a tabulation of debt securities, excluding mortgage-backed securities, by the period remaining to the earlier of maturity or call date as of December 31, 1997:


                                                                          Available for Sale                 Held to Maturity
                                                                      ---------------------------      --------------------------
                                                                       Amortized          Fair          Amortized         Fair
                                                                         Cost             Value           Cost            Value
                                                                      ----------       ----------      ----------      ----------
       Due in one year or less                                      $  5,899,729        5,895,485       7,027,843       7,032,188
       Due after one year through five
           years                                                       5,010,355        5,023,770       3,017,932       3,031,771
       Due after ten years                                                    --               --         250,000         259,707
                                                                      ----------       ----------      ----------      ----------

                    Total                                           $ 10,910,084       10,919,255      10,295,775      10,323,666
                                                                      ==========       ==========      ==========      ==========




                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



(4)    Loans

       The following is a summary of loans outstanding:


                                                                                    December 31,
                                                 September 30,           ---------------------------------
                                                    1998                    1997                   1996
                                                 -------------           ----------             ----------
                                                  (unaudited)
         Residential mortgages and
              home equity loans                 $ 63,255,058             67,404,958             70,686,388
         Commercial mortgages                      8,570,014             11,144,890             11,490,159
         Commercial loans                            123,615                276,443                589,022
         Consumer loans                            1,829,390              1,634,011              2,321,323
                                                  ----------             ----------             ----------

                      Total loans                 73,778,077             80,460,302             85,086,892

         Allowance for loan losses                (1,280,224)            (1,408,797)            (1,583,299)
                                                  ----------             ----------             ----------

                      Net loans                 $ 72,497,853             79,051,505             83,503,593
                                                  ==========             ==========             ==========

       The Bank's market area is generally Oswego County in Central New York State. Substantially all of the Bank's portfolio is located in its market area and, accordingly, the ultimate collectibility of the Bank's loan portfolio is susceptible to changes in market conditions in this area. The Bank's concentration of credit risk by loan type is shown in the above schedule of loans outstanding. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.


(5)    Allowance for Loan Losses

       The following is a summary of changes in the allowance for loan losses:


                                                             Nine months ended                   Years ended
                                                               September 30,                     December 31,
                                                       --------------------------       ---------------------------
                                                          1998            1997             1997             1996
                                                       ---------        ---------       ---------         ---------
                                                               (unaudited)
       Balance at beginning of period                $ 1,408,797        1,583,299       1,583,299           761,703

       Provision for loan losses                          90,000          339,131         524,816         1,140,670

       Loan charge-offs                                 (266,999)        (247,696)       (724,304)         (330,198)

       Recoveries                                         48,426           17,456          24,986            11,124
                                                       ---------        ---------       ---------         ---------

       Balance at end of period                      $ 1,280,224        1,692,190       1,408,797         1,583,299
                                                       =========        =========       =========         =========





                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       The principal balance of all loans not accruing interest amounted to approximately $1,774,000 and $2,180,000 at December 31, 1997 and 1996,
       respectively. The interest income forgone for non-accruing loans was $121,600 and $191,000 for the years ended December 31, 1997 and 1996, respectively.

       At December 31, 1997 and 1996, the recorded investment in impaired loans within the scope of SFAS No. 114 totaled $1,308,793 and $1,822,763, respectively. The impairment allowance associated with these loans was $315,900 and $569,900 at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans during the year was approximately $1,728,101 and $1,833,371 for 1997 and 1996, respectively. The amount of interest income recognized for impaired loans was not significant for the years ended December 31, 1997 and 1996.


(6)    Premises and Equipment

       Premises and equipment at December 31 consist of the following:

                                                     1997             1996
                                                  ---------        ---------

         Land                                   $   426,250          426,250
         Buildings and improvements               2,556,974        2,508,252
         Furniture and equipment                  1,893,794        1,642,953
                                                  ---------        ---------

                                                  4,877,018        4,577,455
         Accumulated depreciation                 2,552,667        2,482,366
                                                  ---------        ---------

                  Net                           $ 2,324,351        2,095,089
                                                  =========        =========


(7)    Deposits

       Time deposit maturities are summarized as follows:

                                                          December 31,
                                                    --------------------------
                                                       1997           1996
                                                    ----------    ------------

         Within one year                          $ 30,331,083    30,142,280
         After one year and within two years         5,626,894     8,823,504
         After two years and within three years      1,996,810     2,287,033
         After three years and within four years       893,080     1,467,698
         After four years and within five years        849,499       702,393
                                                    ----------    ----------

                                                  $ 39,697,366    43,422,908
                                                    ==========    ==========

       Certificates of deposit of $100,000 and over were $4,218,572 and $3,429,924 at December 31, 1997 and 1996, respectively.





                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



(8)    Income Taxes

       Total income tax expense (benefit) for the years ended December 31 was allocated as follows:

                                                                              1997                  1996
                                                                             ------               --------
           Income (loss) before income tax expense
                (benefit)                                                  $ 56,350               (119,241
           Change in net worth for unrealized gain
                (loss) on securities available for sale                       3,760                     --
                                                                             ------               --------

                         Total                                             $ 60,110               (119,241)
                                                                             ======               ========

       Income tax expense (benefit) attributable to income (loss) from operations consisted of the following:

                                                     Current               Deferred                Total
                                                     -------               --------               --------
         Year ended December 31, 1997:
                  Federal                          $ 141,818                (90,855)                50,963
                  State                               48,944                (43,557)                 5,387
                                                     -------               --------               --------

                      Total                        $ 190,762               (134,412)                56,350
                                                     =======               ========               ========

         Year ended December 31, 1996:
                  Federal                          $ 287,030               (379,529)               (92,499)
                  State                               55,199                (81,941)               (26,742)
                                                     -------               --------               --------

                      Total                        $ 342,229               (461,470)              (119,241)
                                                     =======               ========               ========

       Actual income tax expense (benefit) attributable to income (loss) before income taxes differed from the amounts computed by applying the Federal statutory income tax rate to pre-tax income as follows:

                                                                                Years ended December 31,
                                                                             -----------------------------
                                                                              1997                  1996
                                                                             ------               --------
           Federal income tax expense
                (benefit) at statutory rate                                $  8,959                (61,158)
           Increase (decrease) resulting from:
                Tax-exempt interest income                                   (2,762)                (5,339)
                Nondeductible expenses                                       47,589                  6,341
                State taxes, net of Federal income
                    tax benefit                                               3,555                (17,650)
                Other, net                                                     (991)               (41,435)
                                                                             ------               --------

                         Actual income tax expense
                             (benefit)                                     $ 56,350               (119,241)
                                                                             ======               ========



                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                                   1997             1996
                                                                 ---------         -------
           Deferred tax assets:
                Allowance for loan losses                      $   662,535         723,841
                Postretirement benefits                            119,467          81,684
                Trustees' deferred compensation and
                    retirement plans                               250,107          93,211
                Other                                                7,530          10,880
                                                                 ---------         -------

                         Total gross deferred tax assets         1,039,639         909,616
                                                                 ---------         -------

           Deferred tax liabilities:
                Tax bad debt reserve in excess of base-
                    year amounts                                   223,021         247,306
                Depreciation                                       116,893         103,659
                Prepaid pension expenses                            79,592          81,589
                Net unrealized gain on securities
                    available for sale                               3,760              --
                Other                                                8,659              --

                         Total gross deferred tax
                             liabilities                           431,925         432,554
                                                                 ---------         -------

           Net deferred tax asset, included in
                other assets                                   $   607,714         477,062
                                                                 =========         =======

       Included in undivided profits at December 31, 1997 is approximately $1,107,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. The use of these reserves for purposes other than to absorb losses on loans, or if the Bank fails to qualify as a Bank for Federal income tax purposes, would result in taxable income to the Bank.

       Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the loss carryback period. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.


                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



(9)    Retirement Plans

       Employees' Pension Benefits

       The following table sets forth the defined benefit pension plan's funded status and amounts recognized in the Bank's financial statements, using the most recent actuarial data measured at October 1, 1997 and 1996:

                                                                 1997           1996
                                                               ---------     ---------
           Actuarial present value of accumulated
                plan benefits:
                    Vested                                   $ 2,454,621     2,280,200
                    Nonvested                                     42,070       144,200
                                                               ---------     ---------

                                                             $ 2,496,691     2,424,400
                                                               =========     =========

           Plan assets at fair value                         $ 3,587,252     3,465,257
           Projected benefit obligations                       2,960,364     3,011,700
                                                               ---------     ---------

           Plan assets in excess of projected benefit
                obligations                                      626,888       453,557
           Unamortized net asset at transition                   (83,034)     (107,747)
           Unrecognized net gain subsequent to
                transition                                      (348,052)     (107,791)
           Unrecognized past service liability                     3,478         4,444
                                                               ---------     ---------

           Net pension asset, included in other assets       $   199,280       242,463
                                                               =========     =========

       Net periodic pension expense (credit) consists of the following components:

                                                               Years ended December 31,
                                                               ------------------------
                                                                 1997            1996
                                                               --------       ---------

           Service cost                                      $   67,689         76,968
           Interest cost on projected benefit obligation        221,786        212,702
           Return on plan assets                               (751,518)      (433,456)
           Net deferral and amortization                        457,940        171,685
                                                               --------       --------

           Net periodic pension expense (credit)             $   (4,103)        27,899
                                                               ========       ========

         Weighted average discount rate                          7.75%         7.50%
                                                                 =====         =====

         Expected long term rate of return                       8.00%         8.00%
                                                                 =====         =====

       The projected benefit obligation assumed a long-term rate of increase in future compensation levels of 5.0% and 5.50% for the years ended December 31, 1997 and 1996, respectively. The unamortized net asset at transition is being amortized over 12 years from inception.



                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       Other Postretirment Benefits

       The following table sets forth the defined benefit postretirement plan's funded status reconciled with the amount shown in the Bank's financial statements at December 31, 1997 and 1996:

                                                          1997        1996
                                                        --------    --------

           Accumulated postretirement benefit
                obligation:
                    Retired employees                 $  268,909     485,017
                    Active employees                     487,128     464,062
                                                        --------    --------

                         Total                           756,037     949,079

           Plan assets at fair value                          --          --
           Unfunded accumulated postretirement
                benefit obligation                       756,037     949,079
           Unrecognized net gain (loss)                  168,092     (46,170)
           Unamortized prior service cost                 41,146          --
           Unamortized transition obligation            (659,662)   (698,466)
                                                        --------    --------

           Accrued postretirement benefit cost,
                included in other liabilities         $  305,613     204,443
                                                         =======    ========

       Net periodic postretirement benefit cost for the years ended December 31, 1997 and 1996 included the following components:

                                                         1997         1996
                                                        -------     -------

           Service cost                               $  19,148      16,405
           Interest cost on accumulated benefit
                obligation                               66,436      62,740
           Net deferral and amortization                 38,804      38,804
                                                        -------     -------

           Net periodic postretirement benefit cost   $ 124,388     117,949
                                                        =======     =======

       For measurement purposes, a 9.50% and 10% annual rate of increase in the per capita cost of average health care benefits for retirees was assumed for 1997 and 1996, respectively. The rate was assumed to decrease gradually to 5.0% by 2031 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1997 by $76,000, and the net periodic postretirement benefit cost by $137,400 for the year then ended. The weighted average discount rate used in determining the accumulated postretirement obligation was 7.0% for 1997 and 1996.







                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       Other Benefit Plans

       In 1997, the Bank instituted a deferred compensation plan for Trustees (the "Trustees' Deferred Compensation Plan"), under which participants may elect to defer all or part of their annual trustee fees to fund the Trustees' Deferred Compensation Plan. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual trustees. At December 31, 1997, deferred trustees fees included in other liabilities aggregated $83,569.

       In 1997, the Bank also implemented a retirement plan for nonemployee trustees (the "Plan"). The monthly basic benefit under the Plan shall be equivalent to the regular board of trustees monthly meeting fee in effect at the end of the month that the trustee terminates service. Each trustee shall become fully vested upon serving the Bank for 15 years as a trustee and upon reaching age 70. Benefit payments to a trustee will begin upon the later of either: the first month subsequent to the date that the trustee ceases to be a trustee; or the first month subsequent to the date that the trustee reaches age 70. Succeeding installments shall be made monthly thereafter until death of the trustee. The Bank recorded an expense of $363,891 for the year ended December 31, 1997. The obligation of $363,891 at December 31, 1997 is included in other liabilities on the statement of financial condition.


(10)   Regulatory Capital Requirement

       The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 1997, the most recent notification from the FDIC and the State of New York Banking Department categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.



                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       The Bank's regulatory capital amounts and ratios are presented in the following table:


                                                                                                           To Be "Well
                                                                                                       Capitalized" Under
                                                    Actual                Minimum Regulatory           Regulatory Capital
                                              Regulatory Capital         Capital Requirements             Requirements
                                           -----------------------      ----------------------      -----------------------
                                            Amount          Ratio        Amount         Ratio        Amount          Ratio
                                           --------        -------      --------       -------      --------        -------
       As of December 31, 1997:
         Total Capital                   $ 11,930,321       21.1%    $ 4,225,960        8.0%      $ 5,282,450        10.0%
           (to risk weighted assets)
         Tier I Capital                    10,055,398       19.0       2,112,980        4.0         3,169,470         6.0
           (to risk weighted assets)
         Tier I Capital                    10,055,398        9.0       4,466,280        4.0         2,641,225         5.0
           (to average assets)

       As of December 31, 1996:
         Total Capital                   $ 12,006,321       20.8%    $ 4,315,472        8.0%      $ 5,394,340        10.0%
           (to risk weighted assets)
         Tier I Capital                    10,037,316       18.6       2,157,736        4.0         3,236,604         6.0
           (to risk weighted assets)
         Tier I Capital                    10,037,316        9.0       4,441,461        4.0         5,551,826         5.0
           (to average assets)

(11)   Commitments and Contingencies

       In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees, and commitments to extend credit, which are not reflected in the accompanying financial statements. The Bank does not anticipate losses as a result of these transactions. Mortgage and other loan commitments outstanding at December 31, 1997 and 1996 amounted to $120,000 and $1,223,000, respectively. Fixed interest rates on mortgage and other loan commitments outstanding can change prior to closing only if interest rates decrease. Variable rate loans float prior to closing. Outstanding commitments on letters of credit at December 31, 1997 and 1996 amounted to $90,500 and $311,300, respectively.

       In February 1995, the Superintendent of Banks for the State of New York seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. On that date, the Bank had demand accounts of approximately $62,700, $5,400 of Nationar capital stock, $19,200 of Nationar preferred stock, $80,000 of a pledged security and $120,000 of Nationar capital debentures. Based on information set forth in certain publicly available documents, at the time, management believed that there was a reasonable likelihood that the Bank will not recover all amounts owed by Nationar. Accordingly, management established a provision of $120,000 and $14,200 during 1995 and 1996, respectively. The Bank has received distributions totaling $54,000 and $154,300 in 1997 and 1996, respectively. Total losses, net of distributions received relating to Nationar were approximately $80,000.

       If the merger does not commence, the Bank will pay $100,000 to Oswego City Savings Bank under an agreement for reimbursement of costs relating to computer support.



                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       In the normal conduct of business, the Bank is currently involved in various litigation matters. In the opinion of management, the ultimate disposition of these matters should not have a material adverse effect on the financial position of the Bank.


(12)   Fair Value of Financial Instruments

       SFAS No. 107, Disclosures About Fair Value of Financial Instruments, as amended by SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments requires disclosures about the fair value of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Bank's statement of financial condition, as well as certain off-balance sheet items. Fair value is defined in SFAS Nos. 107 and 119 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

       The following methods and assumptions were used by the Bank in estimating the fair values of its financial instruments:

       (a)    Cash and Cash Equivalents

              For these short-term instruments that are available on demand or that generally mature in ninety days or less, the carrying value approximates fair value.

       (b)    Securities

              Fair values for securities are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       (c)    Loans

              For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying amounts. The fair values of fixed rate loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.

              Delinquent loans are valued using the discounted cash flow methods described above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair values of loans are reduced by the allowance for loan losses.



                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements



       (d)    Deposits

              The fair values disclosed for demand, savings and money market deposits are, by definition, equal to the amounts payable on demand at the reporting date (e.g., their carrying amounts). The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach. This approach applies interest rates currently being offered on these accounts to a schedule of weighted average expected monthly maturities on time deposits.

              The estimated fair values of the Bank's financial instruments as of December 31, 1997 are as follows (in thousands):

                                                           1997
                                               ---------------------------
                                                 Carrying          Fair
                                                  Amount           Value
                                               ------------      ---------

           Financial assets:
                Cash and cash equivalents      $  6,764,210      6,764,210
                Securities                       21,361,914     21,395,779
                Net loans                        79,051,505     78,960,453
           Financial liabilities:
                Demand, savings and money
                    market deposits              58,201,436     58,201,436
                Time deposits                    39,697,366     39,693,795
                Escrow deposits                   1,608,986      1,608,986

              The fair value of commitments to extend credit are equal to the deferred fees outstanding, as the contractual rates and fees approximates those currently charged to originate similar commitments.

              Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

==========================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Stock Company, the Bank or Friedman, Billings and Ramsey. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Stock Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                     Table of Contents
                                                           Page
                                                          ------
Prospectus Summary...................................
Selected Consolidated Financial Information..........
  and Other Data.....................................
Summary of Recent Developments.......................
Risk Factors.........................................
Oswego County Bancorp. Inc...........................
Oswego County Bank...................................
Oswego County MHC....................................
Use of Proceeds......................................
Dividend Policy......................................
Waiver of Dividends by the MHC.......................
MHC Conversion to Stock Form.........................
Market for the Common Stock..........................
Regulatory  Capital..................................
Capitalization.......................................
Pro Forma Data.......................................
Comparison of Valuation and Pro Forma
  Information with no Foundation.....................
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................
Business of Oswego County Savings Bank...............
Regulation...........................................
Taxation.............................................
Management...........................................
Proposed Management Purchases........................
Reorganization and Offering..........................
Certain Restrictions on Acquisition of the
  Stock Company and the Bank.........................
Description of Capital Stock.........................
Transfer Agent and Registrar.........................
Experts..............................................
Legal and Tax Opinions...............................
Additional Information...............................
Index to Financial Statements........................

Until __________ ___, 199__ (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

----------------------------------------------------------




==========================================================



               Oswego County Bancorp, Inc.


                (Holding Stock Company for
               Oswego County Savings Bank)



                    Up to ______ Shares



                       Common Stock



               ---------------------------


                        PROSPECTUS

               ---------------------------





                    Friedman, Billings,
                     Ramsey & Co. Inc.





                   _______________, 1999




----------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         SEC filing fees........................................   $    2,500
         Department filing fees.................................        7,500
         Nasdaq filing fees.....................................        1,200
         Printing, postage and mailing ..........................      60,000
         Legal fees .............................................     150,000
         Blue Sky filing fees and expenses.......................      10,000
         Investment bankers and expenses.........................     110,000
         Investment bankers counsel..............................      40,000
         Accounting fees.........................................      80,000
         Appraiser's fees........................................      42,500
         Conversion agent fees and expenses.....................       11,000
         Miscellaneous..........................................       10,000
                                                                    ---------
         Total...................................................  $  524,700
                                                                   ==========


Item 14.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation of the Company provides that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

Article 9 of the Registrant's Certificate of Incorporation provides as follows:

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article 9 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, if required under the Delaware General Corporation Law, that an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article 9 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 9 or otherwise, shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article 9 with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.


Item 15.  Recent Sales of Unregistered Securities

         Not applicable.

Item 16  Exhibits and Financial Statements Schedules

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)  List of Exhibits (filed herewith unless otherwise noted)

 1.1     Engagement Letter with Friedman, Billings, Ramsey & Co., Inc.
 1.2     *Form of Agency Agreement with Friedman, Billings, Ramsey & Co., Inc.
 2.1 Amend and Restated Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Plan of Stock Issuance.
 3.1     Certificate of Incorporation of Oswego County Bancorp, Inc.
 3.2     Bylaws of Oswego County Bancorp, Inc.
 3.3     Restated New York Organization Certificate of Oswego County Savings
         Bank
 3.4     Bylaws of Oswego County Savings Bank
 3.5     Organization Certificate of Oswego County MHC
 3.6     Bylaws of Oswego County MHC
 4.1     Form of Stock Certificate of Oswego County Bancorp, Inc.
 4.2     Form of Stock Certificate of Oswego County Savings Bank
 5.0     *Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality
 8.1 *Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters
 8.2     *Opinion re: New York tax matters
 8.3     *Letter of RP Financial, LC. re: Subscription Rights
10.1     *Voluntary Deferred Compensation Plan for Trustees
10.2     *Trustee Emeritus Deferred Compensation Plan
23.1 Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits 5.0 and 8.1, respectively)
23.2     Consent of KPMG Peat Marwick LLP
23.3     Consent of RP Financial, LC.
24.0     Power of Attorney, included in signature pages.
27.0     Financial Data Schedule
99.1     *Appraisal Report of RP Financial, LC.
99.2     *Subscription Order Form and Instructions
99.3     *Additional Solicitation Material
99.4     Proxy Statement and Form of Proxy
99.5     *Appraisal Report Update from RP Financial, LC, dated as of
         December 4, 1998
99.6     *Certificate to Legal Counsel

---------------------------------
* To be filed by amendment.




         (b)      Financial Statement Schedules

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New York on December 30, 1998.

                                       Oswego County Bancorp, Inc.


                                       By: /s/Gregory J. Kreis
                                           ------------------------------------
                                           Gregory J. Kreis
                                           President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Gregory J. Kreis, his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


                  Name                                    Title                                  Date
                  ----                                    -----                                  ----


/s/Gregory J. Kreis                           President and Chief Executive                 December 30, 1998
---------------------------------------       Officer
Gregory J. Kreis


/s/Robert H. Hillick                          Vice President and Chief                      December 30, 1998
---------------------------------------       Financial Officer
Robert H. Hillick


/s/Michael R. Brower                          Director                                      December 30, 1998
---------------------------------------
Michael R. Brower



/s/Bruce P. Frassinelli                       Chairman of the Board                         December 30, 1998
--------------------------------------
Bruce P. Frassinelli


/s/Paul J. Heins                              Director                                      December 30, 1998
--------------------------------------
Paul H. Heins

                  Name                                    Title                                  Date
                  ----                                    -----                                  ----



/s/Paul W. Schneible                          Director                                      December 30, 1998
--------------------------------------
Paul W. Schneible


/s/Bernard Shapiro                            Director                                      December 30, 1998
--------------------------------------
Bernard Shapiro


/s/ Carl K. Walrath                           Director                                      December 30, 1998
--------------------------------------
Carl K. Walrath